UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.                    )
______________________

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Honeywell

Honeywell

# 2022 PROXY STATEMENT

## and Notice of Annual Meeting of Shareowners

**April 25, 2022**
**Virtual Meeting at 10:30 a.m. EDT**
**www.virtualshareholdermeeting.com/HON2022**

LETTER FROM THE LEAD DIRECTOR

March 15, 2022
DEAR SHAREOWNERS,
The past year has proven our strength and resolve as we emerge from the pandemic. While Honeywell continues to face challenges created by the new normal, the Company's principles and core behaviors have provided tenets to help guide a roadmap to the future.
With 2021 in the books, I would like to take the opportunity to talk about how the Honeywell Board of Directors has worked on your behalf. We on the Board have a duty to be attuned to the perspectives of our shareowners while providing long-term guidance to the Company's strategic vision and performance culture.
Honeywell is in the business of changing how the world works, and Darius and his leadership team are becoming pacesetters in sustainability efforts. Yale School of Management's Jeff Sonnenfeld ranked Darius's actions as one of the best CEO performances of 2021 in part due to making sustainability a priority.
The Board's Corporate Governance and Responsibility Committee provides holistic oversight and thought leadership as the company navigates rapidly evolving environmental, social, and governance (ESG) policies. We recently welcomed Rose Lee to the Board. She has extensive ESG experience and will be an invaluable addition to the Board as we further advance Honeywell's sustainability efforts.
The Company and its Board are intensely committed to the highest levels of ESG performance. Honeywell is uniquely positioned to help industries across the globe improve their sustainability. A significant portion of the Company’s research and development spend on new products is in its ESG-related portfolio, much of which underscores its commitment to reducing greenhouse gas emissions throughout the value chain.
I encourage you to read our 2021 Corporate Citizenship Report, at investor.honeywell.com (see “ESG/ESG Information”), to learn more about how Honeywell's ESG-oriented in energy, aviation, technology, and beyond will help shape our future.
The Company is continuing its efforts to invent and commercialize breakthrough technologies in energy, safety, security, productivity, and urbanization. While the Company has and will continue to face challenges in the near term, I have the utmost confidence in where the Company is headed. I speak for the entire Board when I say I am highly encouraged by Honeywell’s progress and eager to see all it will accomplish as a premier global technology company.
Before I close, I’d like to remember Gen. Raymond Odierno, a member of our Board who passed away in 2021. A retired four-star general, Ray brought deep insights to our Board and it was an honor and pleasure to serve with him.
Sincerely,
D. SCOTT DAVIS
Lead Director
D. SCOTT DAVIS Lead Director

Notice and Proxy Statement | 2022	1

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

DATE:	April 25, 2022
VOTE BY TELEPHONE
In the U.S. or Canada, you can vote your shares by calling 800-690-6903. You will need the 16-digit control number on the Notice of Internet Availability or your proxy card.
VOTE BY INTERNET
You can vote your shares online at www.proxyvote.com. You will need the 16-digit control number on the Notice of Internet Availability or your proxy card.
VOTE BY SCANNING
You can vote your shares online by scanning the QR code on your proxy card. You will need the 16-digit control number on the Notice of Internet Availability or your proxy card. Additional software may need to be downloaded.
VOTE BY MAIL
You can vote by mail by marking, dating, and signing your proxy card or voting instruction form, and returning it in the postage-paid envelope.
VOTE DURING THE VIRTUAL MEETING OF SHAREOWNERS
You can vote your shares during the virtual meeting. You will need the 16-digit control number on the Notice of Internet Availability or your proxy card.

TIME:	10:30 a.m. EDT

PLACE:	www.virtualshareholdermeeting.com/HON2022 The meeting will be held in virtual format only. Please see page 106 of the Proxy Statement for additional details.

RECORD DATE:	Close of business on February 25, 2022
MEETING AGENDA
•Election to the Board of Directors of the 10 nominees listed in the Proxy Statement
•An advisory vote to approve executive compensation
•Approval of the appointment of Deloitte & Touche LLP as independent accountants for 2022
•If properly raised, three shareowner proposals described starting on page 97 of the Proxy Statement
•Transact any other business that may properly come before the meeting
Important Notice of Internet Availability of Proxy Materials
The Securities and Exchange Commission’s “Notice and Access” rule enables Honeywell to deliver a Notice of Internet Availability of Proxy Materials to shareowners in lieu of a paper copy of the Proxy Statement, related materials, and its Annual Report to Shareowners. It contains instructions on how to access the Proxy Statement and 2021 Annual Report and how to vote online.
Shares cannot be voted by marking, writing on, and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.
Honeywell encourages shareowners to vote promptly as this will save the expense of additional proxy solicitation. Shareowners of record on the record date are entitled to vote online at the virtual meeting, by telephone, by mail, online at www.proxyvote.com, or by scanning the QR code on your proxy card.
Meeting Admission
You are entitled to attend the virtual Annual Meeting of Shareowners, vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/HON2022 and entering the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials), or on the instructions that accompanied your proxy materials. You will only be entitled to vote and submit questions at the Annual Meeting if you are a shareowner as of the close of business on February 25, 2022, the record date. In the event of a technical malfunction or other situation that at the discretion of the Chairman of the Board of Directors may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of shareowners to be held, the Chairman or Corporate Secretary of Honeywell will convene the meeting at 12 p.m. EDT on the same date and at the location specified above solely for the purpose of holding the adjourned meeting at this later time. Under the foregoing circumstances, we will post information regarding the announcement on Honeywell’s Investor Relations website at investor.honeywell.com.
This Notice of Annual Meeting of Shareowners and related proxy materials are being distributed or made available to shareowners beginning on or about March 15, 2022.
By Order of the Board of Directors,
VICTOR J. MILLER
Vice President, Deputy General Counsel,
Corporate Secretary, and Chief Compliance Officer

2	Notice and Proxy Statement | 2022

Notice and Proxy Statement | 2022	3

Audit Committee Report	96
Proposal 4: Shareowner Proposal—Special Shareholder Meeting Improvement	97
Board Recommendation	98
Proposal 5: Shareowner Proposal—Climate Lobbying Report	99
Board Recommendation	100
Proposal 6: Shareowner Proposal—Environmental and Social Due Diligence	101
Board Recommendation	102
Additional Information	104
Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 50 or in Appendix A.

Other Business	104
Certain Relationships and Related Transactions	104
Stock Ownership Information	105
Virtual Annual Meeting	106
Notice and Access	106
Voting Procedures	107
Participation in the Annual Meeting	109
Shareowner Proposals and Board Nominees	110
Where Shareowners Can Find More Information	111
Appendix A: Reconciliation of Non-GAAP Financial Measures	112
Recent Awards	116

4	Notice and Proxy Statement | 2022

HONEYWELL PERFORMANCE IN 2021
HONEYWELL PORTFOLIO

Performance Materials and Technologies	Aerospace

Process technologies, automation solutions, advanced materials, and industrial software that are enabling a more sustainable world, including low-GWP molecules and biofuels for aviation	Solutions to make air travel safer, more efficient, and more environmentally responsible, including urban air mobility solutions and flight efficiency software

Safety and Productivity Solutions	Honeywell Building Technologies

Solutions that improve productivity, workplace safety, and asset performance, including a wide range of PPE, gas detection technology, and custom-engineered sensors, switches, and controls	Hardware, software, and analytics to help improve quality of life and create safer, more efficient, and more productive facilities

Honeywell Connected Enterprise
Honeywell Forge includes a mix of software products and enabling services across our segments that help companies use operational data to drive insights that improve processes, enhance productivity, support sustainability initiatives, and empower workers.

THE PREMIER SOFTWARE-INDUSTRIAL MULTINATIONAL ORGANIZATION
WELL-DIVERSIFIED PORTFOLIO POSITIONED FOR SUSTAINABLE GROWTH
Represents 2021 sales. Differences between segment sales figures and the sum of sales figures for the businesses within each segment are due to rounding.

Notice and Proxy Statement | 2022	5

HONEYWELL PERFORMANCE IN 2021
2021 PERFORMANCE HIGHLIGHTS
FINANCIAL SUMMARY
In 2021, Honeywell continued its track record of execution during the prolonged global pandemic. We made targeted investments throughout the year to position us for future growth, while at the same time maintaining the streamlined cost base from our 2020 actions and executing our strong productivity playbook. We made swift pricing adjustments to combat outsized inflation in the market, and we took aggressive supply chain and engineering actions to mitigate the impact of global supply shortages. These actions allowed us to grow our business by 4% organically and deliver 60 basis points of margin expansion in a very challenging environment.
STRONG PERFORMANCE ACROSS THE BOARD

Sales	Segment Margin	Adj. Earnings per Share*	Free Cash Flow

*Adjusted EPS and adjusted EPS V% exclude pension mark-to-market, changes in fair value for Garrett equity securities, a non-cash charge associated with a further reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021, an expense related to UOP matters, gain on the sale of the retail footwear business, a 2Q20 favorable resolution of a foreign tax matter related to the spin-off transactions, and the 2020 non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett. Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 50 or in Appendix A.
CUMULATIVE TOTAL SHAREOWNER RETURN*

Cumulative two-year TSR represents the COVID-19 pandemic impacted period	Cumulative five-year TSR is more than double the Compensation Peer Group median return	Cumulative 10-year TSR exceeded the Compensation Peer Group median by a multiple of 1.8x
*Source: S&P Capital IQ, as of December 31, 2021. TSR is calculated by the growth in capital from purchasing a share in the company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.

6	Notice and Proxy Statement | 2022

HONEYWELL PERFORMANCE IN 2021
STRATEGICALLY DEPLOYED CAPITAL
We continued to make investments in the businesses through research and development, capital expenditures, and M&A. Despite continued headwinds from the economic downturn, we strategically deployed capital into high-return growth investments that we believe will continue to benefit shareowners over the long term. We maintained a balanced capital deployment strategy consisting of the following actions:
•Deployed approximately $900 million to high return capital expenditures.
•Deployed more than $1.6 billion* to M&A and Honeywell Ventures, including the acquisitions of Sparta, Fiplex, Performix, and creation of Quantinuum from the combination of Honeywell Quantum Solutions (HQS) and Cambridge Quantum Computing (CQC), adding strategic assets to our portfolio that enhance our technology offerings and innovation.
•Announced an agreement to acquire US Digital Designs, Inc., expanding Honeywell's line of solutions for public safety communications and providing first responders with better situational awareness of building emergencies and improved life safety.
•Raised our dividend for the twelfth time over eleven consecutive years.
•Repurchased $3.4 billion in Honeywell shares, reducing the weighted average share count by 1.5%. This was the fourth consecutive year of deploying more than $6.0 billion of cash back to shareowners in the form of dividends and share repurchases, after spinning off approximately 20% of sales in 2018.
•Issued $2.5 billion of debt at attractive long-term interest rates to further strengthen our balance sheet.

3-Year Capital Deployment* vs. Operating Cash Flow ($B)	1-Year Return on Invested Capital

7.8
7.5
8.5
6.9
6.2
6.0
Operating Cash Flow
Capital Deployment
2019
2020
2021

*$1.6 billion of M&A and $8.5 billion of capital deployment in 2021 include a $270M investment in Quantinuum that is consolidated in our financial statements.
COVID-19 RESPONSE
SUPPORTED OUR EMPLOYEES
•Provided special $500 awards to each of our frontline production and production support employees to recognize their dedication in keeping our manufacturing sites running, enabling all of our other COVID-19 relief efforts.
•Honeywell paid for COVID-19 testing and treatment costs that are not covered by employees’ insurance, made paid sick time available up-front to U.S. non-exempt employees, and in certain other severely impacted regions, granted additional paid days off to employees faced with COVID-19 challenges.
•Expanded access to well-being support programs and services, with regular communication from the Honeywell Medical Team and deployed a $10 million employee relief fund for employees in financial distress.
•Provided financial assistance to the family members of Honeywell employees who passed away from COVID-19.
DELIVERED CRITICAL PRODUCTS
•Leveraged manufacturing capabilities and investments to address unprecedented demand for personal protective equipment (PPE) and produced millions of N95 masks to help support the urgent need for critical safety equipment.
•Expanded our integrated set of Healthy Buildings solutions to help building owners improve the health of their building environments, operate more cleanly and safely, comply with social distancing policies, track vaccination status, and reassure occupants that it is safe to return to the workplace.
•Produced the Honeywell UV Cabin System to provide a safer and healthier air travel experience, significantly reducing certain viruses and bacteria on cabin surfaces.

Notice and Proxy Statement | 2022	7

HONEYWELL PERFORMANCE IN 2021
•Delivered the Honeywell ThermoRebellion temperature monitoring solution, which can be rapidly deployed at the entryway of a factory, airport, distribution center, stadium, or other commercial building to quickly and efficiently identify whether personnel exhibit an elevated temperature using advanced, infrared imaging technology and artificial intelligence algorithms.
MOBILIZED IN OUR COMMUNITIES
•Organized and conducted mass vaccination events at Bank of America Stadium and Charlotte Motor Speedway, two of the largest sporting venues in North Carolina, enabling over 150,000 people to get vaccinated against COVID-19.
•Continued the Small Business Innovation fund in Charlotte, which we launched in 2020, leading to $4.6 million in grants to more than 140 small businesses over the past two years.
•Created care centers in Gurugram, Delhi, Nainital, Pune, Maharashtra, Uttarakhand, and Haryana, India equipped with beds, oxygen, PPE kits, medical supplies, and basic medical infrastructure for treating non-critical COVID-19 patients.
•Built intensive care units in Mumbai and Bengaluru, India as well as critical care centers in Maharashtra and Karnataka, India with the equipment necessary to support critical COVID-19 patients.
HONEYWELL ACCELERATOR — OUR NEW OPERATING SYSTEM
This year, we revitalized our best-in-class operating system to further enhance the way we manage, govern, and operate the business day-to-day. Sustained process improvement is vital for any company to innovate for its customers, and while our operating system has been successful in the past, it needs to continue to evolve to meet the demands of today and tomorrow. As a result, in 2021, our operating system became Honeywell Accelerator with expanded tools and capabilities designed to provide a centralized source of best practices and training materials so that we can continue delivering for our stakeholders. Revitalizing our operating system will take us to the next level of performance and accelerate our transformation into a software-industrial company. This operating system spans across the entire enterprise, including all business units and functions, and is a framework that enables us to deliver superior services and products to our customers. The toolkit unlocks speed to innovation and enables us to execute on the Company’s strategic, operational, and financial objectives.
Examples of areas of acceleration:
•Innovation and product development
•Product delivery
•Customer service and satisfaction
•Achieving financial commitments
•Mergers and acquisitions integration
•Onboarding and career development
•Reaching our environmental, social, and governance goals
TRANSFORMATION INITIATIVES
The Company continued to execute on its strategy to be a premier software-industrial company and maintained an industry-leading return on invested capital by continuing to aggressively deploy capital into high-return opportunities such as asset-light businesses, including software and services with recurring revenue streams.
SUPPLY CHAIN TRANSFORMATION
•Mitigated substantial sales risk in 2021 at a time of unprecedented supply chain constraints by deploying digital tools to manage the impact of shortages, by proactively identifying part substitutions, and by reengineering products with alternative components.
•Continued to advance the Company’s Integrated Supply Chain transformation initiative, which aims to drive over $0.5 billion in long-term, run-rate savings through improved material productivity, streamlined manufacturing footprint, and automation of procurement processes.
•Reduced manufacturing square footage by 34% since 2018.
•Established regional manufacturing hubs to improve cycle time to customers and simplify logistics.
•Invested over $50 million in robotics and automation to create predictable, resilient, and efficient processes, a 2x increase year-over-year.
•Embraced digitization to deploy an end-to-end digital operational console based on Honeywell Forge.
•These actions are helping to accelerate achievement of improved results for key metrics in the Company’s supply chain, including approximately $1 billion of cumulative direct material productivity since 2018.

8	Notice and Proxy Statement | 2022

HONEYWELL PERFORMANCE IN 2021
HONEYWELL CONNECTED ENTERPRISE
•Delivered double-digit recurring connected software sales growth and connected software margin that is accretive to overall Honeywell segment margin.
•Completed the acquisition of Sparta Systems, a leading provider of enterprise quality management software (QMS), including a next-generation software-as-a-service (SaaS) platform, for the life sciences industry.
•Expanded Honeywell Sine, an Occupant Experience mobile application that delivers safe, healthy and exciting spaces, and enhances experience and productivity while in a building. Through capabilities such as frictionless access and the ability to find collaboration spaces, check the quality of air, and file comfort complaints, Honeywell Sine empowers users to manage their experience in a building. The Sine user experience has become a foundational element in our Honeywell Connected Enterprise design principles.
•Unveiled Honeywell Forge Worker Assist, a new mobility application that enables deskless workers in the manufacturing, real estate, aviation, and industrial process industries such as mining, refining, chemicals, and oil and gas to receive remote assistance in the field. This SaaS-based application accelerates the resolution of issues, increases efficiency with tasks such as inspections and quality audits, and aims to empower employees to further develop job competencies.
•Launched Honeywell Forge Real Estate Operations, a cloud-based solution that streamlines and combines operational and business data for building owners and managers to support better decision-making, drive greater efficiencies, and reach sustainability goals. This new solution extends the capabilities of Honeywell Forge enterprise performance management software and was jointly developed with SAP on the SAP Business Technology Platform.
HONEYWELL DIGITAL
•Standardized business models and deployed them on an enterprise-wide basis using the Honeywell Digital playbook to run the Company with data-driven decision making.
•Reduced ERP systems, websites, applications, and call centers, driving significant benefits across the entire value chain, including creating greater transparency of information, simplifying IT architecture, and delivering a better customer experience.
•Deployed 15 strategic transformation platforms, with more in development, that are being implemented across the Company and delivering significant value across the value chain. Commissioned the Enterprise Data Warehouse (EDW), a centralized repository of master, reference, and transactional data from across the company, providing near real-time information and enabling more informed, data-driven decision making across all functions and strategic business groups.
•These actions are fundamentally changing the way we work, resulting in $1 billion of cumulative gross margin, productivity, and working capital benefits since 2018.
YEAR IN REVIEW
In 2021, the Company not only executed through the current macro-economic challenges, but also took action to position itself for the future. Honeywell launched several sustainable solutions, furthered diversity and inclusion initiatives, and deployed capital to exciting growth opportunities. Overall, Honeywell continued to adapt to meet the needs of its customers, employees, shareholders, environment, and society.

Notice and Proxy Statement | 2022	9

HONEYWELL PERFORMANCE IN 2021
COMMITMENT TO SUSTAINABILITY

We Protect Our people, our communities, and the environment	We Achieve Sustainable growth and accelerated productivity	We Develop Technologies that expand the sustainable capacity of our world

CARBON NEUTRALITY BY 2035 AND COMMITMENT TO ALIGN WITH SBTi
•Committed to be carbon neutral in Honeywell's operations and facilities by 2035
•Joined the U.S. Department of Energy's Better Climate Challenge, under which we will reduce our Scope 1 and 2 emissions by 50% from a 2018 baseline by no later than 2030
•Submitted a commitment letter to the Science Based Targets initiative (SBTi) committing to develop a science-based target in line with SBTi protocols that will include Scope 3 emissions
•Committing to address Scope 3 indirect emissions, including through partnerships with industry leaders to identify and implement best practices
•Reduction being driven through Honeywell Accelerator, the Company's end-to-end business system
•Multi-faceted approach, including energy savings projects, conversion to renewable energy sources, capital improvement projects, and utilization of credible carbon offsets

10-10-10 GOALS BY 2024
•Reduce global Scope 1 and Scope 2 greenhouse gas emissions by an additional 10% per dollar of sales from 2018 levels
•Deploy at least 10 renewable energy opportunities
•Achieve certification to ISO 50001 Energy Management Standard at 10 facilities
•On-track to meet 10-10-10 commitments by 2024

SUSTAINABLE OPERATIONS
•Over 90% improvement in Scope 1 and 2 greenhouse gas intensity since 2004
•Approximately 70% improvement in energy efficiency since 2004
•Approximately 3,000 acres remediated and restored as valuable community assets
•160 million gallons of water saved in water-stressed areas since 2013
•Safety record >4x better than the average of the industries in which Honeywell operates
•6,100 sustainability projects since 2010, with annualized savings of $105 million

ESG-ORIENTED SOLUTIONS
•Decades-long history of innovation to help customers meet their ESG-oriented goals
•~60% of 2021 new product research and development investment was directed toward ESG-oriented outcomes*
•>60% of 2021 sales were from offerings that contribute to ESG-oriented outcomes*
•Honeywell Solstice® products have helped customers avoid potentially discharging >260 million metric tons of CO2e
•Completed approximately 6,000 guaranteed efficiency projects around the world which, combined, will decrease customers’ energy and operating costs by an estimated $6 billion
•Sustainable Technologies Solutions business established to develop innovative offerings that pave the way for a lower carbon economy while addressing other critical environmental concerns
•Sustainable Building Technologies business established to advance technologies and services that drive carbon neutrality through carbon reduction, emphasize indoor air quality and occupant health, manage different sources of power, energy storage and usage, and help companies and communities meet their sustainability commitments

*Methodology for identifying ESG-oriented solutions is available at investor.honeywell.com (see “ESG/ESG Information/Identification of ESG-Oriented Offerings”).
For more information about Honeywell's commitment to sustainability and community initiatives please see our 2021 Corporate Citizenship Report at investor.honeywell.com (see “ESG/ESG Information”).

10	Notice and Proxy Statement | 2022

HONEYWELL PERFORMANCE IN 2021
ESG-ORIENTED OPPORTUNITIES
Honeywell is uniquely positioned to shape a safer and more sustainable future both for the Company and its customers. The Company continues to invent and develop technologies that provide customers with adaptable and efficient solutions for their ESG-oriented needs. Here are some of the challenges Honeywell technologies address:

*Available through the Honeywell Partnership Ecosystem. GWP: global warming potential
†    Methodology for identifying ESG-oriented solutions is available at investor.honeywell.com (see “ESG/ESG Information/Identification of ESG-Oriented Offerings”).

Notice and Proxy Statement | 2022	11

PROXY SUMMARY
ANNUAL MEETING OF SHAREOWNERS

TIME AND DATE	April 25, 2022, 10:30 a.m. EDT

PLACE	The meeting will be held in virtual format only. Please visit www.virtualshareholdermeeting.com/HON2022

RECORD DATE	Shareowners as of February 25, 2022 are entitled to vote.

ADMISSION	To attend the virtual Annual Meeting of Shareowners online, vote, and submit questions during the meeting, you will need the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials), or on the instructions that accompanied your proxy materials.
VOTING MATTERS

Proposals		Recommended Vote	Page
No. 1	Election of Directors	FOR (each nominee)	17
No. 2	Advisory Vote to Approve Executive Compensation	FOR	49
No. 3	Approval of Independent Accountants	FOR	95
No. 4	Shareowner Proposal — Special Shareholder Meeting Improvement	AGAINST	97
No. 5	Shareowner Proposal — Climate Lobbying Report	AGAINST	99
No. 6	Shareowner Proposal — Environmental and Social Due Diligence	AGAINST	101

12	Notice and Proxy Statement | 2022

PROXY SUMMARY

Proposal 1	Election of Directors	FOR each nominee
•Elect the 10 director nominees identified below, each for a term of one year
•Nominees were individually and collectively assessed against a Board Skill Set Matrix that identifies the key strategic skills and core competencies deemed necessary to oversee the Company's current strategy
•Director slate reflects highly independent and diverse Board, with the range of perspectives and values needed to enable effective oversight

Director Nominee	Years of Service	Independent	No. of Current Public Company Boards (Including Honeywell)	Committee Memberships (Effective April 25, 2022)
				Audit	CGRC	MDCC
Darius Adamczyk Chairman and CEO Honeywell International Inc.	5	No	2
D. Scott Davis (Lead Director) Retired Chairman and CEO United Parcel Service, Inc.	16	Yes	2	■	ex officio	ex officio
Duncan B. Angove Managing Partner Arcspring LLC	4	Yes	1			■
William S. Ayer Retired Chairman and CEO Alaska Air Group, Inc.	7	Yes	1		■	■
Kevin Burke Retired Chairman, President and CEO Consolidated Edison, Inc.	12	Yes	1	■
Deborah Flint President and CEO Greater Toronto Airports Authority	2	Yes	1		■
Rose Lee President and CEO Cornerstone Buildings Brands	0	Yes	2			■
Grace D. Lieblein Former Vice President-Global Quality General Motors Corporation	9	Yes	3		■	■
George Paz Retired Chairman and CEO Express Scripts	13	Yes	2	■	■	■
Robin L. Washington Former Executive Vice President and CFO Gilead Sciences	9	Yes	4	■

Audit	Audit	■	Chair
CGRC	Corporate Governance and Responsibility Committee	■	Member
MDCC	Management Development and Compensation Committee

Notice and Proxy Statement | 2022	13

PROXY SUMMARY
CORPORATE GOVERNANCE HIGHLIGHTS

9 of 10	4 of 10	5 of 10	4 of 10	1 of 3	7 of 10	7.7
nominees are independent	nominees are women	nominees are ethnically or racially diverse	nominees were born outside the United States	committees are chaired by women	nominees have CEO experience	years average tenure

SHAREOWNER EMPOWERMENT AND ENGAGEMENT	DIVERSE AND INDEPENDENT BOARD OF DIRECTORS	BEST-IN-CLASS BOARD STRUCTURE AND PROCESSES
 15% threshold for shareowners to call a special meeting
 Majority shareowner vote to amend Certificate of Incorporation and By-laws
 Annual election of all directors, with majority shareowner vote requirement in uncontested elections
 No poison pill; we will seek shareowner approval if a shareowner rights plan is adopted
 Robust year-round shareowner engagement, with independent director participation
 Proxy access enabling shareowner(s) holding 3% of our stock for three years to include up to two director nominees (or nominees representing 20% of the Board) in our proxy

 All director nominees are independent, except our CEO
 Leader in Board diversity relative to personal characteristics (4 women, 1 Asian, 2 Hispanic, 2 African American) and experiences (industry, profession, public service, geography)
 Range of tenures enables balance between historical experience and fresh perspectives
 Skills and background aligned to our strategic direction
 No director may serve on more than four public company boards (including the Honeywell Board)
 Requirement to interview diverse candidates prior to selecting new Board members

 Independent Lead Director elected by independent directors, with expanded responsibilities
 ESG oversight by the CGRC
 Regular executive sessions of independent directors
 Lead Director and CGRC Chair empowered to call special Board meetings at any time for any reason
 Annual self-assessment to enable adequate Board refreshment and appropriate evolution of Board skills, experience, and perspectives
 Annual refresh of Corporate Governance Guidelines to ensure alignment with best practices
 Director stock ownership guidelines require equity holdings of at least 5x annual cash retainer

ROBUST OVERSIGHT OF RISKS AND OPPORTUNITIES	COMMITMENT TO CORPORATE RESPONSIBILITY

Robust Enterprise Risk Management (ERM) program to enable Board identification and monitoring of risk
Purposeful inclusion of key risk areas on Board and/or committee agendas
Engagement with business leaders to review short-term plans, long-term strategies, and associated risks
Incentive compensation not overly leveraged and with maximum payout caps and design features intended to balance pay for performance with the appropriate level of risk-taking
Robust stock ownership requirements and prohibitions against hedging and pledging Honeywell securities
Clawbacks in the event of a significant financial restatement
Combined Corporate Secretary and Chief Compliance Officer roles to facilitate Board oversight of compliance risk

Code of Business Conduct applies to all directors, officers, and employees, with 100% certification by officers and employees where permitted by law
Suppliers expected to comply with published Supplier Code of Business Conduct, including conflict minerals, anti-human trafficking, human rights, business integrity, and health, safety, and environmental policies
Strong adherence to foundational principles of Integrity and Ethics, Inclusion and Diversity, and Workplace Respect, while fostering a performance culture based on Honeywell Behaviors
Over 50% of executive officers are diverse by ethnic background, place of birth (non-U.S.), or gender
No use of corporate funds for political contributions; robust oversight of and transparency into political activities

14	Notice and Proxy Statement | 2022

PROXY SUMMARY

Proposal 2	Advisory Vote to Approve Executive Compensation	FOR
•Approve, on an advisory basis, the compensation of the Company's Named Executive Officers
•Honeywell's executive compensation program appropriately aligns executive compensation with Company and individual performance

WHAT WE DO	WHAT WE DON'T DO

Pay for Performance
Robust Performance Goals
Clawback Practices
Double Trigger in the Event of a Change in Control (CIC)
Maximum Payout Caps for Incentive Plans
Robust Stock Ownership Requirements
Options Granted at Fair Market Value
Independent Compensation Consultant

No Excessive Perks
No Guaranteed Annual Salary Increases or Bonuses
No Hedging or Pledging
No Excise Tax Gross-Ups and No Accelerated Bonus Payments Upon a Change-in-Control
No Incentivizing of Short-Term Results to the Detriment of Long-Term Goals and Results
No Excessive Risks
No Options Repricing
No Consultant Conflicts

		Link to Strategy and Performance	Target Compensation Mix
Element	Description		CEO	Other NEOs

Base Salary	•Base salaries are determined based on scope of responsibility, years of experience, and individual performance.	•To attract and compensate high-performing and experienced leaders at a competitive level of cash compensation.

Annual Incentive Compensation Plan (ICP)	•80% based on formulaic determination against pre-established financial metrics. •20% based on assessment of individual performance.	•To motivate and reward executives for achieving annual corporate, business unit, and functional goals in key areas of financial and operational performance.

Performance Stock Units (PSUs) (2021–2023)	•CEO and entire Leadership Team*: 50% of annual LTI •Covers three-year period •Relative total shareowner return (TSR) (25% weight) along with key financial metrics (75% weight)
•Focuses executives on the achievement of specific long-term financial performance goals directly aligned with our operating and strategic plans. TSR portion pays based on three-year return from stock price appreciation and dividends vs. the Compensation Peer Group.

Stock Options	•CEO and entire Leadership Team*: 35% of annual LTI	•Directly aligns the interest of our executives with shareowners. Stock options only have value for executives if operating performance results in stock price appreciation.

Restricted Stock Units (RSUs)	•CEO and entire Leadership Team*: 15% of annual LTI	•Strengthens key executive retention over relevant time periods to ensure consistency and execution of long-term strategies.

*Leadership Team refers to all direct CEO staff officers in 2021, which includes all NEOs.

Notice and Proxy Statement | 2022	15

PROXY SUMMARY
The following table reflects compensation awarded in 2021 to the Company’s Named Executive Officers (NEOs) as identified on page 51. This table does not replace the Summary Compensation Table shown on page 78, as required by the SEC, but is intended to show 2021 compensation awarded to the NEOs from the perspective of the MDCC. See Compensation Discussion and Analysis beginning on page 50 for more details.

NEO	Position	Base Salary	Annual Incentive Plan (ICP)(1)	2021-2023 Performance Stock Units(2)	Stock Options(3)	Restricted Stock Units(4)	Total Annual Direct Compensation
Darius Adamczyk	Chairman and CEO	$1,675,616	$3,910,000	$7,502,309	$5,248,350	$2,229,920	$20,566,195
Gregory P. Lewis	SVP, Chief Financial Officer	$830,493	$1,107,000	$2,359,083	$1,643,520	$689,248	$6,629,344
Anne T. Madden	SVP, General Counsel	$869,458	$1,159,000	$2,359,083	$1,643,520	$689,248	$6,720,309
Que Thanh Dallara	President and CEO, Honeywell Connected Enterprise	$676,466	$804,000	$1,955,276	$1,364,250	$567,616	$5,367,608
Michael R. Madsen	President and CEO, Aerospace	$737,052	$827,000	$1,572,722	$1,094,610	$466,256	$4,697,640
(1)Annual ICP payouts determined 80% based on a calculation against pre-set goals. The remaining 20% was based on individual assessments.
(2)Grant date value of annual performance stock units (PSUs) issued under the Performance Plan for the three-year period of January 1, 2021 - December 31, 2023.
(3)Stock option grants awarded to NEOs vest ratably over four years, have a 10-year term, and are subject to stock ownership and post-exercise holding requirements.
(4)Restricted Stock Units vest over a six-year period and are subject to stock ownership and post-vesting holding requirements.

Proposal 3	Approval of Independent Accountants	FOR
•Approve Deloitte & Touche LLP (Deloitte) as independent accountants for Honeywell to audit its consolidated financial statements for 2022 and to perform audit-related services
•Honeywell's Board of Directors and its Audit Committee believe that the continued retention of Deloitte as the Company's independent registered public accounting firm is in the best interests of the Company and its shareowners

Proposal 4	Shareowner Proposal — Special Shareholder Meeting Improvement	AGAINST
•Shareowner proposal to give owners of a combined 10% of Honeywell outstanding stock the power to call a special shareholder meeting, if properly presented at the meeting
•Honeywell's Board opposes the shareowner proposal for the following reasons:
–Shareowners holding 15% of our outstanding shares already have the right to call a special meeting (either in-person or in a virtual format) at any time
–Our robust shareowner outreach and engagement program provides shareowners with numerous avenues to voice their opinion and encourage Board accountability and responsiveness to shareowner feedback
–In an unsolicited change in control scenario, the ability for a small minority of shareowners to call a special meeting can undermine the Board's ability to obtain the highest value for existing shareowners
–A reduction in shareowner ownership threshold to call a special meeting is unnecessary given related Honeywell corporate governance best practices that are already in place

Proposal 5	Shareowner Proposal — Climate Lobbying Report	AGAINST
•Shareowner proposal requesting that the Board conduct an evaluation and issue a report describing alignment of Honeywell's lobbying activities with the Paris Agreement and how Honeywell plans to mitigate risk presented by any misalignment, if properly presented at the meeting
•Honeywell's Board opposes the shareowner proposal because the Company has issued a report that substantially complies with the above request – the report is available at investor.honeywell.com (see “ESG/ESG Information”)

Proposal 6	Shareowner Proposal — Environmental and Social Due Diligence	AGAINST
•Shareowner proposal requesting that the Board report on Honeywell's due diligence process to identify and address environmental and social risks related to emissions, spills, or discharges from Honeywell's operations and value chain
•Honeywell's Board opposes the shareowner proposal because the Company has issued a report that substantially complies with the above request – the report is available at investor.honeywell.com (see “ESG/ESG Information”)

16	Notice and Proxy Statement | 2022

PROPOSAL 1: ELECTION OF DIRECTORS
Honeywell’s Corporate Governance Guidelines set forth a clear vision statement for the composition of the Board:
“The composition of Honeywell’s Board, as well as the perspective and skills of its individual members, needs to effectively support Honeywell’s growth and commercial strategy. Collectively, the Board must also be capable of overseeing risk management, capital allocation, and leadership succession. Board composition and the members’ perspective and skills should evolve at an appropriate pace to meet the challenges of Honeywell’s changing commercial and strategic goals.”
Consistent with this vision, the Corporate Governance and Responsibility Committee (CGRC) has responsibility for identifying a slate of director nominees who collectively have the complementary experience, qualifications, skills, and attributes to guide the Company and function effectively as a Board.
The CGRC believes that each of the nominees presented in this proxy has key personal attributes that are important to an effective Board: integrity, candor, analytical skills, willingness to engage management and each other in a constructive and collaborative fashion, and ability and commitment to devote significant time and energy to service on the Board and its committees. The CGRC also considered specific experiences, qualifications, and skills, which Honeywell believes are critical in light of its strategic priorities, business objectives, operations, and structure.
Honeywell’s directors are elected at each Annual Meeting of Shareowners and hold office for one-year terms until the next Annual Meeting of Shareowners and until their successors have been duly elected and qualified. Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election (excluding abstentions) will be elected to the Board of Directors. The By-laws also provide that any incumbent nominee who does not receive a majority of votes cast in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the shareowner vote. This resignation will be promptly considered through a process managed by the CGRC, excluding any director nominees who did not receive a majority of votes cast to elect him or her to the Board.
The Board has nominated 10 candidates for election as directors. In anticipation of Mr. Gregg’s retirement from the Board, the CGRC has recommended to the Board, and the Board has approved, the nomination of Ms. Lee for election to the Board at the Annual Meeting of Shareowners to fill the vacancy. Ms. Lee was recommended as a director candidate by our Chief Executive Officer and was evaluated by the CGRC and Board in accordance with the procedures described in the “Evaluation and Nomination of Director Candidates” section of this Proxy Statement. If any nominee should become unavailable to serve prior to the Annual Meeting, the shares represented by a properly signed and returned proxy card or voted by telephone, via the Internet or by scanning the QR code will be voted for the election of such other person as may be designated by the Board. The Board may also determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the By-laws.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

Notice and Proxy Statement | 2022	17

PROPOSAL 1: ELECTION OF DIRECTORS
DIRECTOR SKILLS AND QUALIFICATIONS

STRATEGIC SKILLS	STRATEGIC SKILLS

Global
Experience
Growing sales outside of the United States, particularly in what the Company considers “high growth regions” or “HGRs” is a central part of its long-term strategy for growth. Hence, exposure to markets and economies outside of the United States is an important qualification for Honeywell directors. This exposure can take many forms, including government affairs, regulatory, managerial, or commercial.

Regulated Industries/
Government
Experience
Honeywell is subject to a broad array of government regulations, and demand for its products and services can be impacted by changes in law or regulation in areas such as aviation safety, security, and energy efficiency. It is important to have directors with experiences in government and regulated industries that provide them with insight and perspective in working constructively and proactively with governments and agencies globally.

Innovation and
Technology
With Honeywell’s transformation to a software-industrial company in the digital age, expertise in combining software programming capabilities with leading-edge physical products and domain knowledge is critical to opening and securing new growth paths for all of Honeywell’s businesses.

Marketing
Developing new markets for products and services is critical for driving growth. The Company’s directors who have that expertise provide a much-desired perspective on how to better market and brand Honeywell’s products and services.

Industries, End-
Markets, and
Growth Areas
Experience in industries, end markets, and growth areas that Honeywell serves enables a better understanding of the issues facing these businesses. These areas include our Commercial Aerospace, Industrial Productivity, Non-Residential, Oil and Gas / Petrochemical, Defense and Space, and Specialty Chemicals end markets as well as growth areas such as life sciences and sustainable technology solutions.

ESG
Experience in environmental, social, and governance (ESG) matters enables management of ESG risks and opportunities as strategic business imperatives. With ESG at the forefront of Honeywell’s long-term strategy, it is important to have directors with expertise in products and solutions that support more sustainable outcomes, climate change drivers and impacts, corporate social responsibility, human capital management, inclusion and diversity, and corporate ethics.

CORE COMPETENCIES

Senior Leadership
Experience
Experience serving as CEO or a senior executive as well as hands-on leadership experience in core management areas – such as strategic and operational planning, financial reporting, compliance, risk management, and leadership development – provide a practical understanding of complex organizations like Honeywell.

Public Company
Board Experience
Service on the boards and board committees of other public companies provides an understanding of corporate governance practices and trends and insights into board management, relations between the board, the CEO and senior management, agenda setting, and succession planning.

Risk Management
In light of the Board’s role in risk oversight and the Company’s robust Enterprise Risk Management program, Honeywell seeks directors who can help identify, manage, and mitigate key risks, including cybersecurity, regulatory compliance, competition, brand integrity, human capital, and intellectual property.

Financial Expertise
The Company believes an understanding of finance and financial reporting processes is important for its directors to enable them to monitor and assess the Company’s operating and strategic performance and to ensure accurate financial reporting and robust controls. Honeywell seeks directors with background and experience in capital markets, corporate finance, accounting, and financial reporting.

18	Notice and Proxy Statement | 2022

PROPOSAL 1: ELECTION OF DIRECTORS
BOARD SKILL SET MATRIX
The Honeywell Board adopted a skills and experience matrix to facilitate the comparison of its directors’ skills versus those deemed necessary to oversee the Company’s current strategy. The skills included in the matrix are evaluated against the Company’s articulated strategy each year so that the matrix can serve as an up-to-date tool for identifying director nominees who collectively have the complementary experience, qualifications, skills, and attributes to guide the Company. Honeywell’s 2022 Board Skill Set Matrix reflecting the characteristics of its director nominees is below.

Global Experience

Regulated Industries/ Government Experience

Innovation and Technology

Marketing

Industries, End-Markets & Growth Areas

ESG

Senior Leadership Experience (most senior position held)	Chair and CEO	Chair and CEO	Presi-dent	Chair and CEO	Chair and CEO	CEO	CEO	VP	Chair and CEO	CFO

No. of Public Company Boards (Current* I Past)	2 I 1	2 I 2	1 I 0	1 I 2	1 I 1	1 I 0	2 I 1	3 I 0	2 I 1	4 I 2

Risk Management

Financial Expertise

Gender	Male	Male	Male	Male	Male	Female	Female	Female	Male	Female

Race/Ethnicity	White	White	White	White	White	Black	Asian	Hispanic	Hispanic	Black

Technical Expertise (direct hands-on experience or subject-matter expert during his/her career)
Managerial Expertise (expertise derived through direct managerial experience)

Working Knowledge (experience derived through investment banking, private equity investing, serving as a member of a relevant board committee at Honeywell or at another public company, or serving as an executive officer or on the board of a public company in the relevant industry)

*Current Public Company Boards includes Honeywell Board

Notice and Proxy Statement | 2022	19

PROPOSAL 1: ELECTION OF DIRECTORS
COMMITMENT TO BOARD INTEGRITY,
DIVERSITY, AND INDEPENDENCE
In addition to ensuring that director nominees possess the requisite skills and qualifications, the CGRC places an emphasis on ensuring that nominees demonstrate the right leadership traits, personality, work ethic, independence, and diversity of background to align with the Company’s performance culture and long-term strategic vision. Specifically, these criteria include:
•Exemplification of the highest standards of personal and professional integrity.
•Potential contribution to the diversity and culture of the Board, including by virtue of age, educational background, global perspective, gender, ethnicity, and nationality.
•Independence from management under applicable securities law, listing regulations, and Honeywell’s Corporate Governance Guidelines.
•Willingness to constructively challenge management through active participation in Board and committee meetings.
•Ability to devote sufficient time to performing their Board and committee duties.
The CGRC is committed to enhancing both the diversity of the Board itself and the perspectives and values that are represented in Board and committee meetings. In 2021, the CGRC formally adopted a requirement to interview diverse candidates prior to selecting new Board members.
In addition to diversity of personal characteristics and experiences, the CGRC believes that diversity of service tenures on the Honeywell Board also facilitates effective Board oversight. Directors with many years of service to Honeywell provide the Board with a deep knowledge of the Company, while newer directors lend fresh perspectives.

Diversity of Nominees	Tenure

More than 10 years
(3 directors)
6 to 10 years
(3 directors)
3 to 5 years
(2 directors)
Less than 3 years
(2 directors)

Board Diversity Matrix (effective April 25, 2022)
Total Number of Directors    10

	Female	Male	Non-Binary	Did Not Disclose Gender
PART I: GENDER IDENTITY
Directors	4	6	—	—
PART II: DEMOGRAPHIC BACKGROUND
African American or Black	2	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	1	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

20	Notice and Proxy Statement | 2022

PROPOSAL 1: ELECTION OF DIRECTORS
NOMINEES FOR ELECTION

Background
•Chairman and Chief Executive Officer of Honeywell International Inc. since April 2018.
•Was President and Chief Executive Officer from March 2017 to April 2018 and Chief Operating Officer from April 2016 to March 2017.
•Served as President and CEO of Honeywell Performance Materials and Technologies (PMT) from April 2014 to April 2016.
•Served as President of Honeywell Process Solutions from 2012 to 2014 and as President of Honeywell Scanning and Mobility from 2008 to 2012.
•Joined Honeywell in 2008 when Honeywell acquired Metrologic, Inc., where he was the Chief Executive Officer.
•Previously held several general management assignments at Ingersoll Rand, served as a senior associate at Booz Allen Hamilton, and started his career as an electrical engineer at General Electric.

DARIUS ADAMCZYK Chairman and Chief Executive Officer, Honeywell International Inc. Years of Service: 5 Age: 56
	Other Current Public Company Boards: •Johnson & Johnson	Past Public Company Boards: •Garrett Motion Inc.

Specific Qualifications, Attributes, Skills, and Experience
•Senior leadership roles in global organizations, both large and small.
•Deep understanding of software, both technically and commercially, and a proven track record in growing software-related businesses at Honeywell.
•Demonstrated ability to deliver financial results as a leader in a variety of different industries, with disparate business models, technologies, and customers.
•Strategic leadership skills necessary to grow Honeywell sales organically and inorganically while meeting the challenges of a constantly changing environment across Honeywell’s diverse business portfolio.

Background
•Managing Partner of Arcspring LLC, a next-generation private equity firm that combines capital, technology, operational expertise, and design-thinking to unlock exponential growth, since 2019.
•Was President of Infor, Inc., a privately held provider of enterprise software and a strategic technology partner for more than 90,000 organizations worldwide, from 2010 to 2018. Infor’s software is purpose-built for specific industries, from manufacturing to healthcare, providing complete suites that are designed to support end-to-end business processes and digital transformation.
•Served as the Senior Vice President and General Manager of the Retail Global Business Unit of Oracle Corporation, a global technology provider of enterprise software, hardware, and services, from 2005 to 2010.
•Joined Oracle through its acquisition of Retek Inc., then a publicly-traded provider of software solutions and services to the retail industry, where he served in various roles of increasing responsibility from 1997 until 2005.

DUNCAN B. ANGOVE Managing Partner, Arcspring LLC Years of Service: 4 Age: 55 Committees: •Management Development and Compensation
	Other Current Public Company Boards: •None	Past Public Company Boards: •None

Specific Qualifications, Attributes, Skills, and Experience
•Senior technology industry leader with global operating experience, including in software and digital transformation, and skilled at driving value creation.
•Deep understanding of the trends across enterprise cloud, infrastructure software, digital, and the Internet of Things, and the corresponding risks, including cybersecurity and data privacy compliance.
•Extensive experience in corporate strategy, mergers and acquisitions, sales, marketing, and business and product development.

Notice and Proxy Statement | 2022	21

PROPOSAL 1: ELECTION OF DIRECTORS

Background
•Retired Chairman and Chief Executive Officer of Alaska Air Group, Inc. (Alaska Air Group), the parent company of Alaska Airlines and its sister carrier, Horizon Air.
•Served as Chief Executive Officer of Alaska Air Group and its subsidiaries through 2012, and as Chairman through 2013.
•A veteran of more than three decades in aviation, he began his career with Horizon Air in 1982, where he held a variety of marketing and operations positions.
•Joined Alaska Airlines in 1995 as Vice President of Marketing and Planning, and subsequently held the posts of Senior Vice President, Chief Operating Officer, and President. Became Alaska Air Group’s Chief Executive Officer in 2002, and, in May 2003, he was appointed Chairman.
•Previously served on the Board of Directors of the Seattle Branch of the Federal Reserve Bank of San Francisco.

WILLIAM S. AYER
Retired Chairman and Chief Executive Officer, Alaska Air Group, Inc.
Years of
Service: 7
Age: 67
Committees:
•Corporate Governance and Responsibility (Chair, effective
April 25, 2022)
•Management Development and Compensation

Other Current Public Company Boards: •None	Past Public Company Boards: •Alaska Air Group, Inc. •Puget Sound Energy, Inc. and Puget Energy, Inc.

Specific Qualifications, Attributes, Skills, and Experience
•Deep aerospace industry knowledge as well as sales, marketing, and operations experience through his three decades of leadership roles at Alaska Air Group, a company recognized for its best-in-class operating metrics among U.S. air carriers.
•Proven leadership skills in developing a business enterprise that can deliver long-term, sustained excellence based on a management style that includes a relentless focus on the customer, continuous improvement, and building a culture of safety, innovation, sustainability, and diversity.
•Understanding of the U.S. public utility industry through his service as a director on the board of directors of Puget Energy.

Background
•Retired Chairman, President, and Chief Executive Officer of Consolidated Edison, Inc. (Con Edison), a utility provider of electric, gas, and steam services.
•Served as President and Chief Executive Officer from 2005 through 2013, and served as Chairman from 2006 through April 2014.
•Joined Con Edison in 1973 and held positions of increasing responsibility in system planning, engineering, law, nuclear power, construction, and corporate planning, including Senior Vice President with responsibility for customer service and for Con Edison’s electric transmission and distribution systems, President of Orange and Rockland Utilities, Inc., a subsidiary of Con Edison, and Chief Executive Officer of Consolidated Edison Company of New York, Inc.
•Member of the Board of Trustees of Consolidated Edison Company of New York, Inc. until May 2015.

KEVIN BURKE Retired Chairman, President, and Chief Executive Officer, Consolidated Edison, Inc. Years of Service: 12 Age: 71 Committees: •Audit
	Other Current Public Company Boards: •None	Past Public Company Boards: •Consolidated Edison, Inc.

Specific Qualifications, Attributes, Skills, and Experience
•Extensive management expertise gained through various executive positions, including senior leadership roles, at Con Edison.
•Wealth of experience in energy production and distribution, energy efficiency, alternative energy sources, engineering and construction, government regulation, and development of new offerings.
•Significant expertise in developing clean and renewable energy infrastructure technology used in clean energy, solar generation, and other energy efficient products and services.
•Oversaw the implementation of financial and management information systems, utility operational systems, and process simulators.
•Deep knowledge of corporate governance and regulatory issues facing the energy, utility, and service industries.

22	Notice and Proxy Statement | 2022

PROPOSAL 1: ELECTION OF DIRECTORS

Background
•Joined United Parcel Service, Inc. (UPS), a leading global provider of package delivery, specialized transportation, and logistics services in 1986.
•Served as the non-Executive Chairman of UPS from September 2014 until May 2016 and as Chairman and Chief Executive Officer from January 1, 2008 to September 2014.
•Served as Vice Chairman starting December 2006 and as Senior Vice President, Chief Financial Officer and Treasurer starting January 2001 prior to serving as Chairman and Chief Executive Officer.
•Previously held various leadership positions with UPS, primarily in the finance and accounting areas.
•Served a critical role in helping UPS to reinvent itself into a technology company.
•Chief Executive Officer of II Morrow Inc., a technology company and developer of general aviation and marine navigation instruments, prior to joining UPS.
•A Certified Public Accountant.
•Previously served on the Board of Directors of the Federal Reserve Bank of Atlanta 2003-2009, serving as Chairman in 2009.

D. SCOTT DAVIS
Retired Chairman and Chief Executive Officer, United Parcel Service, Inc.
Years of
Service: 16
Age: 70
Lead Director
Committees:
•Audit
•Corporate Governance and Responsibility (ex officio)
•Management Development and Compensation (ex officio)

Other Current Public Company Boards: •Johnson & Johnson	Past Public Company Boards: •United Parcel Service, Inc. •EndoChoice Holdings, Inc.

•Significant expertise in management, strategy, finance, and operations gained over 25 years at UPS, including through senior leadership roles.
•Financial management expertise, including financial reporting, accounting, and controls.
•Strong banking experience and a deep understanding of public policy and global economic indicators.
•Extensive experience in the global transportation and logistics services industry.
•In-depth understanding of technology and software solutions that support automated and web-based shipping, tracking, and specialized transportation logistics.

Background
•President and Chief Executive Officer of the Greater Toronto Airports Authority since April 2020.
•Served as Chief Executive Officer of Los Angeles World Airports (LAWA) from June 2015 to March 2020, and had previously held roles of increasing responsibility at the Port of Oakland for 23 years.
•Currently serves as a director on the Airport Council International World Board and is the Board Chair of the World Standing Safety and Technical Committee.
•Previously served on President Obama’s Advisory Committee on Aviation Consumer Protection and as the Chair of the Oversight Committee of the Transportation Research Board’s Airport Cooperative Research Program.
•Co-chaired the Blue Ribbon Task Force on UAS Mitigation at Airports and served as a federal appointee to the U.S. Department of Transportation’s Drone Advisory Committee.
•Previously served on the Board of Directors of the Los Angeles Branch of the Federal Reserve Bank of San Francisco.

DEBORAH FLINT President and Chief Executive Officer, Greater Toronto Airports Authority Years of Service: 2 Age: 54 Committees: •Corporate Governance and Responsibility
	Other Current Public Company Boards: •None	Past Public Company Boards: •None

Specific Qualifications, Attributes, Skills, and Experience
•Broad understanding of transportation networks and cybersecurity risk management.
•Deep experience in critical infrastructure, connected buildings, and advanced security solutions.
•Oversaw the fourth busiest passenger airport in the world, the largest airport police force in the United States, and the largest public works agreements in the history of Los Angeles.
•Significant insight and experience in public and private partnerships.

Notice and Proxy Statement | 2022	23

PROPOSAL 1: ELECTION OF DIRECTORS

Background
•President, Chief Executive Officer and board member of Cornerstone Building Brands, a leading manufacturer of exterior building products in North America, since September 2021.
•Served as President of the DuPont Water & Protection business, focusing on improving sustainability through the company’s water, shelter, and safety solutions, through August 2021.
•Joined DuPont in 2015 as Global Business Director, DuPont™Kevlar® and Aramid Intermediates, assumed the role of President, DuPont Protection Solutions in 2016, and was named President, Safety & Construction in 2017.
•Previously spent 15 years with Saint-Gobain in a number of general management, strategic planning, and information technology roles, serving construction, transportation, energy, and defense sectors.
•Held various engineering and management positions at Pratt & Whitney, a Raytheon Technologies company, and was a senior consultant at Booz Allen Hamilton in New York City.
•Previously served as a member of the Economic Advisory Council for the Federal Reserve Bank of Philadelphia and is a member of the Forum of Executive Women.

ROSE LEE President and Chief Executive Officer Cornerstone Building Brands Years of Service: 0 Age: 56 Committees: •Management Development and Compensation (effective April 25, 2022)
	Other Current Public Company Boards: •Cornerstone Building Brands	Past Public Company Boards: •Crown Holdings Inc.

Specific Qualifications, Attributes, Skills, and Experience
•Extensive ESG experience, including a focus on improving sustainability through water, shelter and safety solutions and spearheading initiatives that have advanced minorities, women, and veterans.
•Deep understanding of construction, transportation, energy, and defense sectors.
•Significant knowledge of aerospace and mechanical engineering, and experience working on projects ranging from implementing lean manufacturing to designing a 3-D turbine for aircraft jet engines.
•Unique blend of leadership skills and deep knowledge of operations and technology, cybersecurity risk management, and strategic planning.

Background
•Served as Vice President, Global Quality of General Motors (GM), a company that designs, manufactures and markets cars, crossovers, trucks, and automobile parts worldwide, from November 2014 to March 2016.
•Served in multiple leadership roles at GM, including Vice President, Global Purchasing and Supply Chain from December 2012 to November 2014, GM Brazil President and Managing Director from June 2011 until December 2012, GM Mexico President and Managing Director from January 2009 until June 2011, and Vehicle Chief Engineer from October 2004 to January 2009.
•Joined GM in 1978 as a co-op student at the General Motors Assembly Division in Los Angeles and held a variety of leadership positions at GM in engineering, product development, and manufacturing.

GRACE D. LIEBLEIN
Former Vice President-Global Quality, General Motors Corporation
Years of
Service: 9
Age: 61
Committees:
•Management Development and Compensation (Chair)
•Corporate Governance and Responsibility

Other Current Public Company Boards: •Southwest Airlines Co. •American Tower Corporation	Past Public Company Boards: •None

Specific Qualifications, Attributes, Skills, and Experience
•Wide-ranging management and operating experience gained through various executive positions during an extensive career at GM.
•Significant expertise in supply chain management, global manufacturing, engineering, technology, and product design and development.
•International business, operations, and finance experience gained through senior leadership positions in Brazil and Mexico.

24	Notice and Proxy Statement | 2022

PROPOSAL 1: ELECTION OF DIRECTORS

Background
•Served as Chairman of the Board of Express Scripts Holding Company (Express Scripts), a pharmacy benefit management company, from May 2006 until its acquisition by Cigna in December 2018, as Chief Executive Officer from April 2005 to May 2016, and as President from October 2003 to February 2014.
•First became a director of Express Scripts in January 2004.
•Joined Express Scripts as Senior Vice President and Chief Financial Officer in January 1998 and continued to serve as its Chief Financial Officer following his election as President until April 2004.
•A Certified Public Accountant.
•Previously served on the Board of Directors of the Federal Reserve Bank of St. Louis, Missouri.

GEORGE PAZ
Retired Chairman and Chief Executive Officer, Express Scripts Holding Company
Years of
Service: 13
Age: 66
Committees:
•Audit (Chair)
•Corporate Governance and Responsibility
•Management Development and Compensation (effective April 25, 2022)

Other Current Public Company Boards: •Prudential Financial, Inc.	Past Public Company Boards: •Express Scripts Holding Company

Specific Qualifications, Attributes, Skills, and Experience
•Significant management and finance experience gained through senior leadership positions at Express Scripts.
•Financial expertise, including in tax, financial reporting, accounting, and controls.
•Information technology, data privacy, and cyber expertise in the healthcare and pharmaceutical industries and a strong track record of developing automated solutions in the healthcare marketplace.
•Developed technologies for adjudication, compliance, prior authorization, and safety standards in healthcare.
•Extensive experience in corporate finance, insurance and risk management, mergers and acquisitions, capital markets, government regulation, and employee health benefits.

Background
•Served as Executive Vice President and Chief Financial Officer of Gilead Sciences, Inc. (Gilead), a research-based biopharmaceutical company, from May 2008 through October 2019. In that role, she oversaw Gilead’s Global Finance, Investor Relations, and Information Technology organizations.
•Served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007, from 2006 through 2007.
•Previously spent nearly 10 years at PeopleSoft, a provider of enterprise application software, where she served in a number of executive positions, including Senior Vice President and Corporate Controller.
•A Certified Public Accountant.

ROBIN L. WASHINGTON Former Executive Vice President and Chief Financial Officer, Gilead Sciences, Inc. Years of Service: 9 Age: 59 Committees: •Audit
	Other Current Public Company Boards: •Alphabet Inc. •Salesforce.com Inc. •Vertiv Group Corp.	Past Public Company Boards: •Tektronix, Inc. •MIPS Technologies, Inc.

Specific Qualifications, Attributes, Skills, and Experience
•Extensive management, operational, cyber, and accounting experience in the healthcare and information technology industries.
•Financial expertise, including in tax, financial reporting, accounting and controls, corporate finance, mergers and acquisitions, and capital markets.
•Broad experience on corporate governance issues gained through public company directorships.

Notice and Proxy Statement | 2022	25

CORPORATE GOVERNANCE
Honeywell is committed to strong corporate governance policies, practices, and procedures designed to ensure that its Board of Directors effectively exercises its oversight role. The Honeywell Board oversees management performance on behalf of shareowners to ensure that the long-term interests of shareowners are being served, to monitor adherence to Honeywell standards and policies, and to promote the exercise of responsible corporate citizenship. The Honeywell Board values and considers the feedback received from our shareowners. Taking into account their perspectives, Honeywell has implemented a number of actions over time to increase shareowner rights, enhance the Board’s structure, and augment our commitment to sustainability and corporate responsibility.
The following timeline summarizes the evolution of the Board’s corporate governance practices.

History of proactively responding to shareowner feedback to ensure best-in-class governance, compensation, and disclosure practices

Year	Enhancement

2016	•Published Supplier Code of Business Conduct •Initiated significant changes to our executive compensation program in response to shareowner feedback

2017	•Amended Corporate Governance Guidelines to improve board refreshment •Instituted formal Board skills and experience matrix

2018	•Nominated a new director for election to the Board by our shareowners under an enhanced recruitment process •Reduced ownership threshold to call a special meeting of shareowners from 20% to 15%

2019
•Adopted executive approval requirements to increase oversight of trade association memberships and policy to instruct trade associations not to use our dues for political contributions
•Reduced the total number of public company boards on which any director may sit from five to four
•Formalized equivalency of independent Lead Director and independent Chairman roles and responsibilities
•Amended committee charters to formalize areas of risk oversight responsibility

Year	Enhancement

2020
•Enhancements to political contributions disclosure, including disclosure of >$50K trade association memberships
•ESG reporting in-line with SASB and TCFD
•Proactive refreshment of Board composition and leadership
•Established a bi-partisan Political Contributions Advisory Board to ensure alignment of HIPAC political contributions with company values

2021
•Adopted requirement to interview diverse candidates prior to selecting new directors
•Assigned responsibility for oversight of overall ESG performance, strategy, and risks to the Corporate Governance and Responsibility Committee
•ESG considerations integrated into enterprise risk management framework
•Appointed Chief Sustainability Officer, Chief Inclusion and Diversity Officer, and General Counsel for ESG

2022
•ESG added to Board Skill Set Matrix as a new strategic skill
•Political Contributions Advisory Board mandate expanded to include review of trade association memberships and alignment with sustainability objectives
•Commitment to publicly disclose the Company's EEO-1 Report annually

Comprehensive Governance and Disclosure Practices

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SHAREOWNER OUTREACH AND ENGAGEMENT
Understanding the issues that are important to shareowners is critical to ensuring that the Company addresses their interests in a meaningful and effective manner. It is also foundational to good corporate governance. Honeywell engages with shareowners on a regular basis throughout the year to discuss a range of topics, including performance, strategy, risk management, executive compensation, corporate governance, and sustainability. The Company recognizes the value of taking shareowners’ views into account. Dialogue and engagement with shareowners help set goals and expectations for performance and help identify emerging issues that may affect corporate governance, compensation practices, and other aspects of strategy and operations.

SHAREOWNER ENGAGEMENT IN 2021 Shareowner engagement during 2021 was robust. The Company’s shareowner and investor outreach and engagement take many forms:

The Company participates in numerous investor conferences and analyst meetings, holds its own investor events, some of which focus on individual businesses held at Honeywell facilities, and meets one-on-one with shareowners in a variety of contexts and forums.

As part of Honeywell’s governance-focused shareowner engagement program, members of the Board, including the Lead Director, CGRC Chair, or the MDCC Chair, participate in many of these meetings to discuss a range of environmental, social, and governance (ESG) matters, including executive compensation, corporate governance, and sustainability.

In addition, the Company’s Chairman and Chief Executive Officer, Chief Financial Officer, and other executive officers hosted
>100
one-on-one or small group shareowner meetings to discuss business performance, strategy, end-markets, and overall competitive landscape while seeking shareowner feedback.

60
shareowners received invitations to participate in one-on-one dialogue focused on ESG matters, representing 56% of outstanding shares

27
one-on-one meetings with shareowners to discuss ESG matters, representing 29% of outstanding shares

7
one-on-one shareowner meetings hosted by our Lead Director or MDCC Chair to discuss ESG matters, representing 20% of outstanding shares

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2021 SHAREOWNER ENGAGEMENT FOCUS AREAS
In 2021, conversations with shareowners focused on the following key areas:
•Honeywell’s well-positioned and diversified portfolio and the long-term value drivers for the businesses.
•Ability to execute on priorities during the downturn and position Honeywell for growth during global recovery from the COVID-19 pandemic.
•Honeywell’s performance culture, including its commitment to the fundamental principles of Integrity and Ethics, Inclusion and Diversity, and Workplace Respect, and the importance of the Honeywell Behaviors.
•Honeywell’s governance practices, including its executive compensation program and Board composition, diversity, and refreshment.
•Honeywell’s compensation actions related to the pandemic, including salary reductions, cancellation of merit increases in 2020, and an adjustment to the 2020-2022 Performance Plan, as fully disclosed in the 2021 proxy statement.
•Honeywell’s commitment to proactively addressing environmental and social risks and opportunities through a robust sustainability governance framework.
•Honeywell’s continued investment in developing solutions that improve environmental and social outcomes for customers and communities.
•Corporate citizenship through Honeywell Hometown Solutions and our STEM education, inclusion and diversity, and humanitarian relief initiatives.
•Political engagement and our disclosure of political lobbying expenditures and trade association memberships.

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SHAREOWNER FEEDBACK
Honeywell’s shareowners welcomed the Company’s level of outreach and expressed appreciation for engagement and responsiveness to shareowner concerns. Below is a summary of the feedback received:
•Carbon Neutrality. Honeywell’s legacy of greenhouse gas emissions reduction provides significant credibility; interest in capital allocation, interim goals, use of carbon offsets, and plans for achieving carbon neutrality by 2035.
•ESG. Continued interest in ESG initiatives and the Board's role in ESG strategy and oversight.
•Inclusion & Diversity. Praise for Honeywell programs and processes (especially our diversity of slate requirement).
•COVID-19 Impact. High marks received for our continued innovation during the COVID-19 pandemic and for our continued support of employees and communities. Shareowners viewed the pandemic-related compensation actions as appropriate under the circumstances, with recognition that that adverse pandemic-related impacts on incentive plans was not unique to Honeywell and that thoughtful recalibrations were appropriate in industries hardest hit by the pandemic.

BOARD LEADERSHIP STRUCTURE
CHAIRMAN OF THE BOARD
Honeywell’s CEO, Darius Adamczyk, has served as the Chairman of our Board since the 2018 Annual Meeting of Shareowners. The decision to appoint Mr. Adamczyk as Chairman followed careful consideration by the Board and extensive engagement with shareowners. Understanding the importance of this leadership decision to the Company and its shareowners, the Board thoroughly explored the benefits and challenges of this appointment through an open-minded and unbiased decision-making process.

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In reaching its decision to recombine the roles of Chairman and CEO under Mr. Adamczyk, the Board considered a wide range of factors as follows:
•The benefits of a unified leadership structure during a period when Honeywell was in the process of a major portfolio realignment and a strategic shift designed to focus resources and management’s attention on high-growth businesses in six attractive industrial end markets where the Company can deploy its core technological strengths related to software, data analytics, and the Industrial Internet of Things.
•An evaluation of the strength of Mr. Adamczyk’s character, the quality of his leadership, and the likelihood that Mr. Adamczyk’s service as both Chairman and CEO would enhance Company performance; the Board continues to believe that an independent Chairman would not enhance Company performance or improve governance effectiveness under Mr. Adamczyk’s leadership.
•Honeywell’s longstanding track record of outperformance under a unified leadership structure in which the roles of Chairman and CEO were combined.
•The highly independent nature of the Board where there is only one non-independent director.
•Steps taken by Honeywell’s Board to strengthen the role of the independent Lead Director.

The Board carefully weighed the views of its shareowners as part of the deliberations leading up to its decision to combine the roles and has continued to engage with shareowners on this topic during shareowner engagement meetings thereafter. The Company has continued to hear a range of views during those meetings, with most shareowners expressing confidence that the Honeywell Board understands the importance of good corporate governance and has the ability to make the right decisions regarding its ongoing leadership structure, specifically the determination of whether and when to separate and combine the roles of Chairman and CEO.
INDEPENDENT LEAD DIRECTOR
Honeywell’s independent Lead Director plays an important role in our governance structure, serving as the de facto leader of the independent directors, the single focal point charged with ensuring that the Board as a whole is providing appropriate independent oversight of management, and an ex officio member of each Board committee on which he or she does not otherwise serve. Over the past several years, the Board has continued to take action to strengthen the role of Lead Director, including amendments to the Corporate Governance Guidelines to formalize the role of the Lead Director in the recruitment and selection of new Board members and in the annual self-evaluation process.

The roles and responsibilities of the Lead Director are described in the Company’s Corporate Governance Guidelines, which explicitly acknowledge that, in the absence of an independent Chairman, the Lead Director would assume the same roles and responsibilities, including:
•As and when the Board considers adding new members, work with the CEO, the CGRC and the full Board to help identify and prioritize the specific skill sets, experience, and knowledge that candidates for election to the Board must possess.
•Review, and when appropriate, make changes to Board meeting agendas and Board meeting schedules to ensure there is sufficient time for discussion of all agenda items.
•Review, and when appropriate, make changes to presentation material and other written information provided to directors for Board meetings.
•Preside at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors, and apprise the Chairman of the issues considered.
•Serve as liaison between the Chairman and the independent directors.
•Be available for consultation and direct communication with the Company’s shareowners.
•Call meetings of the independent directors when necessary and appropriate.
•Retain outside professionals on behalf of the Board.
•Consult with management about what information is to be sent to the Board.
•Identify key strategic direction and operational issues upon which the Board’s annual core agenda is based.
•Serve as an ex officio member of each committee on which he or she does not otherwise serve.

The Lead Director is selected biennially by Honeywell’s independent directors to serve a two-year term, considering the Lead Director selection criteria memorialized in its Corporate Governance Guidelines. Mr. D. Scott Davis’ first two-year term will end effective as of Honeywell’s 2022 Annual Meeting of Shareowners. Our independent directors have unanimously elected Mr.

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Davis for a second two-year term which will expire at the 2024 Annual Meeting of Shareowners. The independent directors took into account each of the Lead Director Selection Criteria set forth in our Corporate Governance Guidelines. Below, we summarize those criteria and the ways in which Mr. Davis satisfies those criteria.

Lead Director Selection Criteria	Mr. Davis’ Qualifications

Commitment Able to commit the time and level of engagement required to fulfill the substantial responsibilities of the role	Mr. Davis has excelled as Lead Director and worked tirelessly to help guide Honeywell through the COVID-19 pandemic

Effective Communication Able to facilitate discussions among Board members, including between the non-management directors and the CEO/Chairman, and engage with shareowners and key stakeholders
 As MDCC Chair, Mr. Davis demonstrated effective communication and engagement with directors and management while leading a large-scale transformation of Honeywell’s executive compensation program
 Mr. Davis proved himself to be an effective communicator in his numerous meetings with shareowners particularly with respect to our COVID-19 response and ESG initiatives

Rapport Strong rapport with other members of the Board
 Mr. Davis is extremely well-regarded by his fellow Board members. As the longest-tenured director (16 years) who has served as MDCC Chair (2010 to 2020) and Audit Committee Chair (2006-2010), he has developed a strong rapport with each director

Integrity High personal integrity and ethical character
 Mr. Davis has conducted himself in accordance with the highest ethical standards throughout his career and as a Honeywell Board member
 As former MDCC Chair and Lead Director, he has been a key enabler of a culture of integrity and ethics at Honeywell by ensuring the appropriate tone at the top

Skill Set Skills and experience broadly in line with Honeywell’s corporate strategy
 Mr. Davis’ skills and experiences are well-aligned with the strategic skills and core competencies that are critical for Honeywell Board members
 He has led global organizations in transportation and logistics services industries aligned with Honeywell’s strategic end-markets and where innovation is a critical enabler

DIRECTOR INDEPENDENCE
Honeywell’s Corporate Governance Guidelines state, “the Board intends that, at all times, a substantial majority of its directors will be considered independent under relevant Nasdaq and SEC guidelines.”
AFFIRMATIVE DETERMINATION OF INDEPENDENCE
To fulfill this intent, the Board regularly reviews the independence of each non-employee director to make an affirmative determination of independence. Specifically, the CGRC conducts an annual review of the independence of the directors and reports its findings to the full Board. This year, based on the report and recommendation of the CGRC, the Board has determined that each of the non-employee nominees standing for election to the Board at the Annual Meeting — Messrs. Angove, Ayer, Burke, Davis, and Paz and Mses. Flint, Lee, Lieblein, and Washington satisfies the independence criteria in the applicable Nasdaq listing standards and SEC rules (including, where applicable, the enhanced criteria with respect to members of the Audit Committee and the MDCC). In addition, the Board determined that each of Judd Gregg, Linnet Deily, Clive Hollick, and Raymond Odierno, who each served on the Board during 2021, satisfied such independence criteria. Each Board committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). Members of the Audit Committee and MDCC currently meet and, during the year ended December 31, 2021 met, the additional independence requirements of Nasdaq applicable to audit committee and compensation committee members.
CRITERIA FOR DIRECTOR INDEPENDENCE
For a director to be considered independent, the Board must determine that the director does not have any relationships with Honeywell that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board considered all relevant facts and circumstances in making its determinations, including the following:
•No non-employee director or nominee receives any direct compensation from Honeywell other than under the director compensation program described in this Proxy Statement.
•No immediate family member (within the meaning of the Nasdaq listing standards) of any non-employee director or nominee receives direct compensation from Honeywell other than compensation received for service as a non-executive employee.

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•No non-employee director or nominee is affiliated with Honeywell or any of its subsidiaries or affiliates.
•No non-employee director or nominee is an employee of Honeywell’s independent accountants, and no non-employee director or nominee (or any of their respective immediate family members) is a current partner of Honeywell’s independent accountants, or was within the last three years, a partner or employee of Honeywell’s independent accountants and personally worked on Honeywell’s audit.
•No non-employee director or nominee is a member, partner, or principal of any law firm, accounting firm, or investment banking firm that receives any consulting, advisory, or other fees from Honeywell.
•No non-employee director or nominee has an immediate family member who is, or was during the past three years, an executive officer of Honeywell.
•No Honeywell executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors or nominees (or any of their respective immediate family members) as an executive officer.
•No non-employee director or nominee (or any of their respective immediate family members) is indebted to Honeywell, nor is Honeywell indebted to any non-employee director or nominee (or any of their respective immediate family members).
•No non-employee director or nominee is an executive officer of a charitable or other tax-exempt organization that received contributions from Honeywell outside our director charitable match program.
•Honeywell has commercial relationships (purchase and/or sale of products and services) with companies at which our directors serve or have served as officers within the past three years (Ms. Flint — Greater Toronto Airports Authority and Los Angeles World Airports, Ms. Lee — Cornerstone Building Brands and Dupont de Nemours, and Ms. Washington — Gilead Sciences). In each case:
•The relevant products and services were provided on terms and conditions determined on an arm’s-length basis and consistent with those provided by or to similarly situated customers and suppliers;
•The relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies; and
•The combined amount of such purchases and sales was less than 0.1939% of the consolidated gross sales of each of Honeywell and the other company in each of the last three completed fiscal years. This level is significantly below the requirements of the Nasdaq listing standards for director independence, which use a 5% of consolidated gross revenues threshold and applies it to each of purchases and sales rather than the combination of the two.
•While a non-employee director’s or nominee’s service as an outside director of another company with which Honeywell does business would generally not be expected to raise independence issues, the Board also considered those relationships and confirmed the absence of any material commercial relationships with any such company. Specifically, those commercial relationships were in the ordinary course of business for Honeywell and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.
The above information was derived from Honeywell’s books and records and responses to questionnaires completed by directors in connection with the preparation of this Proxy Statement.
BOARD PRACTICES AND PROCEDURES
BOARD AND COMMITTEE MEETINGS
•Agenda. The Board and its committees perform an annual review of the agenda items to be considered for each meeting. During that review and throughout the year, each Board and committee member is encouraged to suggest items for inclusion on future agendas.
•Number of Meetings and Attendance. In 2021, the Board held six meetings, and the committees of the Board collectively held 19 meetings. The Board had 98% meeting attendance, and the directors’ average attendance rate at meetings of the committees of which they are members was 95%. Each of the directors participated in at least 75% of the aggregate of the total number of Board meetings held during the period for which he or she was a director and the total number of meetings held by all Board committees on which he or she served (during the period he or she served).
•Special Meetings. The Chairman, the CEO, the Lead Director, the CGRC Chair, and at the request of two independent directors, the Corporate Secretary, are permanently empowered and authorized to call special meetings of the Board at any time and for any reason.
•Board Meeting Materials. Each director receives in advance the written material to be considered at every meeting of the Board and of the committees on which he or she is a member and can provide comments and suggestions.

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SELF-EVALUATION

DEVELOP EVALUATION FORM	■	LAUNCH EVALUATION	■	REVIEW FEEDBACK	■	RESPOND TO INPUT	■

•The formal self-evaluation is in the form of written questionnaires administered by Board members, management, or third parties. Each year, the Lead Director and the CGRC discuss, consider, and approve the form of the evaluation.

•Members of our Board, and each committee, participate in the formal evaluation process, responding to questions designed to elicit information to be used for improving Board and committee effectiveness.

•Director feedback is solicited from the formal self-evaluation process and is shared verbatim on an anonymous basis with the entire Board and committee and, where appropriate, addressed with management.

•In response to feedback from the evaluation process, the Board and committees work with management to take concrete steps to improve policies, processes, and procedures to further Board and committee effectiveness.

EVALUATION AND NOMINATION OF DIRECTOR CANDIDATES
Primary responsibility for identifying and evaluating director candidates and for recommending re-nomination of incumbent directors resides with the CGRC, which consists entirely of independent directors under applicable SEC rules and Nasdaq listing standards. Honeywell’s independent Lead Director is formally charged with responsibility for new director recruitment, including the responsibility of working with the Chairman and CEO, CGRC, and the full Board to help identify and prioritize the specific skill sets, experience, and knowledge that director candidates must possess.
The CGRC and Lead Director then establish criteria for director nominees based on these inputs. Although the Board has historically ensured a diverse slate of candidates for director nominees, in 2021 Honeywell adopted the requirement to interview diverse candidates prior to selecting new Board members. When identifying Board candidates, the CGRC requires that qualified candidates who are diverse with respect to race, ethnicity, and/or gender are included in the pool from which any new director nominee is selected, and that one or more diverse candidates have been interviewed before a successful candidate is identified. This is to ensure we continue to enhance both the diversity of the Board and the perspectives and values that are discussed in Board and committee meetings.

ASSESS	•From time to time, the Board fills vacancies in its membership which arise between annual meetings of shareowners using the evaluation and nomination process.

■

IDENTIFY
•Potential director candidates meeting the criteria established by the CGRC and Lead Director are identified either by reputation, existing Board members, or shareowners.
•The CGRC is also authorized, at the expense of Honeywell, to retain search firms to identify potential director candidates, as well as other external advisors, including for purposes of performing background reviews of potential candidates.
•Search firms retained by the CGRC are provided guidance as to the particular experience, skills, or other characteristics that the Board is then seeking.
•The CGRC may delegate responsibility for day-to-day management and oversight of a search firm engagement to the Chairman and/or the Senior Vice President and Chief Human Resources Officer.

■

EVALUATE
•Candidates are interviewed multiple times by the Chairman and CEO, Lead Director, other members of the Board, and certain executive officers to ensure that candidates not only possess the requisite skills and characteristics, but also the personality, leadership traits, work ethic, and independence of thought to effectively contribute as a member of the Board. One or more diverse candidates must be interviewed before a successful candidate is identified.
•To ensure that the Board continues to evolve in a manner that serves the changing business and strategic needs of the Company, before recommending for re-nomination a slate of incumbent directors for an additional term, the CGRC also evaluates whether incumbent directors possess the requisite skills and perspective, both individually and collectively. This evaluation is based primarily on the results of the annual review it performs with the Board of the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole and the results of the Board’s annual self-evaluation.

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RECOMMEND
•The Board nominates the successful candidate for election to the Board at the Annual Meeting of Shareowners. Director candidates are principally identified and evaluated in anticipation of upcoming director elections and other potential or expected Board vacancies.

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OTHER BEST PRACTICE BOARD POLICIES AND PROCEDURES
•Annual Shareowner Meeting Attendance. Honeywell’s Corporate Governance Guidelines encourage all directors to attend our Annual Meeting of Shareowners. All of its directors attended last year’s virtual Annual Meeting.
•Engagement with Management. The Board and its committees provide feedback to management, and management is required to answer questions raised by the directors during Board and committee meetings. Our senior management meets regularly with the Board, including yearly reviews of each business’ long-term strategic plan and annual operating plan.
•Director Education. Honeywell’s Board believes that director education is vital to the ability of directors to fulfill their roles and supports Board members in their continuous learning. Directors may enroll in continuing education programs at Honeywell’s expense on corporate governance and critical issues associated with a director’s service on a public company board. The Board also hears regularly from management on numerous subjects, including investor sentiments, shareowner activism, regulatory developments, data privacy, and cybersecurity. In addition, the Board periodically participates in site visits to Honeywell’s facilities. For example, in 2020, Board members visited Honeywell’s Safety and Productivity Solutions facility in Charleston, South Carolina.
•Director Orientation. All new directors participate in the Company’s director orientation program during the first year on the Board. New directors receive an extensive suite of onboarding materials covering director responsibilities, corporate governance practices and policies, business strategies, leadership structure, and long-term plans. Participation in regular Board and committee meetings also provides new directors with a strong foundation for understanding Honeywell’s businesses, connects directors with members of management with whom they will interact, and accelerates their effectiveness to engage fully in Board deliberations. Directors have access to additional orientation and educational opportunities upon acceptance of new or additional responsibilities on the Board or its committees.
•Other Board Memberships. Pursuant to our Corporate Governance Guidelines, directors should not serve on more than four public company boards (including the Honeywell Board), and directors who serve as chief executive officer of a public company should not serve on more than two public company boards (excluding the board of the company of which such director is the chief executive officer).
•Retirement Age Policy. Per Board policy, unless the Board otherwise determines, non-employee directors will retire from the Board upon the first Annual Meeting of Shareowners after reaching the age of 75. Mr. Judd Gregg is retiring from the Board on April 25, 2022 (the date of the Annual Meeting) in accordance with this policy.
•Change in Job Responsibilities. The Corporate Governance Guidelines also provide that directors should offer to tender their resignation in the event of a change in the principal job responsibilities that they held at the time of their election to the Board or the principal job responsibilities taken subsequent to their election to the Board.

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CORPORATE GOVERNANCE
BOARD COMMITTEES
The Board currently has three committees. All members of each committee are independent, non-employee directors. Each committee operates under a written charter, which is available at investor.honeywell.com (see “Governance/Governance Overview”). The table below lists the anticipated leadership and membership of each committee following the 2022 Annual Meeting of Shareowners.

Name	Audit	Corporate Governance and Responsibility	Management Development and Compensation
Mr. Angove
Mr. Ayer		Chair
Mr. Burke
Mr. Davis*		ex officio	ex officio
Ms. Flint
Ms. Lee
Ms. Lieblein			Chair
Mr. Paz	Chair
Ms. Washington
*Lead Director is an ex officio member of each committee on which he does not otherwise serve.
AUDIT COMMITTEE

Committee Chair: George Paz†
Other Committee Members
(effective April 25, 2022)*
Kevin Burke
D. Scott Davis†
Robin L. Washington†

† Audit Committee Financial Expert
Meetings Held in 2021: 10
•All members independent
•Has oversight over our independent accountant
•Separately designated standing audit committee established in accordance with Section 3(a)(58) (A) of the Exchange Act

•Consider the independence of, appoint (and recommend to shareowners for approval), and be directly responsible for the compensation, retention, and oversight of the firm that serves as independent accountants to audit our financial statements and to perform services related to the audit; this includes resolving disagreements between the firm and management regarding financial reporting.
•Review the scope and results of the audit with the independent accountants.
•Review with management and the independent accountants, prior to filing, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q.
•Consider the adequacy and effectiveness of our internal control over financial reporting and auditing procedures.
•Review, approve, and establish procedures for the receipt, retention and treatment of complaints received by Honeywell regarding accounting, internal control over financial reporting, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
•Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board.
•Together with the full Board, exercise oversight over the ERM process and assess adequacy of mitigation strategies for the risks identified through ERM.
•Oversee performance of the Company's internal audit function.

*The current members of the Audit Committee are Kevin Burke, D. Scott Davis, Judd Gregg (until April 25, 2022), Robin L. Washington, and George Paz (Chair).
Audit Committee Oversight of Independent Accountants. The Audit Committee seeks to ensure the exercise of appropriate professional skepticism by the independent accountants by reviewing and discussing, among other things, management and auditor reports regarding significant estimates and judgments and the results of peer quality review and Public Company Accounting Oversight Board inspections of the independent accountants. The Audit Committee also reviews and pre-approves all audit and non-audit services provided to Honeywell by the independent accountants to determine that such services would not adversely impact auditor independence and objectivity. The Audit Committee also holds separate executive sessions at each in-person meeting with representatives of our independent accountants and with Honeywell’s Chief Financial Officer and Vice President of Corporate Audit.

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CORPORATE GOVERNANCE AND RESPONSIBILITY COMMITTEE (CGRC)

Committee Chair: William S. Ayer*
Other Committee Members
(effective April 25, 2022)*
D. Scott Davis (ex officio)
Deborah Flint
Grace D. Lieblein
George Paz
Meetings Held in 2021: 3
•All members independent
•Also serves as the nominating committee

•Identify and evaluate potential director candidates and recommend to the Board the nominees for election to the Board.
•Review and make a recommendation to the Board regarding whether to accept a resignation tendered by a Board nominee who does not receive a majority of votes cast for his or her election in an uncontested election of directors.
•Review and recommend changes to the Corporate Governance Guidelines.
•Together with the Lead Director, lead the Board in its annual evaluation of the performance of the Board and its committees.
•Review policies and make recommendations to the Board concerning the size and composition of the Board, qualifications and criteria for director nominees, director retirement policies, compensation and benefits of non-employee directors, conduct of business between Honeywell and any person or entity affiliated with a director, and the structure and composition of Board committees, and the allocation of risk oversight responsibilities among Board committees.
•Oversee overall ESG performance and associated risks and opportunities.
•Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board, including political contributions and lobbying, regulatory compliance matters such as data privacy, integrity and ethics, geopolitical risk, and health, safety, environmental, product stewardship and sustainability.
•Review Honeywell’s policies and programs as may be brought to the attention of the committee regarding Honeywell’s role as a responsible corporate citizen.

*Mr. Ayer's appointment as its Chair will be effective upon his re-election to the Board at the Annual Meeting of Shareowners. The current members of the CGRC are Judd Gregg (Chair), William S. Ayer, D. Scott Davis (ex officio), Deborah Flint, Grace D. Lieblein, and George Paz.
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE (MDCC)

Committee Chair: Grace D. Lieblein
Other Committee Members
(effective April 25, 2022)*
Duncan B. Angove
William S. Ayer
D. Scott Davis (ex officio)
Rose Lee
George Paz
Meetings Held in 2021: 6
•All members independent
•Administers Honeywell’s executive compensation program
•Retains independent compensation consultant

•Evaluate and approve executive compensation plans, policies, and programs, including review and approval of executive compensation-related corporate goals and objectives.
•Review and approve the individual goals and objectives of the Company’s executive officers.
•Evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level.
•Review and determine the annual salary and other remuneration (including incentive compensation and equity-based plans) of all other officers.
•Review and discuss with management the Compensation Discussion and Analysis and other executive compensation disclosure included in this Proxy Statement.
•Produce the annual Committee Report included in this Proxy Statement.
•Form and delegate any of the MDCC’s authorities to subcommittees when appropriate.
•Review the management development program, including executive succession.
•Review or take such other action as may be required in connection with the bonus, stock, and other benefit plans of Honeywell and its subsidiaries.
•Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board, including succession planning, progress implementing diversity goals and objectives, retention and recruitment of key talent, employment practices and policies, workplace respect and culture, workplace violence, and employee engagement and wellness.

*The current members of the MDCC are Grace D. Lieblein (Chair), Duncan B. Angove, William S. Ayer, D. Scott Davis (ex officio), and Judd Gregg (until April 25, 2022).

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CORPORATE GOVERNANCE
Compensation Committee Interlocks and Insider Participation. During 2021 fiscal year, all members of the MDCC were independent directors, and no member was an employee or former employee of Honeywell. No MDCC member had any relationship requiring disclosure under “Certain Relationships and Related Transactions” on page 104 of this Proxy Statement. During fiscal year 2021, none of the Company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the MDCC.
Administration of Executive Compensation Program. The MDCC administers the executive compensation program, including determination of the elements of the program and their relative weighting, incentive compensation plan targets, and award amounts. When administering the program, the MDCC considers recommendations from senior management regarding the overall executive compensation program and the individual compensation of the executive officers. As part of Honeywell’s annual planning process, the CEO, CFO, and Chief Human Resources Officer develop targets for Honeywell’s incentive compensation programs and present them to the MDCC. These targets are reviewed by the MDCC to ensure alignment with our strategic and annual operating plans, macroeconomic trends, and other identified opportunities and risks. The CEO recommends base salary adjustments and cash and equity incentive award levels for Honeywell’s other executive officers. These recommendations are based on performance appraisals (including an assessment of the achievement of pre-established financial and non-financial management objectives) together with a review of supplemental performance measures and prior compensation levels relative to performance.
Retention of Independent Compensation Consultant. The MDCC has sole authority to retain a compensation consultant to assist the MDCC in the evaluation of CEO, officer and other senior executive compensation, but only after considering all factors relevant to the consultant’s independence from management. In addition, the MDCC is directly responsible for approving the consultant’s compensation, evaluating its performance, and terminating its engagement. Under the MDCC’s established policy, its consultant cannot provide any other services to Honeywell without the MDCC’s approval, as delegated to the MDCC Chair. Since October 2009, the MDCC has retained Pearl Meyer (PM) as its independent compensation consultant. The MDCC regularly reviews the services provided by its outside consultants and performs an annual assessment of the independence of its compensation consultant to determine whether the compensation consultant is independent. The MDCC conducted a specific review of its relationship with PM in 2021 and determined that PM is independent in providing Honeywell with executive compensation consulting and limited other employee benchmarking services, and that PM’s work for the MDCC did not raise any conflicts of interest, consistent with SEC rules and Nasdaq listing standards.
In making this determination, the MDCC reviewed information provided by PM on the following factors:
•Any other services provided to Honeywell by PM.
•Fees received by PM from Honeywell as a percentage of PM’s total revenue.
•Policies and procedures maintained by PM to prevent a conflict of interest.
•Any business or personal relationship between the individual PM consultants assigned to the Honeywell relationship and any MDCC member.
•Any business or personal relationship between the individual PM consultants assigned to the Honeywell relationship, or PM itself, and Honeywell’s executive officers.
•Any Honeywell stock owned by PM or the individual PM consultants assigned to the Honeywell relationship.
The MDCC noted that PM did not provide any services to the Company or its management other than service to the MDCC and limited other compensation benchmarking services. Unless approved by the MDCC Chair, PM does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resources outsourcing. The MDCC will continue to monitor the independence of its compensation consultant on a regular basis.
PM compiles information and provides advice regarding the components and mix (short-term/long-term; fixed/variable; cash/ equity) of the executive compensation programs of Honeywell and its Compensation Peer Group (see page 55 of this Proxy Statement for further detail regarding the Compensation Peer Group) and analyzes the relative performance of Honeywell and the Compensation Peer Group with respect to stock performance and the financial metrics generally used in the programs. PM also provides the MDCC with information regarding emerging trends and best practices in executive compensation. In addition to information compiled by PM, the MDCC also reviews general survey data compiled and published by third parties. Neither the MDCC nor Honeywell has any input into the scope of or the companies included in these third-party surveys.
PM reports to the MDCC Chair, has direct access to MDCC members, attends MDCC meetings either in person, virtually or by telephone, and meets with the MDCC in executive session without management present.

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CORPORATE GOVERNANCE
BOARD’S ROLE IN RISK OVERSIGHT
While senior management has primary responsibility for managing risk, the Board has responsibility for risk oversight with specific risk areas delegated to relevant Board committees who report on their deliberations to the Board. The specific risk areas of focus for the Board and each of its committees are summarized below.

FULL BOARD
•Oversee the Company’s risk governance framework, including an enterprise-wide culture that supports appropriate risk awareness and the identification, escalation, and appropriate management of risk
•Integrity, ethics, and compliance with its Code of Business Conduct
•General strategic and commercial risks such as new product launch, capital spend, raw material price increases, foreign currency fluctuation, diminished customer demand, technology obsolescence, reductions to government spending, and slowdown in economic growth, including impacts of the COVID-19 pandemic
•Disruption, including disruptive technologies, emerging competition, and changing business models
•M&A transactions, including execution and integration, and the M&A competitive landscape
•Legal risks such as those arising from litigation, environmental, and intellectual property matters

■	■

AUDIT COMMITTEE
•Enterprise Risk Management (ERM) and Crisis Incident Management programs
•Cybersecurity, including protection of customer and employee data, trade secrets, and other proprietary “crown jewel” information, ensuring the security of data on the cloud, persistent threats, and cyber risks associated with the Company’s own products and facilities
•Accounting, controls, and financial disclosure
•Tax and liquidity management
•Product integrity and product security
•Vendor risk, including supply chain disruption
•Operational business continuity

CORPORATE GOVERNANCE AND RESPONSIBILITY COMMITTEE (CGRC)
•Political contributions and lobbying
•Regulatory compliance, including data privacy, sanctions, export, and government contracts
•Integrity and compliance programs and policies
•Geopolitical risk, including political, economic or military conflicts, and tariffs
•ESG matters, including health, safety, environmental, climate, product stewardship, and sustainability

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE (MDCC)
•Succession planning
•Compensation plans, programs, and arrangements and other employment practices and policies
•Recruitment and retention of key talent
•Labor compliance
•Inclusion and diversity
•Workplace respect and culture
•Workplace violence
•Employee engagement and wellness

■	■

ENTERPRISE RISK MANAGEMENT
ASSESS	■	REVIEW	■	INCORPORATE	■

•The Board uses the ERM program as a key tool for understanding the inherent risks facing Honeywell and assessing whether management’s processes, procedures and practices for mitigating those risks are effective.
•The ERM assessment deployed by management is based on an enterprise-wide “top down” and “bottom up” view of commercial, strategic, legal, compliance, human capital, cyber, and reputational risks and strategies for mitigating those risks.
•In 2021, the ERM program included interviews with the Chairman and CEO and each member of his leadership team as well as 111 workshop interviews with 89 risk owners and risk experts, covering 49 risk areas across all businesses and functions.
•In 2022, ERM-identified risks will drive over 45% of the audits to be conducted under the Internal Audit function’s annual plan.

•Both the Audit Committee and the full Board review the results of the annual ERM assessment.
•During the reviews, Honeywell’s CFO and General Counsel jointly present the results of the ERM assessment in a manner designed to provide full visibility into the risks facing Honeywell and how management is mitigating those risks, thereby enabling the Board to effectively exercise its oversight function.
•To facilitate continued monitoring and oversight by the Board, key risk areas identified during the ERM process and management’s associated mitigation activities become part of Board and/or committee meeting agendas for the following year.

•Every three years, the ERM process includes one-on-one meetings with each Board member to discuss each director’s “top down” view of risks facing the enterprise, to solicit the director’s recommendations for improving the ERM process, and to ensure that the universe of risks and the metrics for identifying key risks, in terms of likelihood of occurrence and potential financial impact, is both realistic and appropriate.
•Feedback from the one-on-one interviews with the individual Board members is presented to the full Board and incorporated in the Company’s ERM program and risk mitigation efforts.

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CORPORATE GOVERNANCE

SPOTLIGHT ON CYBERSECURITY

Cybersecurity is a critical component of the Company’s enterprise risk management program. The Company has established an information security framework to help safeguard the confidentiality, integrity, and availability of information assets and ensure regulatory, operational, and contractual requirements are fulfilled. The Audit Committee oversees cybersecurity risk and the CGRC oversees data privacy compliance as part of its broader compliance mandate. Together they ensure that the Board has a comprehensive view of the Company's cybersecurity risk profile and framework. The Board receives annual cybersecurity updates from senior management, including the Chief Information and Product Security Officer, and the Audit Committee provides a deeper level of oversight through multiple engagements with senior management, including the Chief Information and Product Security Officer, each year to review the Company’s cybersecurity program, including the highest risk areas and key mitigation strategies. The Company has experienced, and expects to continue to experience, cyber threats and incidents, and the Audit Committee receives quarterly reports on any notable incidents that may have occurred during the quarter. To date, no such incidents have been material to the Company, and expenses incurred (including penalties or settlements, if any) in response to these incidents have been immaterial in any given fiscal year. To view details about our cybersecurity framework, please see our 2021 Corporate Citizenship Report at investor.honeywell.com (see “ESG/ESG Information”).

OVERSIGHT OF STRATEGY
One of the Board’s primary responsibilities is overseeing management’s establishment and execution of the Company’s strategy and the associated risks. The full Board oversees strategy and strategic risk through robust and constructive engagement with management, taking into consideration Honeywell’s key priorities, global trends impacting our business, regulatory developments, and disruptors in our industries. The Board’s oversight of strategy primarily occurs through deep-dive annual reviews of the long-term strategic plans and annual operating plans of each of our businesses. During these reviews, management provides the Board with its view of the key commercial and strategic risks and opportunities faced by each business unit, and the Board provides management with robust feedback on whether management has identified the key risks and opportunities and is taking appropriate actions to mitigate risk. In addition to the review of each business’ strategic and annual plans, specific areas of risk and opportunity are tabled for further Board and/or committee discussion as specific risks arise or as requested by management or individual Board members to ensure additional Board engagement on the areas of risk that are most impactful to Honeywell’s strategic direction.
The Board’s oversight of strategy is prominent in the Company’s mergers, acquisitions, and divestitures activity. From strategy and vision to portfolio reviews, individual transaction approval, deal execution, and integration, the Board is engaged in all aspects of the Company’s mergers, acquisitions, divestitures, and other corporate development activities. With the ultimate goal of achieving outcomes that promote long-term shareowner value, the Board annually engages in a rigorous, thorough, and unbiased review of Honeywell’s portfolio and devotes a substantial amount of time at each Board meeting to pressure test potential transactions, review deal execution, monitor integration, and assess long-term outcomes.
OVERSIGHT OF ESG MATTERS
Honeywell takes seriously its commitment to corporate social responsibility, protection of the environment, and creation of sustainable opportunity everywhere it operates. This commitment underlies the principle that good business, economic growth, and social responsibility work together. Honeywell’s environmental, social, and governance (ESG) initiatives are aligned with the Company’s long-term strategy, both informing and supporting Honeywell’s strategic plans. This alignment emerges from the inclusion of Environmental and Social (E&S) considerations in scenario planning and other strategic processes where E&S-related business risks and opportunities are identified and addressed.
The Board’s engagement and oversight extends to E&S initiatives in four principle ways:
•The Corporate Governance and Responsibility Committee (CGRC) has primary jurisdiction for managing risks and opportunities associated with E&S, meeting at least once a year with the Chief Sustainability Officer, the Senior Vice President for Government Relations, the Senior Vice President and Chief Human Resources Officer and other leaders with responsibility for E&S to review and discuss various E&S topics.
•Direct Audit Committee and Board engagement with E&S risk areas through a robust and comprehensive Enterprise Risk Management program.
•Direct Board engagement on select E&S topics. In the past 12 months, management has presented to the Board on a variety of E&S initiatives such as inclusion and diversity, safety, business resiliency, and environmental matters.
•Feedback from engagement with shareowners. The Board values shareowners’ perspectives on corporate responsibility and sustainability, and the Company (oftentimes with our Lead Director or CGRC Chair) engages directly with shareowners throughout the year to discuss activities, goals and achievements in these areas and to hear shareowners’ views and suggestions so that the feedback can be provided to directors.

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CORPORATE GOVERNANCE
•

Oversight of Overall ESG Performance	Board of Directors and CGRC

Oversight of Discrete ESG Risk and Opportunities	CGRC •Environmental •Health •Safety •Climate •Remediation •Political Engagement •Governance •Board Diversity and Composition •Integrity and Compliance •Data Privacy	AUDIT COMMITTEE •Tax •Financial Controls •Enterprise Risk •Litigation/Controversies •Raw Materials Sourcing •Product Safety and Integrity •Supply Chain •Cybersecurity	MDCC •Human Capital Management •Inclusion and Diversity •Labor Practices •Culture •Compensation •Workplace Respect •Employee Engagement and Wellness

Management with Accountability and Regular, Direct Reporting to Responsible Board Committee on ESG Topics	•Chief Sustainability Officer •Corporate Secretary and Chief Compliance Officer •SVP, Global Government Relations •VP and General Counsel, ESG	•SVP, Chief Financial Officer •SVP, Enterprise Transformation •SVP, General Counsel •VP, Corporate Audit •Chief Information and Product Security Officer •VP, Controller •VP, Tax •Chief Supply Chain Officer	•SVP, Chief Human Resources Officer •Chief Diversity Officer
COMMITMENT TO A SUSTAINABLE FUTURE
Honeywell’s commitment to being environmentally responsible is reflected in the extensive work done to reduce greenhouse gas emissions, increase energy efficiency, conserve water, minimize waste, and drive efficiency throughout its operations. The Company champions responsible remediation projects and efforts to make its operations and products safer and more sustainable.

>90%	~70%	6,100
reduction in Scope 1 and Scope 2 greenhouse gas intensity since 2004	energy efficiency improvement since 2004	sustainability projects completed since 2010, saving an annualized $105M

160	0.25	~3,000
million gallons of water saved in water-stressed regions since 2013 from more than 180 projects	total case incident rate (TCIR), a safety record over 4x better than the weighted average TCIR of the industries in which we operate	acres remediated and restored as valuable community assets

Honeywell has a history of establishing and achieving public sustainability goals and remains on track to achieving its 10-10-10 goals by 2024. In April 2021, the Company committed to becoming carbon neutral in its operations and facilities by 2035 and to addressing indirect emissions, including emissions in its value chain. In February 2022, the Company submitted its Commitment Letter to the Science Based Targets initiative (SBTi) committing to develop a science-based target in line with their protocols that will include Scope 3 emissions.

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CORPORATE GOVERNANCE

10-10-10 Goals by 2024. Honeywell remains on track to:	Carbon Neutrality by 2035. Honeywell has committed to:

 Reduce global Scope 1 and Scope 2 greenhouse emissions by an additional 10% per dollar of sales from 2018 levels.
 Deploy at least 10 renewable energy opportunities.
 Achieve certification to ISO’s 50001 Energy Management Standard at 10 facilities.

 Become carbon neutral in its operations and facilities (Scope 1 and Scope 2) by 2035 through a combination of further investment in energy savings projects, conversion to renewable energy resources, completion of capital improvement projects, and utilization of credible carbon offsets.
 Address Scope 3 indirect emissions, including emissions in the value chain, by enhancing its existing tracking system, partnering with industry leaders to identify and implement best practices, and encouraging customers to adopt Honeywell’s climate offerings.

Honeywell reports on its global greenhouse gas emissions publicly through CDP, a U.K.-based organization that supports companies’ and cities’ environmental disclosures, various regulatory agencies, and its website, investor.honeywell.com (see “ESG/Sustainability”).

Honeywell’s Sustainable Opportunity policy is based on the principle that by integrating health, safety, and environmental considerations into all aspects of its business, Honeywell:
•Protects its people and the environment;
•Drives compliance with all applicable regulations;
•Achieves sustainable growth and accelerated productivity; and
•Develops technologies that expand the sustainable capacity of our world.
Honeywell Accelerator, which drives sustainable improvements and the elimination of waste in manufacturing operations to generate exceptional performance, is a critical component of how the Company thinks about sustainability. Accelerator is a lean-based manufacturing system with roles and ownership for all employees from the plant floor to the boardroom to engage in careful planning and analysis, continuous employee engagement in improvement, and thorough follow-through.
Honeywell has built sustainability directly into Honeywell Accelerator, so the tools, personnel, activities and culture are used to drive sustainability with the same focus that the Company uses to propel other critical operational objectives such as quality, delivery, inventory and cost. This ensures that sustainability is an integrated and essential part of the Honeywell work experience every day. Progress on our sustainability program is a factor in determining annual incentive compensation for senior leadership.

SPOTLIGHT ON HEALTH, SAFETY, ENVIRONMENT, PRODUCT STEWARDSHIP AND SUSTAINABILITY (HSEPS)

Honeywell’s HSEPS matters are managed by a global team of more than 800 trained professionals with extensive knowledge and hundreds of years of collective experience in occupational health, chemistry, hydrology, geology, engineering, safety, industrial hygiene, materials management, and energy efficiency.
Honeywell’s Chief Sustainability Officer reports to the Company’s Senior Vice President and General Counsel and has overall responsibility for HSEPS programs. A Corporate Energy and Sustainability Team, led by the Chief Sustainability Officer, the Vice President for Global Real Estate and the Senior Director of Sustainability, helps drive the Company’s sustainability goals. Progress on these goals is reported to Honeywell’s CEO on a quarterly basis and is reviewed with the CGRC at least annually.We provide HSEPS disclosure in alignment with the Sustainability Accounting Standards Board (SASB) and Task Force on Climate-Related Financial Disclosures (TCFD) frameworks. To view these disclosures and details about our environmental achievements, please see our 2021 Corporate Citizenship Report at investor.honeywell.com (see “ESG/ESG Information”).

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CORPORATE GOVERNANCE
OVERSIGHT OF POLITICAL ENGAGEMENT AND CONTRIBUTIONS
Engagement in the political process is critical to Honeywell’s success. The Company’s future growth depends on forward-thinking legislation and regulation that makes society safer and more energy efficient and improves public infrastructure. The Company strives to engage responsibly in the political process and to ensure that its participation is consistent with all applicable laws and regulations, our principles of good governance, and our high standards of ethical conduct.
MANAGEMENT AND BOARD OVERSIGHT
The Law Department oversees the Company’s lobbying activities. Honeywell’s Senior Vice President, Global Government Relations reports to the Senior Vice President and General Counsel and works closely with the VP and General Counsel, ESG and Deputy Corporate Secretary, whose organization ensures compliance with our political spending policy. The Company’s Senior Vice President and General Counsel and its Senior Vice President, Global Government Relations meet regularly with Honeywell’s Chairman and Chief Executive Officer and his leadership team to review legislative, regulatory and political developments. Honeywell’s Senior Vice President and General Counsel and Senior Vice President of Global Government Relations must approve any membership in a trade association that would receive more than $50,000 in membership dues from Honeywell in any fiscal year, and they also review trade association memberships annually to assess performance and alignment with Honeywell's foundational values and business objectives to determine if continued membership is appropriate.
With respect to Board oversight, Honeywell’s public policy efforts, including all lobbying activities, political contributions, and payments to trade associations and other tax-exempt organizations, are the responsibility of the CGRC, which consists entirely of independent, non-employee directors. Each year the CGRC receives an annual report on the Company’s policies and practices regarding political contributions. In addition, each year, the Senior Vice President, Global Government Relations reports to the CGRC on trade association memberships and to the full Board on the global lobbying and government relations program. The CGRC’s oversight of the Company’s political activities ensures compliance with applicable law and alignment with our policies, strategic priorities, Code of Business Conduct, and values.

SPOTLIGHT ON POLITICAL CONTRIBUTIONS ADVISORY BOARD

•In 2020, the Company established a bipartisan Political Contributions Advisory Board (Advisory Board) of leaders representing a cross-section of Honeywell who meet regularly to review proposed HIPAC disbursements to assess alignment with Honeywell's foundational principles — Integrity and Ethics, Inclusion and Diversity, and Workplace Respect. Neither the CEO nor anyone from his staff sits on the Advisory Board.
•In 2022, the Company expanded the Advisory Board's mandate to include assessment of alignment to the Company's sustainability goals as well as review of proposed disbursements of HIPAC and corporate funds to trade associations and other organizations.
•The Advisory Board meets at the start of each Congress, and at least quarterly thereafter, to determine whether proposed recipients of funding are eligible based on alignment with Honeywell's foundational values and sustainability objectives.
•Advisory Board decisions are informed by independent third-party due diligence reports identifying statements or activities that present potential misalignment with the Company's foundational principles or sustainability goals.
•Advisory Board decisions are documented and reported quarterly to the HIPAC Board of Directors and to Honeywell's Chairman and CEO. Honeywell's Senior Vice President, Global Government Relations also includes notable Advisory Board decisions in his annual report to the CGRC.

TRANSPARENCY
Honeywell is committed to providing transparent disclosure of political contributions and lobbying activities. Based on feedback from stakeholders, Honeywell has continued to enhance its political engagement disclosures. Disclosures are available at investor.honeywell.com (see “ESG/Political Contributions”).
When considering what to include in disclosures, Honeywell makes every effort to be accurate, comprehensive and detailed, and consider the perspective of the Company’s largest shareowners. Disclosures include explanations of the Company’s rationale for engaging in the political process, identify top legislative and regulatory priorities, and define its governance processes. The Company’s disclosures also address the use of corporate funds for political contributions and contributions to tax-exempt organizations that may use funds for political purposes; supply details regarding Honeywell’s exclusively employee-funded political action committee, HIPAC, including its disbursements; and provide streamlined and direct access to federal, state and local lobbying reports. In 2020, Honeywell further enhanced its disclosures to include a list of trade associations receiving membership dues of $50,000 or more from Honeywell annually and the corresponding non-deductible portion of the dues.

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CORPORATE GOVERNANCE
OVERSIGHT OF HUMAN CAPITAL AND CULTURE
The Board and the MDCC provide oversight over human capital, with particular focus on culture, inclusion and diversity, talent development and assessment, and succession planning. Honeywell has built a reputation of “doing what we say.” At the center of that commitment to excellence is a high-performance culture driven by the Eight Honeywell Behaviors: Have a Passion for Winning, Be A Zealot for Growth, Think Big...Then Make It Happen, Act With Urgency, Be Courageous, Become Your Best, Be Committed, and Build Exceptional Talent, and grounded in what we call our Foundational Principles: Integrity and Ethics, Workplace Respect, and Inclusion and Diversity – these are our core values.

FOUNDATIONAL PRINCIPLES	INTEGRITY AND ETHICS	INCLUSION AND DIVERSITY	WORKPLACE RESPECT

BEHAVIORS

Have a Passion for Winning •Beat the competition •Fearless accountability for getting results	Think Big ... Then Make It Happen •Be willing to re-examine almost anything •Innovate with agility

Become Your Best •Seek and accept feedback •Bounce back from disappointments	Be Committed •Act like you own this place •Lead by example and work hard

Build Exceptional Talent •Continuously learn and grow •Set high expectations for yourself and others	Act With Urgency •Move with lightning speed •Use speed as a differentiator

Be a Zealot for Growth •Obsess over growth and customers •Understand what creates value for customers	Be Courageous •Take on seemingly impossible goals •Confront problems directly and face adversity head on

The strength of the Company’s culture is essential to fulfilling its strategic vision, and the Board and the MDCC work with management to oversee adherence to our core values and measure progress against the Honeywell Behaviors.

Each of the Board’s committees plays a role in ensuring that our core values remain at the center of Honeywell’s culture.
•The CGRC meets regularly with our Chief Compliance Officer to review the Company’s integrity and compliance program, policies, and scorecard.
•The Audit Committee receives detailed investigation reports on a quarterly basis to monitor trends, ensure that allegations are investigated promptly, and as necessary, confirm that appropriate disciplinary measures are taken in a timely fashion.
•The MDCC has responsibility for working with management to monitor workplace culture, establish diversity expectations, and review progress.

The Board is also closely engaged in the development and management of human capital. The Board’s involvement in leadership development and succession planning is systematic and ongoing, and the Board provides input on important decisions in each of these areas. The Board has primary responsibility for succession planning for the CEO and oversight over succession planning for other executive officer positions. Annually, the full Board reviews the leadership succession plan for the CEO and his direct reports, which includes identification of ‘ready now’ successors, management’s view of potential successors that are not “ready now” but will be ready within a reasonable timeframe, and development actions necessary to address any gaps in the leadership succession plan. Also discussed are recent and future potential changes involving various leaders and their organizations. In addition, the Board meets regularly with high-potential executives, both in small group and one-on-one settings.

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CORPORATE GOVERNANCE
The Board believes that workforce diversity represents a fundamental business opportunity as the Company plans and executes its long-term strategy. The Board and the MDCC oversee the Company’s progress and actions in this important area through engagement in succession planning, management development, and compensation review processes that take into account outcomes and metrics for diverse groups. Review of diversity performance is also a standing Board agenda item, providing an opportunity for the Board to engage directly with senior management to analyze workforce metrics that measure diversity of new hires and internal promotions as compared to that of the available pool of qualified talent, discuss trends, review Office of Federal Contract Compliance Programs audits, and oversee enterprise-wide efforts to drive hiring, promotion, and retention of diverse talent.
INCLUSION AND DIVERSITY
Inclusion and Diversity is a Foundational Principle at Honeywell. The Board believes that its diversity (four women, two Hispanic, one Asian, and two African American) and the diversity of Honeywell’s executive leadership (half of the Company’s executive officers are diverse by ethnic background, non-U.S. place of birth, or gender) is core to its success and a testament to Honeywell’s ongoing commitment to hiring, developing, and retaining diverse talent, and fostering an inclusive culture. The Company’s commitment to I&D enables better decision-making, helps build competitive advantages, and furthers long-term success. Working at Honeywell requires fully embracing I&D, and Honeywell expects all employees to exemplify its I&D principles accordingly.
In 2021, Honeywell took several notable actions to promote racial equality and I&D:
•Appointed its inaugural Chief Inclusion and Diversity Officer and created a new I&D Center of Excellence with I&D Leaders for each business unit focusing on three priorities: representation, retention, and recognition.
•Reinforced its commitment to I&D and our zero-tolerance policy on discrimination through a series of senior executive-sponsored listening sessions; the Company continues to emphasize this message through training programs and regular communications.
•Deployed unconscious bias training and launched inclusive leadership training to our global workforce to educate and influence behavior.
•Established the I&D Ambassador program which leverages employee volunteers from the Company’s seven employee networks which are open to all employees in support of women, Black, Asian, Hispanic, veteran, LGBTQ+, and All Abilities employees with disabilities to support recruitment and interview efforts for interns, entry-level and experienced candidates.
•Continued the Global Inclusion and Diversity Steering Committee (co-sponsored by Honeywell’s Chairman and CEO) and I&D Councils in each business group.
•Entered a five-year corporate sponsorship with the National Museum of African American History and Culture in Washington, D.C. Part of the Smithsonian Institution, this museum hosts millions of visitors each year and focuses on the richness, diversity and resiliency of the African American experience. This partnership enables robust learning and virtual volunteering opportunities for Honeywell employees of all races and backgrounds.
•Sponsored the Carolina Youth Coalition, a nonprofit organization that prepares high-achieving, under-resourced high school students to get into, excel at, and graduate from college.
•Continued to expand recruitment efforts at diversity conferences, historically Black colleges and universities, and Hispanic serving institutions by appointing executive champions and targeted engagement teams.
•Established 2022 goals for each direct CEO staff officer that includes an annual objective of driving diversity within their organization.
Honeywell’s I&D strategy focuses on five key pillars, and we are driving a number of strategic initiatives behind each one, as follows:
Talent Acquisition. Honeywell provides training and resources to hiring managers to reinforce their role in bringing diverse talent into the organization. The Company applies a “diversity of slate” requirement when hiring for any exempt role in the U.S. or for any management, professional, or senior administrative role globally. This means that all managers must interview at least one diverse candidate when hiring for these roles, and any exception must be reported to the responsible human resources leader for approval prior to filling the position. Senior management monitors compliance through the use of diversity scorecards. This approach helps ensure that women and people of color are represented as the Company selects the best candidate.
Talent Management. Honeywell launched its Women’s Career Advancement Program (WCAP) in 2019, which focuses on each participant’s career advancement and empowerment through training and development experiences, and by expanding their internal networks for promotional opportunities. In 2020, Board member Robin L. Washington participated in the program kick-off meeting, underscoring the Board’s focus and commitment to this important initiative. In 2021, the Company expanded its commitment and launched the Diversity Career Advancement Program (DCAP), to include people of color, and Board member Deborah Flint was one of the program’s noted speakers. Both the WCAP and DCAP are being conducted in 2022 and are co-sponsored by Company officers.

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CORPORATE GOVERNANCE
Branding and Communication. To attract and retain diverse talent, the Company aims to showcase its culture and values as well as its commitment to inclusion and diversity. The Company’s #futureshapers brand campaign continues to focus on storytelling by a highly diverse array of Honeywell employees and seeks to humanize the brand by authentically tying innovative solutions and technologies back to its talent and their work at Honeywell.
Strategic Partnerships. Honeywell is involved with a range of external professional organizations, including the Society of Women Engineers, the National Society of Black Engineers, the Society of Hispanic Engineers, the Anita Borg Institute, Catalyst, the Leadership Council on Legal Diversity, and Disability:IN. In 2019, the Company launched its partnership with the Executive Leadership Council, an organization that supports the development of global Black leaders by delivering programs for Black employees to develop skills for executive/C-Suite roles. Honeywell also partners with top academic institutions for their quality of programs and commitment to creating a diverse student population and future workforce.
Business Operations. Honeywell’s Chairman and Chief Executive Officer is a signatory to the Catalyst CEO Champions for Change Pledge and in 2021, Mr. Adamczyk signed the Disability:IN pledge which was a personal affirmation and an organizational commitment to hire inclusively, contract with disability-owned business enterprises, and create accessible tools and technology for all. Honeywell also announced its support of the Equality Act, legislation that would provide the same basic protections to LGBTQ people as are provided to other protected groups under federal law. From the C-Suite to the shop floor, the Company’s leaders are expected to exemplify behaviors that promote an open and inclusive culture, and Honeywell helps managers develop this skill as they do any other leadership skill though training programs, interactive learning, and real-time events.
For more information about Honeywell’s inclusion and diversity initiatives, please visit investor.honeywell.com (see “ESG/Inclusion & Diversity”).

SPOTLIGHT ON WORKFORCE DIVERSITY*

Women in the Global Workforce	People of Color (POC) in the U.S. Workforce

24.3%
20.2%
28.9%
24.7%
20.0%
29.4%
26.8%
20.6%
29.5%
2019
2020
2021
Executives
Other Managers
Total Workforce

20.7%
21.7%
29.4%
19.9%
22.7%
33.4%
21.1%
27.6%
33.8%
2019
2020
2021
Executives
Other Managers
Total Workforce

Executives	Other Managers	Total Workforce

Starting with the 2021 report to be filed with the U.S. Equal Employment Opportunity Commission (EEOC) later this year, Honeywell will publicly disclose its EEO-1 report (adjusted to exclude Sandia and KCNSC workforces) annually within 30 days after the report is filed with the EEOC.

*As of December 31, 2021 unless otherwise indicated. Excludes Sandia National Laboratories (Sandia) and Kansas City National Security Campus (KCNSC) workforces. Sandia and KCNSC are U.S. Department of Energy facilities. Honeywell manages these facilities as a contract operator and does not establish or control their human resources policies. API represents Asian or Pacific Islander. The executives category represents executive-band employees.

44	Notice and Proxy Statement | 2022

CORPORATE GOVERNANCE
INTEGRITY AND ETHICS
At the core of Honeywell’s foundational principles is the Company’s Code of Business Conduct (the Code) that applies to all directors, officers (including our Chief Executive Officer, Chief Financial Officer, and Controller), and employees across the Company in all businesses and in all countries. The Code is a baseline set of requirements that enables employees to recognize and be aware of how to report integrity, compliance, and legal issues. In addition, the Code outlines our pledge to recognize the dignity of everyone, respect each employee, provide compensation and benefits that are competitive, promote self-development through training that broadens work-related skills, and value diversity of perspectives and ideas.
The Code provides guidance and expectations in a number of key integrity and compliance areas, including how employees should treat each other, conflicts of interest, health, safety, environment, product stewardship and sustainability (HSEPS), books and records, anti-corruption, proper business practices, trade compliance, insider trading, data privacy, respect for human rights, and the appropriate use of information technology and social media. To reinforce the Code, Honeywell provides comprehensive training on key compliance topics, develops training scenarios, deploys monthly manager communication toolkits, provides mechanisms for employees and third parties to report concerns (including anonymously), and ensures timely and fair reviews of integrity and compliance concerns through a best-in-class process to report and investigate allegations. Honeywell responds to 100% of reported allegations.
Any amendments to or waivers of the Code applicable or granted to any of Honeywell’s directors or executive officers will be published on the Company website. All officers and employees must complete Code of Conduct training and, where permitted by law, must also certify each year that they will comply with the Code. In 2021, the Company received certifications from 100% of officers and employees where permitted by law.
Honeywell fosters a culture of integrity, ethics, and workplace respect by setting the tone at the top and by unambiguously and repeatedly reinforcing its expectations. The Company is proud to have been recognized again in 2021 as one of the World’s Most Ethical Companies by Ethisphere, a global leader in defining and advancing the standards of ethical business practices. Additional details about the Code, the Supplier Code of Business Conduct and other components of Honeywell’s integrity and compliance program can be found on our website at investor.honeywell.com (see “ESG/Integrity and Compliance”).
WORKPLACE RESPECT
Fostering a respectful workplace environment is a key priority for Honeywell. While the Company’s Code of Business Conduct and other policies have long prohibited harassment, the Company issued a revised global harassment policy in 2020 to reaffirm our commitment to maintain a respectful workplace for all. This policy provides more explicit guidance on the expectations for each employee and makes clear that all employees who experience or witness harassment are encouraged and expected to report such conduct. All new employees are required to complete a sexual harassment training program as part of the onboarding process, and the policy is reinforced on multiple occasions throughout the year, including enterprise-wide global town meetings.

Notice and Proxy Statement | 2022	45

DIRECTOR COMPENSATION
The Corporate Governance and Responsibility Committee (CGRC) reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Any director who is an employee of Honeywell receives no compensation for service on the Board. Honeywell’s director compensation program is designed to enable continued attraction and retention of highly-qualified directors and to address the time, effort, expertise, and accountability required of active Board membership.
ELEMENTS OF COMPENSATION
In general, the CGRC and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and shareowners.
ANNUAL COMPENSATION

Board Cash Retainer	•Paid in quarterly installments.	$100,000 per annum
Lead Director Compensation	•Paid in quarterly installments (in addition to Board cash retainer).	$60,000 per annum
Committee Membership Compensation	•For each committee membership, paid in quarterly installments.	$10,000 per annum	(or $15,000 per annum for members of the Audit Committee)
Committee Chair Compensation	•Paid in quarterly installments (in addition to committee membership compensation).	$20,000 per annum	(or $40,000 per annum for the Audit Committee Chair)
Common Stock Equivalents
•Automatically credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors at the beginning of each calendar year. Dividend equivalents are credited with respect to these amounts.
•Payment of these amounts is deferred until termination of Board service. Payments are made in cash, as either a lump sum or in equal annual installments.
$60,000 in common stock equivalents
Annual Equity Grants
•Awarded on the date of the Annual Meeting of Shareowners.
•Each non-employee director receives an annual equity grant with a target value of $115,000, of which $65,000 is in the form of Restricted Stock Units (RSUs) and $50,000 is the form of options to purchase shares of common stock at a price per share equal to the fair market value of a share of common stock on the date of grant (stock options), which is the date of the Annual Meeting of Shareowners.
•Annual RSUs vest on the earliest of (i) the April 15th immediately preceding the first anniversary of the grant date, (ii) the director’s termination of service due to death or disability, (iii) the occurrence of a Change in Control, or (iv) the voluntary termination of service on or after the director’s tenth anniversary as a Board member in good standing.
•Stock options vest in equal annual installments on each of the April 15th immediately preceding the first, second, third, and fourth years anniversaries of the grant date, or, if earlier, on the earliest of (i) the director’s termination of service due to death or disability, (ii) the director’s retirement from the Board at or after mandatory retirement age (currently age 75), (iii) the occurrence of a Change in Control, or (iv) the voluntary termination of service on or after the director’s tenth anniversary as a Board member in good standing.

46	Notice and Proxy Statement | 2022

DIRECTOR COMPENSATION
DEFERRED COMPENSATION
A non-employee director may elect to defer all or any portion of his or her annual cash retainers and fees, until a specified calendar year or termination of Board service. Compensation is credited to their account in the Deferred Compensation Plan for Non-Employee Directors. Amounts credited either accrue interest (1.74% for 2021) or are valued as if invested in a Honeywell common stock fund or one of the other funds available to participants in our employee savings plan as elected by the participant. The unit price of the Honeywell common stock fund is increased to take dividends into account. In addition to payments at the termination of Board service, upon a change of control, as defined in the Non-Employee Director Plan, a director may receive a lump-sum payment for amounts deferred before 2006, pursuant to a prior election.
CHARITABLE MATCH
Honeywell also matches, dollar for dollar, any charitable contribution made by a director to any qualified charity, up to an aggregate maximum of $25,000 per director, per calendar year. For 2021, matching charitable contributions were made by Honeywell in the amount of $25,000 for each of Directors Ayer, Burke, Deily, Gregg, Lieblein, Paz, and Washington.
OTHER BENEFITS
Directors may utilize available Company aircraft for travel to and from Board and committee meetings, and non-employee directors are provided with $350,000 in business travel accident insurance. In addition, directors elected to the Board prior to September 2008 are provided with $100,000 in term life insurance on a grandfathered basis (benefit eliminated prospectively). Until his retirement from the Board in 2021, Mr. Hollick participated in a Company-provided medical plan in the UK, under a legacy arrangement not available to other directors.
COMPENSATION UPON ELECTION TO BOARD
Newly appointed directors are awarded the regular elements of annual director compensation determined on a prorated basis upon joining the Board. Prorated annual equity grants to new directors will be made on substantially the same terms and conditions as the annual grant made to other non-employee directors of the Company.
2021 DIRECTOR COMPENSATION TABLE

Director Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Option Awards(2)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Duncan B. Angove	$170,000	$125,000	$50,006	$—	$4	$345,010
William S. Ayer	$180,000	$125,000	$50,006	$—	$25,004	$380,010
Kevin Burke	$175,000	$125,000	$50,006	$—	$25,004	$375,010
D. Scott Davis	$235,000	$125,000	$50,006	$8,051	$520	$418,577
Linnet F. Deily (7)	$116,566	$60,000	$—	$—	$25,219	$201,785
Deborah Flint	$170,000	$125,000	$50,006	$—	$1,040	$346,046
Judd Gregg	$203,297	$125,000	$50,006	$—	$28,996	$407,299
Clive Hollick (7)	$102,912	$60,000	$—	$8,894	$8,187	$179,993
Grace D. Lieblein	$200,000	$125,000	$50,006	$—	$25,004	$400,010
Raymond Odierno (7)	$170,000	$125,000	$50,006	$—	$25,004	$370,010
George Paz	$225,000	$125,000	$50,006	$—	$29,013	$429,019
Robin L. Washington	$175,000	$125,000	$50,006	$—	$25,004	$375,010
(1)Includes all cash fees earned, whether paid in cash or deferred under the Deferred Compensation Plan for Non-Employee Directors.

Notice and Proxy Statement | 2022	47

DIRECTOR COMPENSATION
(2)The following table reflects all outstanding stock awards and option awards held at December 31, 2021, by each of the listed individuals:

Director Name	Outstanding Option Awards	Outstanding Stock Awards	Outstanding Deferred Comp Plan (Non-Elective)
Mr. Angove	8,118	3,988	1,518
Mr. Ayer	17,565	599	3,603
Mr. Burke	23,285	599	10,518
Mr. Davis	20,133	599	19,929
Ms. Flint	5,156	472	730
Sen. Gregg	23,285	599	7,896
Ms. Lieblein	20,133	599	5,631
Gen. Odierno	4,232	—	—
Mr. Paz	26,357	599	13,322
Ms. Washington	20,133	599	5,109
(3)The amounts set forth in this column represent the aggregate grant date fair value of Restricted Stock Unit awards plus $60,000 in common stock equivalents credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors. The fair value of the annual Restricted Stock Unit award was computed in accordance with FASB ASC Topic 718 using the average of the high and low of the Company’s stock price on the day of grant. Stock awards of 290 shares were made to Non-Employee Directors in May 2021 with a value of $224.14 per share. Ms. Deily and Mr. Hollick did not receive a Restricted Stock Unit award in 2021 as a result of their retirement from the Board prior to the grant date.
(4)The amounts set forth in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Option awards of 1,411 shares were made to non-employee directors in May 2021 with a Black-Scholes value of $35.44 per share. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2021 may be found in Note 15 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2021. Ms. Deily and Mr. Hollick did not receive a stock option award in 2021 as a result of their retirement from the Board prior to the grant date.
(5)Amounts included in this column reflect above-market earnings on deferred compensation from pre-2006 deferrals. Amounts invested in cash under the Deferred Compensation Plan for Non-Employee Directors are credited with the same rate of interest that applies to executives under the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees. Deferrals for the 2006 plan year and later earn a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. This rate is subject to change annually and was 1.74% for 2021. Deferrals for the 2005 plan year earn a rate of interest, compounded daily, which was set at an above-market rate before the beginning of the plan year and is subject to change annually. Deferrals for the 2004 plan year and prior plan years earn a rate of interest, compounded daily, that was set at an above-market rate before the beginning of each plan year. This rate is fixed until the deferral is distributed.
(6)Includes amounts described in “Charitable Match” and “Other Benefits” above and a $25,000 charitable donation made in Gen. Odierno's name upon his death.
(7)Ms. Deily and Mr. Hollick retired from the Board in 2021. Gen. Odierno passed away in 2021.
STOCK OWNERSHIP GUIDELINES

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of Honeywell, must hold common stock (including shares held personally, RSUs, and/or common stock equivalents) with a market value of at least five times the annual cash retainer (or $500,000). Directors have five years from election to the Board to attain the prescribed ownership threshold. All current directors (other than Ms. Flint who joined the Board in October 2019 and Ms. Lee who joined the Board in January 2022) have attained the prescribed ownership threshold.
In addition, directors must hold net gain shares from option exercises for one year. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the director sells to cover the exercise price of the options and pay applicable taxes.

On average, Honeywell non-employee directors held, as of December 31, 2021, common stock with a market value of
43x
the annual cash retainer, reflecting their deep commitment to shareowner value creation.

48	Notice and Proxy Statement | 2022

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, Honeywell seeks a non-binding advisory vote from its shareowners to approve the compensation of its Named Executive Officers (NEOs) as described in the Compensation Discussion and Analysis section beginning on page 50 and the Executive Compensation Tables section beginning on page 78. This vote is commonly known as “Say-on-Pay,” and the Board has adopted a policy of providing for an annual Say-on-Pay vote. We anticipate that shareowners will next have the opportunity to vote on the frequency of future Say-on-Pay votes at the 2023 Annual Meeting of Shareowners.
We encourage you to read the Compensation Discussion and Analysis and Executive Compensation Tables section to learn more about the Company’s executive compensation programs and policies. The Board believes its 2021 compensation decisions and our executive compensation programs align the interests of shareowners and executives by emphasizing variable, at-risk compensation largely tied to measurable performance goals utilizing an appropriate balance of near-term and long-term objectives.
This vote is not intended to address a specific item of compensation, but rather our overall compensation policies and procedures related to the NEOs. Because the Say-on-Pay vote is advisory, it will not be binding upon the Board or the Management Development and Compensation Committee (MDCC). However, the Board and MDCC will consider the outcome of the vote and feedback from discussions with shareowners when considering future executive compensation arrangements.
The Board recommends that shareowners vote in favor of the following resolution:
“RESOLVED, that the Company’s shareowners approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareowners pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

Notice and Proxy Statement | 2022	49

COMPENSATION DISCUSSION AND ANALYSIS

Non-GAAP Financial Measures
This Proxy Statement, including the Compensation Discussion and Analysis, contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this document are as follows: segment profit, on an overall Honeywell basis, a measure by which we assess operating performance, which we define as operating income adjusted for certain items as presented in Appendix A; segment margin, on an overall Honeywell basis, which we define as segment profit divided by sales; incremental margin, which we define as the year-over-year change in segment profit divided by the year-over-year change in net sales; organic sales growth, which we define as sales growth less the impacts from foreign currency translation, acquisitions, and divestitures for the first 12 months following transaction date; free cash flow, which we define as cash flow from operations less capital expenditures plus cash receipts from Garrett, if and as noted in Appendix A; free cash flow margin, which we define as free cash flow divided by net sales; and adjusted earnings per share and adjusted net income attributable to Honeywell, which we adjust to exclude pension mark-to-market, changes in fair value for Garrett equity securities, a non-cash charge associated with a further reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021, an expense related to UOP matters, gain on the sale of the retail footwear business, a 2Q20 favorable resolution of a foreign tax matter related to the spin-off transactions, 2020 non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett, the 4Q17 U.S. tax legislation charge, and adjustments to such charge and the separation costs related to the spin-offs, if and as noted in Appendix A. Other than references to reported earnings per share, all references to earnings per share in this document are so adjusted. Certain metrics presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. The respective tax rates applied when adjusting earnings per share for these items are identified in the reconciliations presented in Appendix A. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Other companies may define and calculate such measures differently, which may limit the usefulness of such measures for comparative purposes. Refer to Appendix A for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.

Other Definitions
Peer Median Reflects Compensation Peer Group Median
Peer Median Net Income, EPS Reflect Adjusted (Non-GAAP) Results
Adjusted Net Income Before Interest = Adjusted Net Income + After-Tax Interest*
Net Investment = Book Value of Equity + Total Debt
* Interest expense tax effected for effective tax rates.

ROIC = Adjusted Net Income Before Interest[1] ÷ Net Investment (2-Point Average)
ROE = Adjusted Net Income ÷ Total Shareowner Equity (2-Point Average)
ROI = Adjusted Net Income Before Interest* ÷ (Total Shareowner Equity + Net Debt)
ROA = Adjusted Net Income ÷ Total Assets (2-Point Average)

50	Notice and Proxy Statement | 2022

COMPENSATION DISCUSSION AND ANALYSIS
OUR NAMED EXECUTIVE OFFICERS (NEOs)*

DARIUS ADAMCZYK	GREGORY P. LEWIS	ANNE T. MADDEN	QUE THANH DALLARA†	MICHAEL R. MADSEN

Chairman and CEO	Senior Vice President Chief Financial Officer	Senior Vice President General Counsel	President and CEO Honeywell Connected Enterprise (HCE)	President and CEO Aerospace (AERO)
*Throughout this CD&A, references to “NEOs” include all NEOs, and references to “Other NEOs” include all NEOs except Mr. Adamczyk.
†    Ms. Dallara has submitted her resignation from the Company, which will be effective on May 1, 2022.
COMPENSATION PRACTICES AND POLICIES

WHAT WE DO	WHAT WE DON’T DO
Pay for Performance. We closely align pay and performance, with a significant portion of target total direct compensation at-risk. The Management Development and Compensation Committee (MDCC) validates this alignment annually and ensures performance-based compensation represents a significant portion of executive compensation.
Robust Performance Goals. We establish clear and measurable goals and targets and hold our executives accountable for achieving specified levels to earn a payout under our incentive plans. We use different sets of operational metrics for the annual cash incentive plan (ICP) and performance-based long-term incentives (LTI) to drive top and bottom-line growth over multiple time frames, aligned with sustained long-term performance.
Clawback Practices. We maintain a policy that allows for recoupment of incentive compensation in the event of misconduct and a significant financial restatement or if an executive leaves the Company to join a competitor.
Double Trigger in the Event of a Change in Control (CIC). We have double trigger vesting on equity and severance for CIC; executives will not receive cash severance nor will equity vest in the event of a CIC unless accompanied by qualifying termination of employment.
Maximum Payout Caps for Incentive Plans. ICP and Performance Plan payouts are capped.
Robust Stock Ownership Requirements. We require executive officers to hold meaningful amounts of stock and require them to hold net shares for one year from exercise or vesting.
Options Granted at Fair Market Value (FMV). Annual stock options awarded to all executives (including the NEOs) are approved by the MDCC on the same day, with an exercise price no less than the fair market value of Honeywell's common stock on the date of grant.
Independent Compensation Consultant. The MDCC retains an independent compensation consultant to review and advise the MDCC on executive compensation matters. The independent consultant attends all MDCC meetings.

No Excessive Perks. We do not provide perquisites except in cases where there is a compelling business or security reason, nor do we provide tax gross-ups for officers, other than in connection with a Company-required relocation.
No Guaranteed Annual Salary Increases or Bonuses. Annual salary increases are based on evaluations of individual performance and the competitive market. In addition, we do not provide guarantees on bonus payouts.
No Hedging or Pledging. We do not allow hedging or pledging of our stock.
No Excise Tax Gross-Ups and No Accelerated Bonus Payments Upon a CIC. Excise tax gross-ups have been eliminated for all executive officers. Plans provide that ICP awards earned in the year of a CIC would be paid at the time they would typically be paid based on business performance rather than at target.
No Incentivizing of Short-Term Results to the Detriment of Long-Term Goals and Results. Pay mix is heavily weighted toward long-term incentives aligned with the interests of shareowners.
No Excessive Risks. Compensation practices are appropriately structured and avoid incentivizing employees to engage in excessive risk-taking.
No Options Repricing. We prohibit repricing (reduction in exercise price or exchange for cash or other consideration) or reloading of stock options.
No Consultant Conflicts. Under the MDCC’s established policy, the compensation consultant cannot provide any other services to Honeywell without the MDCC’s approval. Regular independence reviews are conducted.

Notice and Proxy Statement | 2022	51

COMPENSATION DISCUSSION AND ANALYSIS
OUR COMPENSATION PROGRAM
PHILOSOPHY AND APPROACH
Honeywell’s executive compensation program creates long-term shareowner value through four key objectives:
•Attract and Retain World-Class Leadership Talent with the skills and experience necessary to develop and execute business strategies, drive superior financial results, and nimbly adapt and react to constantly evolving end-market conditions in an enterprise with the Company’s scale, breadth, complexity, and global footprint.
•Emphasize Variable, At-Risk Compensation with an appropriate balance of near-term and long-term objectives that align executive and shareowner interests.
•Pay for Superior Results and Sustainable Growth by rewarding and differentiating among executives based on the achievement of enterprise, business unit, and individual objectives as well as efforts to advance Honeywell’s long-term growth initiatives.
•Manage Risk Through Oversight and Compensation Program Design Features and Practices that balance short-term and long-term incentives, are not overly leveraged, and cap maximum payments.
Decision-making over executive compensation rests with the MDCC, which holds five regularly scheduled meetings each year (six meetings held in 2021). Specific topics may be covered in a separate meeting from time to time. Each meeting includes an executive session comprised solely of independent directors, and those meetings are attended by the MDCC’s independent compensation consultant. Meeting agendas contain items proposed by either management or the MDCC members.
In carrying out its responsibilities, the MDCC balances a number of important considerations, including:
•The importance of aligning pay with Company and individual performance.
•The need to attract, retain, and reward executives with a proven track record of delivering consistent financial and operating results and driving “seed-planting” initiatives that will create sustainable long-term shareowner value.
•The complex multi-industry and global nature of Honeywell’s businesses and the importance of growth outside of the United States for future success.
•The importance of maintaining and executing on a thorough and rigorous succession planning process.
Key factors that shape the MDCC’s overall assessment of performance and appropriate levels of compensation include:
•Operational and financial performance for the entire corporation and the relevant business units.
•Aggressiveness of each executive’s financial and operating goals and targets.
•Business/macroeconomic conditions impacting the industries in which Honeywell’s businesses operate.
•Execution against strategic initiatives and the impact of investments that will benefit financial performance in future years.
•Each executive’s long-term leadership potential and associated retention risk.
•The senior executive development and succession plan.
•Total shareowner return (TSR).
•Trends and best practices in executive compensation.
•Peer group comparisons, including performance, pay levels, and related practices.
The MDCC reviews these factors over various time periods to ensure a strong linkage between pay and performance. At each of its meetings, the MDCC reviews four-year NEO compensation history for each element of total annual direct compensation, as well as projected payments under Honeywell’s retirement and deferred compensation plans, to provide historical context and an understanding of how current compensation decisions may affect future wealth accumulation and executive retention.
On an annual basis, the MDCC reviews information provided by its independent compensation consultant regarding compensation paid to similarly situated executive officers at Compensation Peer Group companies as a point of reference. Similarly, third-party survey data or published reports may be utilized as a general indicator of relevant market conditions. The MDCC does not target a specific competitive position relative to the market in making its compensation determinations.
Honeywell’s senior executives are recognized as industry leaders with backgrounds, depth of experience, and management skills that are highly attractive to competitors. The MDCC prefers to address critical retention and succession risks through the existing compensation program. When appropriate, however, the MDCC may approve other compensation actions or program adjustments that it believes are in the best interest of the Company and its shareowners to ensure the appropriate alignment of pay with performance, strengthen the succession plan, and guard against the loss of key talent.

52	Notice and Proxy Statement | 2022

COMPENSATION DISCUSSION AND ANALYSIS
PROGRAM DESIGN AND LINK TO BUSINESS STRATEGY AND PERFORMANCE
The following table provides an overview of Honeywell’s 2021 executive compensation program and describes the link between each of our regular direct compensation elements and our business strategy and performance.

		Link to Strategy and Performance	Target Compensation Mix
Element	Description		CEO	Other NEOs

Base Salary	Base salaries are determined based on scope of responsibility, years of experience, and individual performance.	To attract and compensate high-performing and experienced leaders at a competitive level of cash compensation.

Annual Incentive Compensation Plan (ICP)	80% based on formulaic determination against pre-established financial metrics. 20% based on assessment of individual performance.	To motivate and reward executives for achieving annual corporate, business unit, and functional goals in key areas of financial and operational performance.

Performance Stock Units (PSUs) (2021-2023)	•CEO and entire Leadership Team*: 50% of annual LTI •Covers three-year period •Relative TSR (25% weight) along with key financial metrics (75% weight)
Focuses executives on the achievement of specific long-term financial performance goals directly aligned with our operating and strategic plans. TSR portion pays based on three-year return from stock price appreciation and dividends vs. the Compensation Peer Group.

Stock Options	•CEO and entire Leadership Team*: 35% of annual LTI	Directly aligns the interests of our executives with shareowners. Stock options only have value for executives if operating performance results in stock price appreciation.

Restricted Stock Units (RSUs)	•CEO and entire Leadership Team*: 15% of annual LTI	Strengthens key executive retention over relevant time periods to ensure consistency and execution of long-term strategies.

*Leadership Team refers to all direct CEO staff officers in 2021, which includes all NEOs.

Notice and Proxy Statement | 2022	53

COMPENSATION DISCUSSION AND ANALYSIS

FIXED: Base Salary VARIABLE: ICP at target and PSUs, Stock Options, and RSUs at grant date value

SHORT-TERM: Base Salary and ICP at target LONG-TERM: PSUs, Stock Options, and RSUs at grant date value
ENGAGEMENT WITH SHAREOWNERS ON COMPENSATION

ENGAGEMENT
•The Company routinely engages with its shareowners to better understand their views on Honeywell’s governance and compensation practices.
•The Company’s Lead Director and MDCC Chair regularly participate in these engagements.
•In 2021, the Company extended meeting invitations to 60 of its top shareowners during proxy season and again during summer/fall outreach to discuss environmental, social, and governance (ESG) matters (including Honeywell’s executive compensation program).
•As a result of these invitations, the Company held 27 separate one-on-one meetings with shareowners, representing 29% of common shares outstanding, many of which included the participation of either Honeywell’s Lead Director or MDCC Chair.

■

FEEDBACK
•Shareowner support for Honeywell’s executive compensation program remained positive in 2021.
•Shareowners viewed the pandemic-related compensation actions as appropriate under the circumstances, with recognition that adverse pandemic-related impacts on incentive plans were not unique to Honeywell and that thoughtful recalibrations were appropriate in industries hardest hit by the COVID-19 pandemic.
•In addition to shareowner feedback, the MDCC also considers the results of the annual advisory vote on executive compensation in making determinations about the structure of Honeywell’s pay program, or whether any changes to the program should be considered.

■

RESPONSE
•Feedback the Company receives from shareowners enables the Board to better understand shareowners’ perspectives on its executive compensation program, which resulted in significant changes to the program in the past that have now been fully implemented.
•These changes led to over 92% of shareowners voting in favor of “Say-on-Pay” in each of the last five years, including a 93% result in 2021.
•There were no changes made to the executive compensation program in 2021 as a result of these meetings, as most shareowners remained supportive of the executive compensation program and the actions taken by the MDCC in 2020 and the first quarter of 2021, including those taken in response to the COVID-19 pandemic.
•Throughout 2021 and into the first quarter of 2022, the MDCC continued to monitor and assess the risks and impacts to the incentive plans from the protracted COVID-19 pandemic and related supply chain dynamics, and remained committed to maintaining alignment between pay and performance in its decision making.

■

54	Notice and Proxy Statement | 2022

COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION PEER GROUP
To ensure appropriate levels of executive officer compensation and the alignment of pay and performance, the MDCC believes it is important to understand how Honeywell compares to other relevant companies. As such, the MDCC reviews executive officer compensation, and assesses Honeywell’s financial performance, against a group of 16 companies that are considered Honeywell’s “Compensation Peer Group.” In addition, the MDCC periodically reviews relative financial performance against a subset of companies with complex multi-industry characteristics, like Honeywell, or relevant indices.
The companies selected by the MDCC for inclusion in the Compensation Peer Group have one or more of the following attributes:
•Business operations in the industries and markets in which Honeywell participates.
•Similar breadth of portfolio and complexity.
•Global scope of operations and/or diversified product lines.
•Within reasonable range of sales and/or market capitalization.
•Demonstrated competitor for executive talent. The MDCC reviews the appropriateness of the Compensation Peer Group companies on an annual basis and discusses whether any changes are necessary.
After making a number of changes in 2020, the MDCC did not make any changes to the Compensation Peer Group companies for 2021.
The following table lists relevant comparative information for the Compensation Peer Group companies for 2021:

	MKT Cap ($M) (12/31/2021)	Total Assets ($M)	Sales ($M)	Empees (#)	Total Shareowner Return (12/31/2021)
Company Name					1 Year	2 Years	3 Years	5 Years	10 Years
Honeywell International Inc.	$143,543	$64,470	$34,392	99,000*	0%	23%	68%	108%	397%

3M Company	$102,360	$47,072	$35,355	95,000	5%	8%	3%	16%	186%
The Boeing Company	$118,316	$138,552	$62,286	142,000	-6%	-38%	-36%	39%	235%
Caterpillar Inc.	$111,834	$82,793	$50,971	107,700	16%	47%	76%	154%	202%
Deere & Company	$105,407	$84,114	$43,956	75,550	29%	104%	141%	262%	449%
Dow Inc.	$41,951	$62,990	$54,968	35,700	7%	15%	N/A	N/A	N/A
DuPont de Nemours, Inc.	$41,852	$45,707	$16,653	28,000	15%	31%	13%	11%	164%
Eaton Corporation plc	$68,886	$34,027	$19,628	86,000	47%	92%	174%	200%	441%
Emerson Electric Co.	$55,308	$24,715	$18,236	86,700	18%	28%	69%	92%	169%
General Dynamics Corporation	$58,108	$50,073	$38,469	103,100	44%	25%	43%	35%	297%
General Electric Company	$103,696	$198,874	$74,196	168,000	10%	7%	64%	-58%	-13%
Illinois Tool Works Inc.	$77,466	$16,077	$14,455	45,000	24%	44%	110%	127%	566%
Johnson Controls International plc	$57,269	$41,890	$23,668	101,000	77%	109%	194%	124%	270%
Lockheed Martin Corporation	$98,017	$50,873	$67,044	114,000	3%	-4%	47%	62%	499%
Phillips 66	$31,752	$55,594	$111,930	14,000	9%	-28%	-4%	2%	N/A
Raytheon Technologies Corporation	$129,019	$161,404	$64,388	174,000	23%	3%	48%	50%	154%
Schlumberger Limited	$42,009	$41,511	$22,929	92,000	40%	-22%	-8%	-58%	-43%
Compensation Peer Median	$73,176	$50,473	$41,213	93,500	17%	20%	48%	50%	219%

Honeywell Percentile Rank	100%	67%	39%	58%	4%	52%	62%	68%	75%
Honeywell TSR Rank Order					16	9	7	6	5

Honeywell TSR Outperformed Compensation Peer Median Over 2, 3, 5, and 10-Year Periods
*Excludes Sandia National Laboratories (Sandia) and Kansas City National Security Campus (KCNSC) workforces. Sandia and KCNSC are U.S. Department of Energy facilities. Honeywell manages these facilities as a contract operator and does not establish or control their human resources policies.
Source: S&P Capital IQ
TSR is calculated by the growth in capital from purchasing a share in the company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.

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COMPENSATION DISCUSSION AND ANALYSIS
PERFORMANCE RELATIVE TO PEERS
2021 PERFORMANCE
The following graphs show Honeywell’s performance versus the median of the Compensation Peer Group for four key metrics in 2021. We’ve included adjusted EPS growth and free cash flow margin because those are the primary measures used in our annual incentive compensation plan (ICP).

Sales Growth	Incremental Margin	Adjusted EPS Growth	Free Cash Flow Margin

Source: S&P Capital IQ for peer data.
Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 50 or in Appendix A.
THREE-YEAR CUMULATIVE GROWTH
The MDCC also reviews Honeywell’s performance relative to the Compensation Peer Group over multi-year time periods. The following graphs show the Company’s performance versus the median of the Compensation Peer Group for four key metrics over the three-year period ending in 2021 that the MDCC reviewed.

Total Shareowner Return	Sales Growth	Segment Margin Expansion (bps)	Adjusted EPS Growth

Source: S&P Capital IQ for peer data.
Peer segment margin calculated as EBIT divided by sales.
TSR is calculated by the growth in capital from purchasing a share in the company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.
Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 50 or in Appendix A.

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COMPENSATION DISCUSSION AND ANALYSIS
THREE-YEAR AVERAGE RETURN
The MDCC also carefully considers several different ratios that are important measures of Honeywell’s earnings performance compared to the Compensation Peer Group median. Shareowners have told the Company that they regard ROIC as a particularly important metric because it shows how well management is balancing delivery of short-term results against long-term sustainable growth. Honeywell’s three-year average ROIC was 14.9%, which outperformed the Compensation Peer Group median.

Return on Invested Capital	Return on Assets	Return on Equity

Source: S&P Capital IQ for peer data.
CUMULATIVE TOTAL SHAREOWNER RETURN (TSR) RELATIVE TO PEERS
The following graphs show Honeywell's TSR performance versus the median of the Compensation Peer Group over multiple timeframes.

Cumulative two-year TSR represents the COVID-19 pandemic impacted period	Cumulative five-year TSR is more than double the Compensation Peer Group median return	Cumulative 10-year TSR exceeded the Compensation Peer Group median by a multiple of 1.8x
Source: S&P Capital IQ, as of December 31, 2021.
TSR is calculated by the growth in capital from purchasing a share in a company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.

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COMPENSATION DISCUSSION AND ANALYSIS
2021 COMPENSATION SUMMARY
The table below summarizes compensation awarded to the NEOs in 2021. It reflects Honeywell’s commitment to align pay with Company performance and the interests of the Company’s shareowners. Details are more fully discussed later in this Compensation Discussion and Analysis.

Base Salary
•Mr. Adamczyk's base salary was increased by 6.25%, his first base pay increase since March 2018. He will not receive a base salary adjustment in 2022.
•Mr. Lewis's base salary was adjusted upward by 10.4% to recognize performance, the broad scope of his role, and to better align his cash compensation with comparable peer company CFOs.
•For Mses. Madden and Dallara and Mr. Madsen, base salary merit increases were made for the first time since 2019. The average 2021 merit increase for these NEOs was 4.0%.
•For all NEOs, 2021 base salary changes were effective March 31, 2021.

Annual Incentive Compensation Plan (ICP)
•For Mr. Adamczyk, ICP target was 175% of base salary. His earned award paid at 133% of target, reflecting application of the ICP formula and the Board’s assessment of 2021 performance in a difficult operating environment. For each of the Other NEOs, their ICP target was 100% of base salary. ICP awards paid to the Other NEOs for 2021 performance ranged from 112% to 133% of target.
•80% of payout based on Company performance against the two pre-established ICP metrics of adjusted EPS and free cash flow. For the Business Unit NEOs, half of their calculated award is tied to performance metrics of their business unit: HCE revenue contribution and HCE segment profit contribution for Ms. Dallara, and AERO income contribution and AERO free cash flow for Mr. Madsen.
•20% of payouts were determined based on the MDCC’s qualitative assessment of individual performance and accomplishments discussed starting on page 62.

Performance Stock Units (PSUs) (2021-2023)
•Represented 50% of annual LTI.
•PSU earned awards will be determined at the end of the three-year period based on four equally weighted metrics: three-year total shareowner return (TSR) relative to the 2021 Compensation Peer Group and total revenue, average return on investment (ROI), and average segment margin rate measured over a three-year period.

Stock Options	•Represented 35% of annual LTI. •Stock options issued to the CEO and Other NEOs in 2021 vest over four years.

Restricted Stock Units (RSUs)	•Represented 15% of annual LTI. •RSUs issued to the CEO and Other NEOs in 2021 vest over six years.

The pay opportunity for the NEOs in 2021 reflects the compensation program structure and design elements that shareowners have overwhelmingly supported since being fully implemented in 2018.

58	Notice and Proxy Statement | 2022

COMPENSATION DISCUSSION AND ANALYSIS
2021 TOTAL ANNUAL DIRECT COMPENSATION FOR EACH NEO
The table below reflects the 2021 value for each element of pay that the MDCC regularly considers as part of its annual decision-making process. This table does not replace the Summary Compensation Table shown on page 78, as required by the SEC, but is intended to show 2021 compensation from the perspective of the MDCC.

DARIUS ADAMCZYK Chairman and CEO	Total Annual Direct Compensation: $20,566,195

GREGORY P. LEWIS SVP, Chief Financial Officer	Total Annual Direct Compensation: $6,629,344

ANNE T. MADDEN SVP, General Counsel	Total Annual Direct Compensation: $6,720,309

QUE THANH DALLARA President and CEO, Honeywell Connected Enterprise	Total Annual Direct Compensation: $5,367,608

MICHAEL R. MADSEN President and CEO, Aerospace	Total Annual Direct Compensation: $4,697,640

■ Base Salary	■ Annual Incentive Plan (ICP)(1)	■ 2021-2023 Performance Stock Units (PSUs)(2)
■ Stock Options(3)	■ Restricted Stock Units (RSUs)(4)
(1)Annual ICP payouts determined 80% based on a calculation against pre-set goals and 20% based on individual assessments.
(2)Grant date value of annual 2021-2023 PSUs issued on March 15, 2021. PSUs vest on the third anniversary of the grant date to the extent earned.
(3)Stock options awarded to NEOs vest ratably over four years, have a 10-year term, and are subject to stock ownership and post-exercise holding requirements.
(4)RSUs vest over a six-year period and are subject to stock ownership and post-vesting holding requirements.
2021 BASE SALARY DECISIONS
On February 11, 2021, the MDCC approved base salary actions for each NEO (including the CEO) based on an assessment of performance and pay positioning against comparable positions in Compensation Peer Group companies. All base salary changes were effective March 31, 2021.
Mr. Adamczyk's base salary was increased for the first time since March 2018, from $1.6 million to $1.7 million (6.25%) to recognize performance and positioning relative to peers. Mr. Adamczyk will not receive a base salary adjustment in 2022.
Mr. Lewis' base salary was adjusted upward by 10.4%, his first base salary change since March 2019, to recognize performance and the broad scope of his role in a complex global organization and to better align his base pay and total cash compensation with comparable peer company CFOs.
For Mses. Madden and Dallara and Mr. Madsen, merit increases were made for the first time since 2019 (as merit increases were canceled in 2020, and base salaries were cut 10% from March 31 - November 1, 2020, as part of COVID-19 pandemic-related cost actions). The average 2021 merit increase for these NEOs was 4.0%.

Notice and Proxy Statement | 2022	59

COMPENSATION DISCUSSION AND ANALYSIS
2021 ANNUAL INCENTIVE COMPENSATION PLAN DECISIONS
As prescribed in Honeywell's ICP program, 80% of the ICP awards earned by the NEOs was determined formulaically based on financial targets established by the MDCC in early February 2021 (based on the mid-point of external guidance), and 20% of the awards was determined based on the MDCC’s qualitative assessment of individual performance against objectives for 2021 and the significant accomplishments listed on pages 62-64. The potential attainment percentage for both the formulaic and individual qualitative portions of the award could range from 0% to 200% of target.
Individual 2021 ICP target amounts for the NEOs were determined by multiplying their 2021 ICP applicable base salary by their individual ICP target award percentage. Individual ICP target percentages for 2021 were:
•Mr. Adamczyk: 175%
•Other NEOs: 100%
No changes were made to individual ICP targets as a percent of salary in 2021.
ICP FORMULAIC PORTION (80% OF TARGET AWARD)
The following table describes each of the financial ICP metrics and the relative weighting percentage for each metric that is included in the formulaic portion of the ICP payout (i.e., 80%) for each NEO.
For Messrs. Adamczyk and Lewis and Ms. Madden (Corporate NEOs), the formulaic portion of their ICP award was based entirely on company-wide (Total Honeywell) adjusted EPS and free cash flow. For Ms. Dallara and Mr. Madsen (Business Unit NEOs), in addition to Total Honeywell adjusted EPS and free cash flow, the MDCC also established business unit targets which were given equal weighting in the ICP formulaic calculation.

		ICP Weighting (Formulaic)
Metric	Significance	Corporate NEOs	Business Unit NEOs
Adjusted Honeywell EPS	Viewed as the most important measure of near-term profitability that has a direct impact on stock price and shareowner value creation.	50%	25%
Business Unit Metric 1: Revenue Contribution (HCE) Income Contribution (AERO)	HCE: Measure of contribution of HCE initiatives toward segment level revenue goals. AERO: Business unit measure of near-term profitability and contribution to overall Company performance.	—	25%
Total Honeywell Free Cash Flow	Reflects quality of earnings and incremental cash generated from operations that may be reinvested in our businesses, used to make acquisitions, or returned to shareowners in the form of dividends or share repurchases.	50%	25%
Business Unit Metric 2: Profit Contribution (HCE) Free Cash Flow (AERO)	HCE: Measure of contribution of HCE initiatives toward profitability. AERO: Business unit contribution to overall Company free cash flow performance.	—	25%
Total		100%	100%
2021 ICP GOALS
For 2021, the Total Honeywell ICP targets for adjusted EPS and free cash flow were as follows:

ICP Goal	2020 ICP Goal Actual Performance	2021 ICP Goal	2021 Goal v. 2020 Actual	Basis for 2021 Goals	2021 Threshold (50% Payout)	2021 Maximum (200% Payout)
Adjusted EPS	$7.10	$7.80	+9.9%	Midpoint of initial guidance range communicated to investors on January 29, 2021 (Guidance Range)	$6.24	$9.36
Total Honeywell Free Cash Flow	$5.30 billion	$5.30 billion	same		$4.24 billion	$6.36 billion

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COMPENSATION DISCUSSION AND ANALYSIS
ACTUAL PERFORMANCE AGAINST 2021 ICP GOALS
The Corporate NEOs formulaic payout portion of ICP (80% of ICP) was based on actual 2021 performance against 2021 ICP Targets as follows:

ICP Goal	2021 ICP Goal (Target)	2021 Actual Performance	Achievement %	2021 Performance	Metric Payout Percentage*	Corporate NEO Weighting	Calculated Payout Percentage
Adjusted EPS	$7.80	$8.06	103.3%	Annual Goal set in February 2021 based on midpoint of the Guidance Range. Actual performance exceeded top end of the Guidance Range of $7.60-$8.00.	116.5%	50%	58.25%
Total Honeywell Free Cash Flow	$5.30 billion	$5.73 billion	108.1%	Annual Goal set in February 2021 based on midpoint of the Guidance Range. Actual performance exceeded top end of the Guidance Range of $5.10B-$5.50B.	140.5%	50%	70.25%
		Total Calculated (Formulaic) Payout: Corporate NEOs					129%
*Metric Payout Percentage based on ICP payout curve, which provides for a 5% increase in payout for each 1% of performance above target, and a 2.5% decrease in payout for each 1% of performance below target, with interpolation for intermediate points on the curve.
Ms. Dallara's formulaic payout portion of ICP (80% of ICP) was based on actual 2021 performance against the 2021 ICP goals for both Total Honeywell and the HCE business unit (each weighted equally). This calculation resulted in a 2021 formulaic ICP payout for Ms. Dallara of 111% of target:

Total Calculated (Formulaic) Payout: HCE (Ms. Dallara)	111%
Disclosure of HCE targets and a detailed calculation of their contribution toward Ms. Dallara's formulaic ICP payout portion is not provided because we have determined that such information involves confidential commercial and financial information, the disclosure of which would result in competitive harm for Honeywell. The HCE performance targets established with respect to Ms. Dallara's 2021 ICP opportunity were intended to be challenging, but achievable.
Mr. Madsen's formulaic payout portion of ICP (80% of ICP) was based on actual 2021 performance against the 2021 ICP goals for both Total Honeywell and the AERO business unit (each weighted equally), as follows:

ICP Goal	2021 ICP Goal (Target)	2021 Actual Plan Performance	Achievement %	Metric Payout Percentage*	Aerospace Weighting	Calculated Payout Percentage
Adjusted EPS	$7.80	$8.06	103.3%	116.5%	25%	29.1%
Total Honeywell Free Cash Flow	$5.30 billion	$5.73 billion	108.1%	140.5%	25%	35.1%
AERO Income Contribution	$2.462 billion	$2.403 billion	97.6%	94.0%	25%	23.5%
AERO Free Cash Flow	$2.511 billion	$2.343 billion	93.3%	83.3%	25%	20.8%
		Total Calculated (Formulaic) Payout: AERO (Mr. Madsen)				109%
*Metric Payout Percentage based on ICP payout curve, which provides for a 5% increase in payout for each 1% of performance above target, and a 2.5% decrease in payout for each 1% of performance below target, with interpolation for intermediate points on the curve.
Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 50 or in Appendix A.
The calculated payout percentages above were multiplied by 80% to arrive at the formulaic portion of the 2021 ICP award for each of the NEOs.

Notice and Proxy Statement | 2022	61

COMPENSATION DISCUSSION AND ANALYSIS
ICP INDIVIDUAL QUALITATIVE PORTION (20% OF TARGET AWARD)
The MDCC conducted a qualitative assessment to determine the individual qualitative portion of the ICP award payout, which accounted for 20% of the target award for each NEO. The MDCC first reviewed a scorecard of key performance indicators and business results against annual operating plan goals set at the beginning of 2021, and considered the impact the global pandemic and related global supply chain disruptions had on such results and how management responded to these challenges. The MDCC also reviewed company performance against the Compensation Peer Group companies and other indices on key business metrics typically used to inform the ICP qualitative assessment.
The MDCC then reviewed and considered the key 2021 activities and accomplishments for Mr. Adamczyk and each of the Other NEOs, some of which are summarized below:

Mr. Adamczyk – Qualitative Considerations
•Navigated through several unprecedented macro-economic uncertainties: the ongoing COVID-19 pandemic, supply chain challenges, unprecedented raw material inflation, and labor market challenges. The Company:
–Innovated quickly, introducing several healthy solutions offerings to help the world safely navigate through the COVID-19 pandemic. For example, the Company enabled employers to manage occupancy levels and track vaccination status by deploying newly acquired Honeywell Sine software, leading to a safer return to the workplace.
–Deployed supply chain automation capabilities to organize and conduct mass vaccination events at Bank of America Stadium and Charlotte Motor Speedway, two of the largest sporting venues in North Carolina, enabling over 150,000 people to get vaccinated against COVID-19.
–Managed through supply chain challenges and mitigated sales risk by deploying digital tools to manage impact of shortages, by proactively identifying part substitutions, and by reengineering products with alternative components.
–Implemented swift pricing adjustments to combat the outsized inflation environment.
•Revitalized Honeywell's operating system into Honeywell Accelerator, providing a centralized source of educational and training materials and best practices designed to further enhance the way we manage, govern, and operate the business day-to-day.
•Under Mr. Adamczyk's leadership, Honeywell's financial performance exceeded that of the Compensation Peer median in free cash flow growth.
•Further advanced Honeywell's efforts to be the premier software-industrial with double-digit recurring connected software sales growth compared to the prior year.
•Effectively deployed $8.5 billion of capital to enhance Honeywell's portfolio and shareowner returns: more than $1.6 billion for completed acquisitions, the creation of Quantinuum and Honeywell Ventures, $0.9 billion in capital investments, and $6.0 billion of share repurchases and dividends, including the Company's twelfth dividend increase over eleven consecutive years.
•Expanded Honeywell's life sciences and software capabilities by completing the $1.3 billion acquisition of Sparta Systems, a leading provider of enterprise quality management software (QMS) for the life sciences industry, including a next-generation SaaS platform.
•Completed the combination of Honeywell Quantum Solutions and Cambridge Quantum Computing to form Quantinuum, the world's largest and most advanced full-stack quantum computing company.
•Recognized as one of the World's Most Ethical Companies by Ethisphere; the sixth time receiving this recognition.
•Drove a robust environmental, social, and governance program that includes:

DARIUS ADAMCZYK Chairman and Chief Executive Officer
–Public commitment to achieving carbon neutral facilities and operations by 2035.
–>60% of 2021 sales comprised of solutions that contribute to ESG-oriented outcomes.*
–~60% of new product research and development activity is directed towards ESG-oriented outcomes.*
–An award-winning global citizenship initiative, including STEM (science, technology, engineering, and math) education as well as focus on inclusion and diversity and humanitarian relief.

–An inclusion and diversity program ingrained in Honeywell's culture and driven by the Global Inclusion and Diversity Steering Committee co-sponsored by Mr. Adamczyk.
–Increased representation of women and people of color over the last three years.
–Ensuring that Honeywell has zero tolerance for discrimination or a hostile work environment.
–Required annual training and certification on Code of Business Conduct from 100% of all eligible employees.

*Methodology for identifying ESG-oriented solutions is available at investor.honeywell.com (see “ESG/ESG Information/Identification of ESG-Oriented Offerings”).

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Lewis – Qualitative Considerations
•Under Mr. Lewis’s leadership, Honeywell met or exceeded external financial commitments: 4% organic sales growth, 60 basis points of margin expansion, $5.7 billion of free cash flow.
•Continued to lead Honeywell's crisis management process and team through the prolonged pandemic.
•Mobilized the organization to respond to inflationary pressures; took decisive actions to increase price by over $1.1 billion resulting in 50 basis points of margin expansion from price, net of inflation; refined pricing measurement and operating system; validated accuracy of price reporting through targeted audits.
•Maintained fixed cost discipline during recovery with 100 basis points of improvement on a percent of sales basis; fixed costs reduced by $1.3 billion from pre-pandemic (2019) levels, while investing for growth.
•Furthered Honeywell Digital initiatives delivering over $500 million in benefits across gross margin, productivity, and working capital.
•Deployed $8.5 billion of capital to share repurchases, dividends, capital expenditures, and M&A, including deploying more than $1.6 billion towards the acquisitions of Sparta Systems, Fiplex, and Performix and the creation of Quantinuum.
•Drove working capital improvements across the company resulting in a 1.9 turn improvement vs. prior year.
•Issued $2.5 billion of debt at attractive long-term interest rates to further strengthen our balance sheet.
•Executed effective investor communications to represent Honeywell’s performance, and managed ratings agency relationships, protecting Honeywell's strong credit rating.
•Co-sponsored the Diversity Career Advancement Program which focuses on developing diverse leaders through training and development opportunities and expansion of networks for promotional opportunities.

GREGORY P. LEWIS Senior Vice President, Chief Financial Officer

Ms. Madden – Qualitative Considerations
•Led critical COVID-19 mitigation efforts to ensure the safety of our employees and ensure compliance with government mandates and restrictions. Served key leadership role in support of the COVID crisis management program.
•Championed Honeywell’s ESG and Sustainability program, driving enhanced disclosures and refreshing the Company’s Corporate Citizenship Report. Oversaw development of the greenhouse gas emissions reduction execution plan that led to Honeywell’s commitment to carbon neutrality in our facilities and operations by 2035. Established the company’s Sustainability Review Board, which she chairs, and continued to drive world-class environmental remediation program in close coordination with local agencies and communities.
•Played key leadership role in inclusion and diversity efforts across the Company, including co-sponsorship of the Global Inclusion and Diversity Steering Committee. Co-sponsored the Women’s Advancement Program and supported its evolution into the Diversity Career Advancement Program launched in 2021. Drove explicit policy changes in support of inclusion and diversity, including changes to ensure zero tolerance for racial discrimination and more robust disclosure of diversity metrics, and sponsored creation of enhanced unconscious bias training.
•Further refined the strategic Center of Excellence (COE) for Compliance, increasing productivity in risk assessment and risk management. Successfully negotiated the Export Consent Agreement with the State Department. Implemented the Consent Agreement management team and process and appointed a new Export leader. Effectively built relationships with State Department, independent monitor, and company leadership on the Export Consent Agreement plan and support required.
•Created renewed focus on mergers and acquisitions and Honeywell Ventures by establishing new leadership on both teams and new structures designed to drive more robust strategic pipeline development. Closed the acquisitions of Sparta Systems, Fiplex, and Performix, created Quantinuum, and completed nine venture stage investments – a total of over $1.6 billion deployed on M&A. Divested the retail footwear business and announced the agreement to acquire US Digital Designs.
•Drove a wide array of government relations efforts, including sanctions strategies, export licensing, and U.S. tax matters.
•Achieved positive resolution of key commitment and contingencies matters.
•Oversaw implementation of new process for cyber risk analysis, quantification, and risk reduction. Implemented new tools and automation to provide augmented identification of opensource vulnerabilities for all products and enhanced the Company's product security planning model.

ANNE T. MADDEN Senior Vice President, General Counsel

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COMPENSATION DISCUSSION AND ANALYSIS

Ms. Dallara – Qualitative Considerations
•Delivered double-digit organic growth in HCE-supported sales, including strong performances in products within Real Estate Operations, Cyber Monitoring, and Connected Life Sciences. Increased recurring revenue as a percentage of total HCE-supported sales. Increased orders by double digits, including 37% orders growth in Connected Buildings, establishing a strong backlog heading into 2022. Delivered this success despite facing broader headwinds in the aerospace and volatile oil and gas markets.
•Successfully completed the acquisition and integration of Sparta Systems, opening the Life Sciences vertical to HCE. Delivered double-digit growth in Sparta and positioned the business to be earnings accretive in 2022. Also successfully completed the acquisition and integration of Sine Group, leading Sine to become the benchmark employee experience application for helping customers in their return-to-work efforts. Oversaw the continued workforce expansion of these businesses.
•Landed a key partnership with Microsoft to accelerate the Connected Enterprise product vision across key verticals in Industrials and Buildings. The agreement will focus on co-development of key product initiatives while also driving a joint go-to-market effort to better serve our mutual customers on their digital transformation journey.
•Pioneered the Operational Technology system of record with the development of the Honeywell Forge Core platform, which allows customers to harness the power of their operations data through end user applications. Continued to develop robust pipeline of new applications that surface those data insights to customer leadership to make impactful decisions in their business operations. The most recent example is the early-adopter launch of the Honeywell Forge Connected Warehouse application and the minimum viable product launch of the Honeywell Forge Enterprise Data Management application for industrial markets.
•Deployed a centralized AI Advanced analytics platform, “Forge Insights”, accelerating digital transformation for Honeywell operations, realizing over $50 million in benefits. Deployed AI-enabled workforce planning, compliance, and fraud detection capabilities across Honeywell in record time.

QUE THANH DALLARA President and Chief Executive Officer, Honeywell Connected Enterprise (HCE)

Mr. Madsen – Qualitative Considerations
•Delivered strong Aerospace financial performance including double-digit growth in business aviation aftermarket sales and total AERO margin expansion of 250 basis point to an historical high of 27.7%.
•Launched the Anthem cockpit suite, Honeywell’s first all-new cockpit system in approximately 20 years, with industry-first features, intuitive user interface, always-on connectivity, and modularity.
•Successfully led multiple key urban air mobility / unmanned aerial systems (UAM / UAS) pursuits including wins with the Anthem cockpit and compact fly-by-wire systems for both the Vertical Aerospace and Lilium urban air mobility vehicles, and the small form factor SATCOM system for the Pipistrel Surveyor, Nuuva 20 and Nuuva 300 cargo vehicles; combined UAM / UAS content wins of over $3.5 billion to date.
•Led the team to win a competitive bid to supply the all-new Honeywell HTS7500 turboshaft engine for the Boeing Defiant X helicopter, Boeing’s entry in the Future Long Range Air Assault vehicle competition. This program has a potential revenue value of over $25 billion over the next 30 years, and is the largest single program ever won at Honeywell Aerospace.
•Completed critical software development, certification, and upgrade programs on time and under budget supporting our key OEMs' aircraft certification programs, including the Gulfstream 700 Symmetry cockpit, as well as bleed air system and cabin pressure control software development flight test upgrades.
•Successfully supported COMAC C919 certification efforts across multiple product offerings, further positioning Honeywell to capitalize on the promising new platform.
•Improved our operational quality performance by 35% to an all-time best performance of 1,162 ppm or 99.88% delivered quality.
•Improved Airbus airline rating scores by 15% (versus average supplier improvement of 10%), with our APU business in the top quartile of all suppliers, as judged by global airline operators.
•Improved Boeing airline rating scores by 12% placing Honeywell #2 out of 27 suppliers, an increase of 7 positions year over year.
•Launched important STEM-focused community engagement activities with Chicanos Por La Causa, the Arizona Diamondbacks, and the Girls Leadership Academy of Arizona.
•Maintained Honeywell’s industry leading reputation in safety with an injury rate 10X lower than industry average.

MICHAEL R. MADSEN President and Chief Executive Officer, Aerospace (AERO)

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COMPENSATION DISCUSSION AND ANALYSIS
APPROVED ICP PAYOUT AMOUNTS
After applying the formulaic payout percentages described on page 61 (80% weight) and deciding individual qualitative attainment percentages for each NEO based on their assessment of individual performance in 2021 (20% weight), the MDCC approved 2021 ICP payments as follows:

	Formulaic Portion(1)				+	Qualitative Portion(2)				=	Total Individual ICP Payout Percentage	x	Target 2021 ICP Award Amount(5)	=	Actual 2021 ICP Award (rounded)
	Attainment	x	Weight	Payout %		Attainment	x	Weight%	Payout %
Mr. Adamczyk	129%		80%	103.2%		150%		20%	30%		133.2%		$2,932,328		$3,910,000
Mr. Lewis	129%		80%	103.2%		150%		20%	30%		133.2%		$830,493		$1,107,000
Ms. Madden	129%		80%	103.2%		150%		20%	30%		133.2%		$869,458		$1,159,000
Ms. Dallara (3)	111%		80%	88.8%		150%		20%	30%		118.8%		$676,466		$804,000
Mr. Madsen (4)	109%		80%	87.2%		125%		20%	25%		112.2%		$737,052		$827,000
(1)Attainment based on performance against 2021 ICP Goals. Possible attainment can range from 0% to 200%.
(2)Attainment based on MDCC assessment. Attainment can range from 0% to 200%. Payout % can range from 0% to 40%.
(3)Formulaic attainment percentage for Ms. Dallara includes 50% of award based on full year HCE performance against HCE ICP goals.
(4)Formulaic attainment percentage for Mr. Madsen includes 50% of award based on full year AERO performance against AERO ICP goals.
(5)The Target 2021 ICP Award Amount for each NEO was determined as follows:

	2021 Applicable Base Salary (a)	x	Individual Target ICP Award %	=	Target 2021 ICP Award Amount
Mr. Adamczyk	$1,675,616		175%		$2,932,328
Mr. Lewis	$830,493		100%		$830,493
Ms. Madden	$869,458		100%		$869,458
Ms. Dallara	$676,466		100%		$676,466
Mr. Madsen	$737,052		100%		$737,052
(a)ICP applicable base salary rate for the 2021 calendar year, as determined in accordance with the ICP plan document.
2021 LONG-TERM INCENTIVE COMPENSATION DECISIONS

Grants of LTI awards to the CEO and Other NEOs in 2021 reflect a consistent mix of 50% in Performance Stock Units, 35% in stock options, and 15% in Restricted Stock Units

Notice and Proxy Statement | 2022	65

COMPENSATION DISCUSSION AND ANALYSIS
TOTAL LTI VALUE
For 2021 LTI awards to the NEOs, the MDCC (or, in the case of Mr. Adamczyk, the independent members of the full Board) determined a total annual LTI (Total LTI) value to be awarded and then allocated the award between PSUs, RSUs, and stock options based on the mix proportions described above. Each of the three elements and the respective values awarded to each NEO are described in detail below.
In determining the Total LTI value to be awarded to each NEO, factors that were considered included:
•The relative value of long-term incentive awards granted to comparable named executive officers at the Compensation Peer Group companies.
•Scope of responsibilities and complexity of the organization (absolute and relative to the Compensation Peer Group companies).
•The senior executive development and succession plan.
•The value of LTI awards granted in prior years.
•Each NEO’s leadership impact and expected future contribution toward the overall success of Honeywell.
PERFORMANCE STOCK UNITS
2021-2023 PERFORMANCE PLAN AWARDS
Under the 2021-2023 Performance Plan, a target number of PSUs was issued to each NEO on March 15, 2021 for the performance period of January 1, 2021 through December 31, 2023, representing 50% of their total annual LTI value and mix.
The actual number of PSUs earned by each NEO for the 2021-2023 cycle will be determined at the end of the period based on Company performance as measured by the following four equally-weighted performance metrics:

3-Year Cumulative Revenue	3-Year Average ROI
(25%)	(25%)
•Measures the effectiveness of the Company’s organic growth strategies, including new product introduction and marketing and sales effectiveness, as well as projected growth in our end markets.
•Adjusted at measurement to exclude the impact of corporate transactions during the period (e.g., acquisitions and divestitures) and fluctuations in foreign currency rates.

•Focuses leadership on making investment decisions that deliver profitable growth.
•Adjusted at measurement to exclude the impact of corporate transactions during the period and the impact of pensions. Results will not be adjusted for foreign currency changes over the cycle.

3-Year Average Segment Margin Rate	3-Year Relative TSR
(25%)	(25%)
•Focuses executives on driving continued operational improvements and delivering synergies from recent corporate actions and prior period acquisitions.
•Adjusted at measurement to exclude the impact of corporate transactions during the period. Results will not be adjusted for foreign currency changes over the cycle.

•Measures Honeywell’s cumulative TSR relative to the 2021 Compensation Peer Group over a three-year performance period of January 1, 2021 – December 31, 2023.
•The beginning point for TSR determination (all companies) will be based on an average using the first 30 trading days of the performance period. The ending point will be based on an average using the last 30 trading days of the performance period.

66	Notice and Proxy Statement | 2022

COMPENSATION DISCUSSION AND ANALYSIS
For the Corporate NEOs, awards are earned based on performance against the Total Honeywell goals stated above. For the Business Unit NEOs, the financial goals portion of the award (75% of the award value, at target) is based on a mix of performance against the Total Honeywell goals and goals set for their respective business unit (mix shown below). Like the Corporate NEOs, the Business Unit NEOs have 25% of their award based on performance against the three-year Relative TSR metric noted above. If a NEO transfers between business units during the performance period, the final payout is prorated based on the number of days spent in each respective business unit during the three years covered by the award.

Corporate NEOs

25% Relative TSR
25% Cumulative Revenue
25% Segment Margin Rate
25% Average ROI

Business Unit NEOs

AERO	HCE

25% Relative TSR
12.5% HON Cumulative Revenue
12.5% HON Avg. Segment Margin
12.5% HON Avg. ROI
12.5% AERO Cumulative Revenue
12.5% AERO Avg. Segment Margin
12.5% AERO Avg. ROI
25% Relative TSR
37.5% Total HON Goals
37.5% AERO Goals

The table on the following page sets out each metric at the Total Honeywell level, their respective goals for the relevant period, and the number of PSUs that would be earned at each specified level of performance. No PSUs will be earned for a metric if performance falls below the noted threshold. If the Company’s performance for any of the performance metrics falls between the percentages listed on the table, the percentage of PSUs earned shall be determined by linear interpolation.

Notice and Proxy Statement | 2022	67

COMPENSATION DISCUSSION AND ANALYSIS
2021-2023 PERFORMANCE PLAN GOALS

	Threshold	Target	150% Payout	Maximum

3-Year Cumulative Revenue ($M)					TOTAL MAXIMUM PAYOUT CAPPED AT 200%

3-Year Average Segment Margin Rate

3-Year Average ROI
% of PSUs earned for each metric

	Threshold	Target	150% Payout	Maximum

3-Year Relative TSR Percentile (1)
% of PSUs earned

(1)Three-year Relative TSR vs the 2021 Compensation Peer Group companies for period of January 1, 2021 – December 31, 2023.
In general, formulaic plans provide that the MDCC has discretionary authority to exclude unusual or infrequently occurring items, extraordinary items, and the cumulative effect of changes in accounting treatment when determining performance attainment where warranted by events and/or business conditions.
2021-2023 PERFORMANCE PLAN AWARDS TO NEOS
The following table presents the number of Performance Stock Units granted to the NEOs for the 2021-2023 performance period, along with their respective grant date value:

NEO	Target # of PSUs (1)	Grant Date Value(2)
Mr. Adamczyk	35,300	$7,502,309
Mr. Lewis	11,100	$2,359,083
Ms. Madden	11,100	$2,359,083
Ms. Dallara	9,200	$1,955,276
Mr. Madsen	7,400	$1,572,722
(1)All officer PSUs awarded on March 15, 2021.
(2)The grant date unit value for awards made on March 15, 2021 of $212.53 was determined based on the fair market value of Honeywell stock on the date of grant of $214.85 for the three internal financial metrics, and a value of $205.57 for the Relative TSR metric, based on a multifactor Monte Carlo simulation conducted by an independent valuation service provider.
At the end of the performance period, the total number of PSUs earned for each NEO shall be determined on a formulaic basis. Dividend equivalents applied during the vesting period as additional PSUs will be adjusted based on the final number of PSUs earned. In determining the final distributions of earned awards, 50% of the resulting PSUs earned will be converted to shares of Company common stock and issued to each NEO, subject to the holding period requirements for officers. The remaining 50% shall be converted to cash based on the fair market value of a share of Honeywell stock on the last day of the performance period and paid to each NEO in the first quarter following the end of the performance period.

68	Notice and Proxy Statement | 2022

COMPENSATION DISCUSSION AND ANALYSIS
2020-2022 PERFORMANCE PLAN
As fully discussed in Honeywell's 2021 Proxy Statement, on March 15, 2021, the MDCC approved an adjustment to the three financial metrics under the 2020-2022 Performance Plan due to the extraordinary impacts of the COVID-19 pandemic, which rendered the original financial targets unattainable within months of them being set in February 2020. This change was necessary to correct a misalignment between the pay opportunity and the range of performance reasonably attainable for this cycle. No changes were made to the original three-year Relative TSR goal. The recast financial targets were fully disclosed in the 2021 proxy statement. Coincident with this change, the upside total payout opportunity for this performance cycle was reduced by 40%. This action was reviewed with shareowners during 2021 outreach meetings and broadly viewed as appropriate under the circumstances, with recognition that adverse pandemic-related impacts on incentive plans were not unique to Honeywell and that thoughtful recalibrations were appropriate in industries hardest hit by the COVID-19 pandemic.
In arriving at this decision in the first quarter of 2021, the MDCC took into consideration management’s response and efforts to mitigate pandemic impacts in 2020 by quickly implementing cost controls (such as no merit increases in 2020 and 10% salary reductions from March 31, 2020 through November 1, 2020.) and pivoting to new opportunities aimed at positioning the Company for post-pandemic growth and shareowner value creation, which resulted in a total shareowner return of 23% for 2020. Consideration was also given to the fact that the 2018-2020 performance cycle and 2020 ICP awards were paid out without adjustment, despite being significantly adversely impacted by the COVID-19 pandemic. The MDCC also determined that this change was in alignment with the experience of both shareowners and employees in 2020. Since the pandemic-driven low of $103.86 on March 23, 2020, Honeywell’s stock price appreciated 105% to $212.70 as of December 31, 2020. The adjustment approach used for the NEOs was also extended to the cash-based performance units issued to other executive and management-level employees of the Company in 2020.
While the original grant date value of the 2020-2022 PSU awards issued in February 2020 to the NEOs was already reported as 2020 compensation on the Summary Compensation Table included in the Company's 2021 proxy statement (except for Ms. Dallara and Mr. Madsen, who were not NEOs in 2020), and no new awards were made, the aforementioned adjustment to the financial metrics is considered an award modification that gives rise to incremental reportable compensation in the year the modification was made under SEC rules. As such, the calculated incremental fair value of the 2020-2022 PSU award modification to the NEOs, determined as of March 15, 2021, is included as incremental 2021 compensation in the Stock Awards column of the Summary Compensation Table and in the Grants of Plan-Based Awards Table in this proxy statement as follows:

NEO	2020-2022 Performance Stock Units Modification (1)
Mr. Adamczyk	$4,754,160
Mr. Lewis	$1,469,700
Ms. Madden	$1,469,700
Ms. Dallara	$1,337,108
Mr. Madsen	$898,594
(1)Represents the incremental fair value, determined as of the March 15, 2021 modification date, in accordance with FASB ASC Topic 718 for a Type III modification, with no offset for forfeiture of the portion of the original award that became improbable of attainment due to the impacts from the COVID-19 pandemic.
The MDCC viewed this adjustment as a realignment to the intended grant date values originally reported as 2020 compensation, which differs from the reported values on the Summary Compensation Table under SEC rules.

Notice and Proxy Statement | 2022	69

COMPENSATION DISCUSSION AND ANALYSIS
2019-2021 PERFORMANCE PLAN ASSESSMENT

2019-2021 SUMMARY

•Three-year cumulative Shareowner return of 55.9% (61st percentile vs. relevant Compensation Peer Group)
•Financial metric attainment impacted by COVID-19 (three-year growth goals set pre-pandemic)
•MDCC approved 2019-2021 PSU payout = 87% of target (CEO and Corporate officers)

In February 2019, Performance Plan awards for a three-year performance period of January 1, 2019 through December 31, 2021 were granted to executive officers in the form of Performance Stock Units (PSUs). This applied to all NEOs except Mr. Madsen, who was not an executive officer in February 2019. Three-year performance goals were established for cumulative revenue, average segment margin rate, average return on investment (ROI) and TSR relative to the 2019 Compensation Peer Group. Each of these goals was equally weighted (25% each). The target performance levels were established before the COVID-19 pandemic as follows: 3.1% compound annual revenue growth, 80 basis points of segment margin expansion, and 140 basis points of ROI expansion. Goals were developed for each of the three years, with the first year aligned to the midpoint of external guidance, and growth rates for the second and third years in the cycle aligned with Honeywell’s long-range plan. Target performance levels were aimed at driving year-over-year growth and meaningful improvements in Honeywell operations over the three-year period.
By the fourth quarter of 2020, it became clear that the 2019-2021 financial metrics were heavily and adversely impacted by the COVID-19 pandemic, especially cumulative revenue and ROI, which were all but certain to fall below threshold levels. Projections at that time suggested that it may not be possible to offset the downward drag of pandemic-related 2020 results on the three-year cumulative goals, despite strong performance in 2019. In contrast, the three-year Relative TSR metric was tracking above target, in tandem and alignment with the shareowner experience. Since the 2019-2021 PSU performance period was nearly two-thirds completed, the plan-basis Relative TSR metric was tracking above target, and there was increasing optimism regarding the post-pandemic business conditions, the MDCC took a conservative approach and continued monitoring performance through the end of the cycle before making any decision.
Throughout 2021, the MDCC was provided with, and studied, updates on the 2019-2021 Performance Plan at its February, March, September, and December 2021 meetings. The MDCC conducted rigorous due diligence in considering how to address the following external and internal factors:
•The impact of the extended duration of the pandemic and unprecedented global supply chain issues.
•Three-year TSR performance for shareowners both on an absolute basis and relative to the Compensation Peer Group.
•Heightened human capital risks brought on by intensifying competition for talent.
•Incentive plan adjustments disclosed by companies within the Fortune 100.
•Honeywell executive-level retention and turnover information as compared to prior years.
•Holistic view of compensation actions over the three-year period and the degree of impact from the pandemic.
PSU Formulaic Calculation
In February 2022, the MDCC reviewed the outcomes for the 2019-2021 executive officer PSUs, determined as of December 31, 2021, calculated without taking into consideration the unusual and extraordinary impacts of the COVID-19 pandemic. The following table displays the formulaic 2019-2021 PSU calculation payout results:

Total Honeywell	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weight	Weighted Payout %
3-Year Cumulative Revenue ($M)	$108,543	$112,480	$116,417	$103,775	0%	25%	0%
3-Year Average Segment Margin Rate	20.7%	21.2%	>= 21.7%	20.8%	60%	25%	15%
3-Year Average ROI	23.4%	24.2%	>= 24.9%	22.1%	0%	25%	0%
3-Year Relative TSR	35th Percentile	50th Percentile	>= 75th Percentile	61st Percentile	154%	25%	39%

Total PSU Calculated Percentage–Corporate NEOs (Messrs. Adamczyk and Lewis, and Ms. Madden)–Based 100% on performance against Total Honeywell goals							54%

Total PSU Calculated Percentage–HCE Business Unit (Ms. Dallara)–Financial metrics portion based 67% on Total Honeywell and 33% on Business Unit goals(2)							71%

(1)Consistent with goal setting parameters, revenue was adjusted to exclude the impact of corporate transactions and fluctuations in foreign currency. Segment margin was adjusted to exclude the impact of corporate transactions. ROI was adjusted to exclude the impact of corporate transactions and the impact of pension income and asset fluctuations.

(2)Business Unit goals are based on the business unit’s performance on three-year revenue and segment margin performance.

70	Notice and Proxy Statement | 2022

COMPENSATION DISCUSSION AND ANALYSIS
Honeywell’s plan-basis TSR of 55.9% was above the median of our 2019 Compensation Peer Group for the three-year performance period of January 1, 2019 - December 31, 2021), as follows:

Company Name	3-Year TSR(1)	3-Year Relative Percentile Ranking
Johnson Controls International plc	157.2%	100%
Eaton Corporation plc	155.0%	92%
Deere & Company	130.1%	85%
Illinois Tool Works, Inc.	93.8%	77%
Caterpillar, Inc.	66.5%	69%
Emerson Electric Co.	56.6%	62%
General Electric Company	36.3%	54%
Raytheon Technologies Corp.	34.0%	46%
Lockheed Martin Corporation	30.5%	38%
General Dynamics Corporation	29.4%	31%
3M Company	(0.6)%	23%
Phillips 66	(12.0)%	15%
Schlumberger Limited	(22.2)%	8%
The Boeing Company	(43.4)%	0%
2019 Compensation Peer Group Median	35.1%
Honeywell International Inc.	55.9%	61%
(1)     Three-year TSR on ‘plan basis’, which uses a 30-trading day average of stock prices from the beginning, and to the end, of the three-year performance period.
Payout Decision
In February 2022, the MDCC reviewed and assessed the overall formulaic PSU calculation for the 2019-2021 PSU cycle for the NEOs that received them. The MDCC noted that the unusual and extraordinary adverse impacts from the COVID-19 pandemic resulted in zero or low payouts on the three original financial metrics (e.g., 0% for Corporate three-year Cumulative Revenue and three-year Average ROI) that did not adequately or appropriately reflect the performance of the Company over the period and management’s performance and response to the COVID-19 pandemic. The minimal calculated payouts for the three financial metrics were also not in tandem with the shareowner experience, as Honeywell’s Relative TSR for the three-year period ranked above the median of our peer group companies, at the 61st percentile.
In response, the MDCC discussed several alternatives for the 2019-2021 PSUs to better align pay with performance. Alternatives discussed included: (i) adjusting the goals or measurement against them by quantifying the impacts of the pandemic on the original targets; (ii) basing the payout purely on Relative TSR; (iii) aligning the PSU payouts with the payouts determined under the 2019-2021 performance cash units to non-officer executives for the same time period, or (iv) modifying the weighting applied in the calculation to each of the four original three-year goals. The Committee also discussed making no changes and allowing the misaligned payouts to occur.
Upon fully assessing and evaluating performance and risks for the full 2019-2021 performance period, in February 2022 the MDCC exercised its authority under the plan to make an appropriate adjustment to the weighting applied to the metrics under the plan for only this 2019-2021 cycle. The original financial goals remained in the calculation to preserve the integrity of the program, but their weighting was reduced from 75% to 50%, to recognize that the pandemic impacts were not contemplated when the goals were originally established, and that the results were adversely and materially impacted by global market forces. The weight applied to the three-year Relative TSR goal was increased from 25% to 50%, to better align with the shareowner experience.
The MDCC determined that the payouts based on this approach better reflected leadership performance and long-term actions taken over the measurement period, as well as the investor experience, while still resulting in a below target payout for this unprecedented and challenging performance period. The MDCC also recognized that this was the last overlapping cycle to be severely impacted by the COVID-19 pandemic, and that regular compensation program awards made in 2021, as discussed earlier in this Proxy Statement, reflect the restoration of the ‘normal state’ executive compensation program structure and design elements that shareowners have overwhelmingly supported since being fully implemented in 2018.

Notice and Proxy Statement | 2022	71

COMPENSATION DISCUSSION AND ANALYSIS
The following table displays the 2019-2021 PSU calculation payout for Corporate NEOs with the adjusted weighting, as determined by the MDCC:

Total Honeywell	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weight (adjusted)	Weighted Payout %
3-Year Cumulative Revenue ($M)	$108,543	$112,480	$116,417	$103,775	0%	16.67%	0%
3-Year Average Segment Margin Rate	20.7%	21.2%	>= 21.7%	20.8%	60%	16.67%	10%
3-Year Average ROI	23.4%	24.2%	>= 24.9%	22.1%	0%	16.67%	0%
3-Year Relative TSR	35th Percentile	50th Percentile	>= 75th Percentile	61st Percentile	154%	50%	77%

Total PSU Calculated Percentage–Corporate NEOs (Messrs. Adamczyk and Lewis, and Ms. Madden)–Based 100% on performance against Total Honeywell goals							87%

Total PSU Calculated Percentage–HCE Business Unit (Ms. Dallara)–Financial metrics portion based 67% on Total Honeywell and 33% on Business Unit goals							99%

(1)Consistent with goal setting parameters, revenue was adjusted to exclude the impact of corporate transactions and fluctuations in foreign currency. Segment margin was adjusted to exclude the impact of corporate transactions. ROI was adjusted to exclude the impact of corporate transactions and the impact of pension income and asset fluctuations.

The payout percentage for HCE (Ms. Dallara) differed from the Corporate NEOs as the financial metrics portion of her award was based on performance against both Total Honeywell metrics and metrics established for the HCE business unit. Detailed metrics for the HCE business unit are not disclosed because we have determined that such information involves confidential commercial and financial information, the disclosure of which would result in competitive harm for Honeywell.
2019-2021 PSU Payouts (Messrs. Adamczyk and Lewis and Mses. Madden and Dallara)
Based on the final approved award payout percentages for the 2019-2021 performance period for those NEOs who received their 2019-2021 Performance Plan award in the form of PSUs, the MDCC approved the following individual awards to the NEOs:

NEO	2019-2021 PSUs at Target (1)	Total Payout %	Total 2019-2021 PSUs Earned
Mr. Adamczyk	43,640	87%	37,967
Mr. Lewis	11,595	87%	10,088
Ms. Madden	11,595	87%	10,088
Ms. Dallara	8,855	99%	8,766
(1)Includes additional PSUs from dividend equivalents.
Earned awards became fully vested on February 26, 2022. 50% of the PSUs earned were converted to shares of Honeywell common stock, with the net shares paid subject to an additional one-year holding period, in accordance with the officer stock ownership guidelines. The remaining 50% was converted to cash based on the closing stock price of Honeywell common stock on December 31, 2021 and paid in March 2022.
2019-2021 Performance Cash Unit Payouts (Mr. Madsen only)
In February 2022, the MDCC also reviewed the calculated outcomes for the 2019-2021 Performance Plan Cash Units (PCUs) issued to 490 non-officer executives in 2019 (which included Mr. Madsen, who was a non-officer at the time of grant). The following summarizes the structure of the 2019-2021 PCU awards, which was different from the officer PSUs described above:

Eligible Participants	•Non-Officers (Executives)
Form of Award	•PCUs denominated at $100 per unit and settled in cash
Mix of Goals	•Equally weighted between Total Honeywell and Business Unit goals (50% Total Honeywell and 50% Aerospace)
Measurement and Goal Weighting
•Measurement for three, single years, 2019, 2020 and 2021*, with the total payout factor equal to the average of the three years. Cash payout is delayed to the end of the 3 years. For each year, 100% weight on financial metrics with 33.3% weight on each of three Corporate goals:
–1-Year Cumulative Revenue (for each of 2019, 2020, and 2021)
–1-Year Average Segment Margin Rate (for each of 2019, 2020, and 2021)
–1-Year Average ROI (for each of 2019, 2020, and 2021)

Payout Cap	•120% of target
Stock Performance Goal	•Not applicable
*The MDCC set the annual target for the 2021 annual measurement period in March 2021 based on 2021 financial guidance and annual operating plan targets established in the first quarter of 2021. Previously established annual goals for 2019 or 2020 remained unchanged, despite 2020 also being significantly impacted by the pandemic.

72	Notice and Proxy Statement | 2022

COMPENSATION DISCUSSION AND ANALYSIS
The following table displays the results of the 2019-2021 Performance Plan calculation for all Aerospace business unit executives (non-officer) who received PCUs in 2019 (including Mr. Madsen):

AERO Performance Goals (1)	2019 Performance	2020 Performance (Pandemic Impacted)	2021 Performance	3-Year Average Performance(2)	Weight	Weighted Payout %
Revenue	163%	0%	82%	81.7%	33.33%	27%
Segment Margin Rate	180%	100%	160%	146.7%	33.33%	49%
ROI	163%	0%	50%	71.0%	33.33%	24%

Total Earned Cash Unit Payout Percentage – AERO executives (non-officer), includes Mr. Madsen as non-officer in 2019						100%
(1)Results for AERO executives based 50% on performance against Total Honeywell targets and 50% on performance against Aerospace targets.
(2)Consistent with goal setting parameters, revenue was adjusted to exclude the impact of corporate transactions and fluctuations in foreign currency. Segment margin was adjusted to exclude the impact of corporate transactions. ROI was adjusted to exclude the impact of corporate transactions and the impact of pension income and asset fluctuations.
Based on the final approved award payout percentage for non-officer Aerospace executives who received a 2019-2021 Performance Plan award in the form of performance cash units, the following individual award was earned by Mr. Madsen:

NEO	2019-2021 Performance Cash Units at Target	Value Per Unit	Total Earned Award %	Total 2019-2021 Performance Cash Award Earned
Mr. Madsen	5,110	$100	100%	$511,000

The earned award for Mr. Madsen became fully vested on February 26, 2022 and was paid in cash in March 2022.
In accordance with SEC disclosure requirements for cash-based awards, 100% of the earned cash award for Mr. Madsen for the 2019-2021 performance period is included as 2021 Non-Equity Incentive Compensation on the Summary Compensation Table, even though originally granted in 2019. The MDCC considered this 2019-2021 cash unit award as part of Mr. Madsen's 2019 total annual direct compensation (in the year it was granted), which differs from how it is reported on the Summary Compensation Table.
Mr. Madsen became an Executive Officer in October 2019, and he has received PSU awards since then.
STOCK OPTIONS
Stock options granted to the NEOs in February 2021 represented 35% of their total annual LTI value and mix. The MDCC believes that stock options continue to be an important element for focusing executives on actions that drive long-term stock appreciation that is directly aligned with the interests of our shareowners.
Stock options granted to Mr. Adamczyk and all the Other NEOs vest 25% per year over four years and have a 10-year term to exercise. The strike price for the 2021 annual stock options is $202.72, which was the fair market value of Honeywell stock on the date of grant (February 12, 2021). The grant date fair value of a stock option was determined by a third-party valuation company using a Black-Scholes valuation method.
The following table presents the number of stock options granted to the NEOs along with their respective grant date values. The reported grant date value shown is not attained until the stock price increases to a price of $234.82 (option strike price of $202.72 plus the grant date option value of $32.10).

NEO	# of Stock Options (1)	Grant Date Value (2)
Mr. Adamczyk	163,500	$5,248,350
Mr. Lewis	51,200	$1,643,520
Ms. Madden	51,200	$1,643,520
Ms. Dallara	42,500	$1,364,250
Mr. Madsen	34,100	$1,094,610
(1)All officer stock options awarded on February 12, 2021. Options vest 25% per year over four years from the grant date. Upon exercise, stock options are settled in shares of Honeywell stock with the NEO required to hold the resulting net gain shares at least one year before being able to sell them.
(2)The grant date value was determined using a Black-Scholes value of $32.10 per option.

Notice and Proxy Statement | 2022	73

COMPENSATION DISCUSSION AND ANALYSIS
RESTRICTED STOCK UNITS
RSUs granted to the NEOs in February 2021 represented 15% of their total annual LTI value and mix. RSUs granted to Mr. Adamczyk, and all the Other NEOs, vest 33%, 33%, 34% on the second, fourth, and sixth anniversaries of the grant date, respectively. This extended vesting period is designed to strengthen retention.
The following table presents the number of RSUs granted to the NEOs in 2021 along with their respective grant date values.

NEO	# of RSUs (1)(2)	Grant Date Value (3)
Mr. Adamczyk	11,000	$2,229,920
Mr. Lewis	3,400	$689,248
Ms. Madden	3,400	$689,248
Ms. Dallara	2,800	$567,616
Mr. Madsen	2,300	$466,256
(1)All officer RSUs awarded on February 12, 2021.
(2)Officer RSUs vest 33%, 33%, 34% on the second, fourth, and sixth anniversaries of the grant date, respectively. During the vesting period, dividend equivalents will be earned in the form of additional RSU shares based on regular dividends paid by Honeywell, with such additional dividends vesting on the same timing as the underlying RSUs to which they relate. In addition, upon vesting, RSUs are settled in shares of Honeywell stock with the NEO required to hold the resulting net shares at least one year before being able to sell them.
(3)Based on a grant date value of $202.72, determined using the average of the high and low stock prices of Honeywell stock on the grant date.
OTHER COMPENSATION AND BENEFIT PROGRAMS
RETIREMENT PLANS
We offer various retirement benefits to our NEOs. Specifically, depending upon when and where they joined the Company, some NEOs may participate in broad-based plans, including a defined benefit pension plan and a 401(k) savings plan that provides matching Company contributions. We also maintain an unfunded supplemental retirement plan to replace the portion of an executive’s pension benefit that cannot be paid under the broad-based plans because of Internal Revenue Service (IRS) limitations. More information on retirement benefits can be found beginning on page 84.
NONQUALIFIED DEFERRED COMPENSATION PLANS
Honeywell executives (including the NEOs) may choose to participate in certain nonqualified deferred compensation plans to permit retirement savings in a tax-efficient manner. Executives can elect to defer up to 100% of their annual ICP awards. In addition, executives may also participate in the Honeywell Supplemental Savings Plan to defer base salary that cannot be contributed to the Company’s 401(k) savings plan due to IRS limitations. These amounts are matched by the Company only to the extent required to make up for a shortfall in the available match under the 401(k) savings plan due to IRS limitations. Deferred compensation balances earn interest at a fixed rate based on the Company’s 15-year cost of borrowing, which is subject to change on an annual basis (1.74% for 2021). Matching contributions are treated as if invested in Company common stock. These plans are explained in more detail on page 87.
BENEFITS AND PERQUISITES
Our NEOs are entitled to participate in Honeywell-wide benefits such as life, medical, dental, and accidental death and disability insurance that are competitive with other similarly sized companies. The NEOs participate in these programs on the same basis as the rest of our salaried employees. We also maintain low-cost excess liability coverage for all executive-level personnel, including the NEOs. The NEOs are also eligible for an annual executive physical, and Charlotte-based officers participate in a low-cost regional concierge medical service program.
Our security policy requires that our Chairman and CEO use Honeywell aircraft for all air travel (business or personal) to ensure personal security and protect the confidentiality of our business. From time to time, we also permit other executive officers to use Honeywell aircraft for personal or business use. The security plan for the Chairman and CEO also provides for home security and related monitoring.

74	Notice and Proxy Statement | 2022

COMPENSATION DISCUSSION AND ANALYSIS
RISK OVERSIGHT CONSIDERATIONS
The MDCC believes that balancing the various elements of Honeywell’s executive compensation program:
•Supports the achievement of competitive sales, earnings, and cash performance in variable economic and industry conditions without undue risk; and
•Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and adversely impact shareowner value.
The following compensation design features guard against unnecessary or excessive risk-taking:

Robust processes for developing strategic and annual operating plans, approval of capital investments, internal controls over financial reporting, and other financial, operational, and compliance policies and practices.

Diversity of the Company’s overall portfolio of businesses with respect to industries and markets served (types, long-cycle/short-cycle), products and services sold, and geographic footprint.
MDCC review and approval of corporate, business, and individual executive officer objectives to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk-taking.

Executive compensation features that guard against unnecessary or excessive risk-taking include:
•Pay mix between fixed and variable, annual and long-term, and cash and equity compensation is designed to encourage strategies and actions that are in the Company’s long-term best interests
•Base salaries are positioned to be consistent with executives’ responsibilities, so they are not motivated to take excessive risks to achieve financial security.
•Incentive awards are determined based on a review of a variety of performance indicators, diversifying the risk associated with any single performance indicator.
•Design of long-term compensation program rewards executives for driving sustainable, profitable growth for shareowners.
•Vesting periods for equity compensation awards encourage executives to focus on sustained stock price appreciation.
•Incentive plans are not overly leveraged, have maximum payout caps, and have design features that are intended to balance pay for performance with an appropriate level of risk-taking.
•The MDCC retains discretionary authority to exclude unusual or infrequently occurring items, extraordinary items, and the cumulative effect of changes in accounting treatment when determining performance attainment under formulaic plans where events and/or business conditions warrant.

Clawback policies which provide the ability to recoup performance-based incentive awards (both equity and cash-based awards) in the event of misconduct and a restatement of Company financial results. In addition, clawback provisions in the Company’s stock plan and short-term incentive plan allow the Company to cancel shares or recover gains, or payments made, if an executive violates non-competition or non-solicitation provisions.

Prohibition on hedging and pledging of shares by executive officers and directors.
Ownership thresholds in the Company’s stock ownership guidelines for officers that require NEOs to hold shares of common stock equal to four times their current annual base salary (six times for the CEO), as detailed in the Stock Ownership Guidelines.

Holding periods in the Company's stock ownership guidelines require that officers must hold 100% of the net shares from vesting of RSUs, the net shares issued from PSUs, and the net gain shares from option exercises for at least one year.

Based upon the MDCC’s risk oversight and compensation policies, the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on Honeywell’s operations or results. A full discussion of the role of the Board in the risk oversight process begins on page 37 of this Proxy Statement.
STOCK OWNERSHIP GUIDELINES
The MDCC believes that Honeywell executives more effectively pursue shareowners’ long-term interests if they hold substantial amounts of stock. Accordingly, the MDCC maintains minimum stock ownership guidelines for all executive officers.
Under these guidelines, the Chairman and CEO must hold shares of common stock equal in value to six times his current annual base salary. Other executive officers are required to own shares equal in value to four times their current base salary. Shares used in determining whether these guidelines are met include shares held personally, equivalent shares held in qualified and nonqualified retirement accounts, outstanding RSUs, and 50% of outstanding PSUs. All NEOs maintain ownership levels well above these minimum requirements, as shown in the following table.

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COMPENSATION DISCUSSION AND ANALYSIS
NAMED EXECUTIVE OFFICERS’ STOCK OWNERSHIP

Mr. Adamczyk	Other NEOs (Average)

At 37x and 19x base pay, the value of our Chairman and CEO and our Other NEOs’ shareholdings substantially exceed requirements	High levels of stock ownership reflect long-term focus and commitment of the Honeywell executive team
Represents stock ownership as of February 15, 2022.
In addition, the stock ownership guidelines require officers to hold for at least one year 100% of the “net shares” obtained from RSUs that vest, the “net shares” issued from PSUs, and the “net gain shares” obtained from the exercise of stock options. “Net shares” means the number of shares issued when RSUs vest or PSUs are earned, less the number of shares withheld or sold to pay applicable taxes. “Net gain shares” means the number of shares obtained from exercising stock options, less the number of shares needed to cover the option exercise price and applicable taxes.
After the one-year holding period, officers may sell net shares or net gain shares; however, after the sale, they must continue to meet the prescribed minimum stock ownership level.
RECOUPMENT/CLAWBACK
Our Corporate Governance Guidelines provide for the recoupment (or clawback) of incentive compensation paid to senior executives if there is a significant restatement of financial results (a Restatement). Under the guidelines, the Board can seek recoupment if and to the extent that:
•The amount of incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a Restatement;
•The senior executive engaged in misconduct; and
•The amount of incentive compensation that would have been awarded to the senior executive had the financial results been properly reported would have been lower than the amount actually awarded.
The complete text of the Corporate Governance Guidelines is posted on our website at investor.honeywell.com (see “Governance/Governance Overview”).
In addition, if during the two-year period following an executive officer’s termination of employment with Honeywell, he or she commences employment with, or otherwise provides services to a Honeywell competitor, without the MDCC’s prior approval, or violates non-solicitation commitments, then the Company reserves the right, for awards issued under its Stock Incentive Plans, to:
•Cancel all unexercised options; and
•Recover any gains attributable to options that were exercised, and any value attributable to RSUs and Performance Plan awards that were paid, during the period beginning 12 months before and ending two years after the executive officer’s termination of employment.
Honeywell has entered into non-competition agreements with each of the NEOs that preclude them from going to work for a competitor for up to two years after termination of employment. The list of competitors and the duration of the non-competition covenant has been tailored, in each case, to the executive officer’s position and the competitive threat this represents. Because money damages cannot adequately compensate Honeywell for violations of these non-competition covenants, we have a full range of equitable remedies at our disposal to enforce these agreements, including the ability to seek injunctive relief.

76	Notice and Proxy Statement | 2022

COMPENSATION DISCUSSION AND ANALYSIS
TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION
Beginning in 2018, Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for annual individual compensation to $1 million for the Company’s “covered employees” without any exception for performance-based compensation, subject to a transition rule for certain written binding contracts in effect on November 2, 2017, and not materially modified after that date. The Company intends to comply with the transition rule for written binding contracts in effect on November 2, 2017, to the extent applicable, so long as the MDCC determines that to be in the Company’s best interest. As discussed above under Compensation Practices and Policies, the MDCC seeks to closely align executive pay with performance, even if there is no longer a “performance-based” provision under Section 162(m), and, in any case, the MDCC reserves the ability to structure compensation arrangements to provide appropriate compensation to the Company’s executives, even where such compensation is not deductible under Section 162(m).
PLEDGING AND HEDGING TRANSACTIONS IN COMPANY SECURITIES
Executive officers, directors, and any of their respective designees are prohibited from pledging Honeywell’s securities or using Honeywell’s securities to support margin debt. All other employees must exercise extreme caution in pledging Honeywell’s securities or using Honeywell’s securities to support margin debt.
Hedging by directors, executive officers, employees on our restricted trading list, any employee in possession of material non-public information, or any of their designees is prohibited, and it is strongly discouraged for all other employees. For this purpose, hedging means purchasing financial instruments (including prepaid variable forward sale contracts, equity swaps, collars, and interests in exchange funds) or otherwise engaging in transactions that are designed to hedge or offset any decrease in the market value of Company stock held, directly or indirectly, by them, whether the stock was acquired as part of a compensation arrangement or otherwise.
All employees, directors, and any of their respective designees are prohibited from engaging in short sales of Honeywell securities. Selling or purchasing puts or calls or otherwise trading in or writing options on Honeywell’s securities by employees, officers, and directors is also prohibited.
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT
The MDCC reviewed and discussed Honeywell’s Compensation Discussion and Analysis with management. Based on this review and discussion, the MDCC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Form 10-K for the year ended December 31, 2021.
The Management Development and Compensation Committee
Grace Lieblein (Chair)
Duncan B. Angove
William S. Ayer
D. Scott Davis (ex officio member)
Judd Gregg

Notice and Proxy Statement | 2022	77

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE

Named Executive Officer	Year	Salary	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change In Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	SEC Total Compensation(7)	Non-SEC Total Annual Direct Compensation(8)
Darius Adamczyk Chairman and Chief Executive Officer	2021	$1,675,616	$14,486,389	$5,248,350	$3,910,000	$608,232	$171,533	$26,100,120	$20,566,195
	2020	$1,566,154	$9,113,476	$4,898,608	$2,508,000	$810,840	$178,203	$19,075,281	$18,086,238
	2019	$1,600,000	$8,612,506	$4,635,409	$4,065,000	$748,107	$864,082	$20,525,104	$18,912,915
Gregory P. Lewis Senior Vice President, Chief Financial Officer	2021	$830,493	$4,518,031	$1,643,520	$1,107,000	$215,089	$65,570	$8,379,703	$6,629,344
	2020	$753,711	$2,801,775	$1,502,982	$1,460,750	$254,487	$57,627	$6,831,332	$5,747,468
	2019	$749,808	$2,288,198	$1,222,904	$1,866,600	$185,939	$331,184	$6,644,633	$5,316,910
Anne T. Madden Senior Vice President, General Counsel	2021	$869,458	$4,518,031	$1,643,520	$1,159,000	$389,020	$80,362	$8,659,391	$6,720,309
	2020	$825,529	$2,801,775	$1,502,982	$758,000	$459,798	$87,544	$6,435,628	$5,888,286
	2019	$757,019	$2,288,198	$1,222,904	$1,970,500	$399,898	$69,977	$6,708,496	$5,370,121
Que Thanh Dallara(1) President and Chief Executive Officer, Honeywell Connected Enterprise	2021	$676,466	$3,860,000	$1,364,250	$804,000	$773	$52,160	$6,757,649	$5,367,608

Michael R. Madsen(1) President and Chief Executive Officer, Aerospace	2021	$737,052	$2,937,572	$1,094,610	$1,338,000	$726	$53,362	$6,161,322	$4,697,640

(1)Ms. Dallara and Mr. Madsen are being reported as NEOs for the first time in 2022 (2021 compensation).
(2)2021 Stock Awards represent the sum of three components (i) the annual PSU awards under the 2021-2023 Performance Plan at a fair value of $212.53 as of the grant date (March 15, 2021), (ii) the annual RSUs awarded at a grant date fair value of $202.72, determined using the average of the high and low stock prices of Honeywell stock on the grant date (February 12, 2021), and (iii) the incremental fair value from a pandemic-related modification to the financial metrics for the 2020-2022 PSU awards, which was made on March 15, 2021 (described on page 69 of this proxy statement). The 2021-2023 PSU award value was calculated based on the weighted average of (a) the fair market value of Honeywell stock on the date of grant for the 75% of the award tied to performance against internal metrics, and (b) a multifactor Monte Carlo simulation of Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group, determined in accordance with FASB ASC Topic 718, for the 25% of the award with payout determined based on three-year TSR relative to the Compensation Peer Group. The value of the 2020-2022 PSU modification represents the incremental fair value of 2020-2022 PSUs originally granted in 2020, determined as of the March 15, 2021 modification date in accordance with FASB ASC Topic 718 for a Type III modification, with no offset for the forfeiture of the portion of the original award that became improbable of attainment due to the impacts from the COVID-19 pandemic.

NEO	2021-2023 Performance Stock Units	Restricted Stock Units	2020-2022 Performance Stock Unit Modification	Total SEC Reportable Stock Awards
Mr. Adamczyk	$7,502,309	$2,229,920	$4,754,160	$14,486,389
Mr. Lewis	$2,359,083	$689,248	$1,469,700	$4,518,031
Ms. Madden	$2,359,083	$689,248	$1,469,700	$4,518,031
Ms. Dallara	$1,955,276	$567,616	$1,337,108	$3,860,000
Mr. Madsen	$1,572,722	$466,256	$898,594	$2,937,572
(3)The 2021 Option Awards shown reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the Black-Scholes option-pricing model at the time of grant, with the expected-term input derived from a risk-adjusted Monte Carlo simulation of the historical exercise behavior and probability-weighted movements in Honeywell’s stock price over time. The 2021 annual Option Awards were awarded on February 12, 2021, with a Black-Scholes value of $32.10 per share at the time of grant. A discussion of the assumptions used in the valuation of option awards made in fiscal year 2021 may be found in Note 15 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2021.

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EXECUTIVE COMPENSATION TABLES
(4)The 2021 Non-Equity Incentive Plan Compensation value for each NEO, except Mr. Madsen, represents their annual ICP award for the 2021 plan year. 80% of the ICP award is determined using the pre-set formulaic methodology discussed beginning on page 60, and the remaining 20% is based on individual assessments determined by the MDCC discussed beginning on page 62. The amount for Mr. Madsen includes the sum of both his 2021 annual ICP award and his earned payout from Performance Plan cash units issued for the January 1, 2019 – December 31, 2021 cycle, that is required to be reported in the final year of the performance period under SEC rules, even though granted in 2019 and covering a three-year period. The following table provides the breakdown of the amounts reported as 2021 Non-Equity Incentive Plan Compensation for Mr. Madsen:

NEO	2021 ICP Award	2019-2021 Performance Plan Cash Award	Total Non-Equity Incentive Plan Compensation
Mr. Madsen	$827,000	$511,000	$1,338,000
(5)Represents (i) the aggregate change in the present value of each Named Executive Officer’s accumulated benefit under the Company’s pension plans from December 31, 2020 to December 31, 2021 (as disclosed in the Pension Benefits table on page 84 of this Proxy Statement) and (ii) interest earned in 2021 on deferred compensation that is considered “above-market interest” under SEC rules (as discussed on page 87).

NEO	Change in Pension Value(a)	NQDC Interest(b)	Total Change in Pension Value and Nonqualified Deferred Compensation Earnings
Mr. Adamczyk	$605,743	$2,489	$608,232
Mr. Lewis	$214,342	$747	$215,089
Ms. Madden	$331,513	$57,507	$389,020
Ms. Dallara	$—	$773	$773
Mr. Madsen	$—	$726	$726
(a)The change in aggregate pension value for Mr. Madsen was negative in 2021 ($8,126) resulting primarily from an increase in the discount rate from 2.50% as of December 31, 2020, to 2.87% at December 31, 2021. Under SEC rules, negative changes in pension values are not reported on the table. The value of benefits for the other NEOs, other than Ms. Dallara, was calculated as the lump sum under their pension formula as of December 31, 2021, which is unaffected by interest rates. Ms. Dallara is not eligible for a company sponsored pension plan.
(b)Represents earnings under the Honeywell Excess Benefit Plan, Honeywell Supplemental Savings Plan, Honeywell Deferred Incentive Plan, or deferred RSU awards that are in excess of that determined using SEC market interest rates.
(6)For 2021, All Other Compensation consists of the following:

NEO	Matching Contributions(a)	Personal Use of Company Aircraft(b)	Security(c)	Excess Liability Insurance(d)	Executive Physical/ Medical Services (e)	Total Other Compensation
Mr. Adamczyk	$117,196	$43,040	$1,332	$1,515	$8,450	$171,533
Mr. Lewis	$58,057	$498	$—	$1,515	$5,500	$65,570
Ms. Madden	$60,833	$12,514	$—	$1,515	$5,500	$80,362
Ms. Dallara	$47,319	$—	$—	$1,515	$3,326	$52,160
Mr. Madsen	$51,546	$—	$—	$1,515	$301	$53,362
(a)Represents total Company matching contributions to each Named Executive Officer’s accounts in the tax-qualified Honeywell 401(k) Plan and the non-tax-qualified Supplemental Savings Plan.
(b)For security reasons, Mr. Adamczyk is required by Company policy to use Company aircraft for all business and personal travel (requirement to use Company aircraft for specific personal travel may be waived at the discretion of Honeywell’s security personnel). Other NEOs may have access to available corporate aircraft for personal travel, from time to time, if approved by the CEO. The amount shown for each NEO represents the aggregate incremental cost of personal travel. This amount is calculated by multiplying the total number of personal flight hours by the average direct variable operating costs (e.g., expenses for aviation employees, variable aircraft maintenance, telecommunications, transportation charges, including but not limited to hangar and landing fees, aviation fuel, and commissaries) per flight hour for Company aircraft.
(c)In accordance with the CEO security plan, represents the total paid by the Company in 2021 for expenses relating to personal residential security provided to protect Mr. Adamczyk.
(d)Represents the annual premiums paid by the Company to purchase excess liability insurance coverage for each Named Executive Officer.
(e)Represents cost of the annual executive physical covered by the Company (excess over insurance) and concierge medical services provided to Charlotte-based officers.
(7)Represents total reportable compensation determined in accordance with SEC disclosure requirements.
(8)Represents non-SEC supplemental information of Total Annual Direct Compensation (TADC) from the perspective of the MDCC (as discussed in the CD&A). For all years, this column excludes the amounts reflected in the (i) Change in Pension Value and Deferred Compensation Earnings, and (ii) All Other Compensation columns of the Summary Compensation Table (SCT). For 2021, this column also excludes the 2019-2021 performance cash award to Mr. Madsen (see footnote 4), which was awarded in 2019 and considered part of TADC by the MDCC in 2019 but required to be reported on the Summary Compensation Table as 2021 compensation (at the end of the three-year performance period) under SEC rules, and the incremental reportable value from the March 2021 modification to the 2020-2022 PSUs granted to the NEOs in 2020, which the MDCC viewed as a pandemic-related realignment to the intended grant date value of the PSU awards reported on the Summary Compensation Table as compensation for 2020. For 2020, this column also excludes the 2018-2020 performance cash award to Mr. Lewis, which was awarded in 2018 and considered part of TADC by the MDCC in 2018 but required to be reported on the Summary Compensation Table as 2020 compensation (at the end of the three-year performance period) under SEC rules. For 2019, this column excludes the 2017-2019 performance cash awards to Mr. Lewis and Ms. Madden that were awarded in 2017 and considered part of TADC by the MDCC in 2017 but required to be reported on the Summary Compensation Table as 2019 compensation (at the end of the three-year performance period) under SEC rules.

Notice and Proxy Statement | 2022	79

EXECUTIVE COMPENSATION TABLES
OTHER COMPENSATION TABLES
GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2021

Named Executive Officer	Award Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4)	All Other Option Awards: Number of Securities Underlying Options(5)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Grant of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold(2)	Target	Maximum	Threshold	Target	Maximum
Darius Adamczyk	ICP		$29,323	$2,932,328	$5,864,656
	NQSO	2/12/2021								163,500	$202.72	$203.57	$5,248,350
	PSU21-23	3/15/2021				3,861	35,300	70,600					$7,502,309
	RSU	2/12/2021							11,000				$2,229,920
	PSU20-22	3/15/2021											$4,754,160
Gregory P. Lewis	ICP		$8,305	$830,493	$1,660,986
	NQSO	2/12/2021								51,200	$202.72	$203.57	$1,643,520
	PSU21-23	3/15/2021				1,214	11,100	22,200					$2,359,083
	RSU	2/12/2021							3,400				$689,248
	PSU20-22	3/15/2021											$1,469,700
Anne T. Madden	ICP		$8,695	$869,458	$1,738,916
	NQSO	2/12/2021								51,200	$202.72	$203.57	$1,643,520
	PSU21-23	3/15/2021				1,214	11,100	22,200					$2,359,083
	RSU	2/12/2021							3,400				$689,248
	PSU20-22	3/15/2021											$1,449,700
Que Thanh Dallara	ICP		$6,765	$676,466	$1,352,932
	NQSO	2/12/2021								42,500	$202.72	$203.57	$1,364,250
	PSU21-23	3/15/2021				1,006	9,200	18,400					$1,955,276
	RSU	2/12/2021							2,800				$567,616
	PSU20-22	3/15/2021											$1,337,108
Mike Madsen	ICP		$7,371	$737,052	$1,474,104
	NQSO	2/12/2021								34,100	$202.72	$203.57	$1,094,610
	PSU21-23	3/15/2021				809	7,400	14,800					$1,572,722
	RSU	2/12/2021							2,300				$466,256
	PSU20-22	3/15/2021											$898,594
(1)Award Type:
ICP = Incentive Compensation Plan (for 2021 performance year, paid in 2022)
NQSO = Nonqualified Stock Option
PSU21-23 = 2021-2023 Performance Stock Unit (regular annual award)
RSU = Restricted Stock Unit
PSU20-22 = 2020-2022 Performance Stock Unit (modification)
(2)Represents the minimum level of performance that must be achieved for any amount to be payable.
(3)The amount in the Target column represents the number of PSUs awarded to the Named Executive Officer in 2021 under the 2016 Stock Incentive Plan for the performance period of January 1, 2021 - December 31, 2023. Actual earned PSU awards may range from 0% to 200% based on performance against plan metrics over the three-year performance period. Awards vest 100% in February 2024. 50% of the total number of PSUs earned will be converted to, and paid in, cash. 50% of the earned PSUs will be paid in shares subject to a minimum one-year holding period.
(4)Represents the number of RSUs awarded to the Named Executive Officer in 2021 under the 2016 Stock Incentive Plan. These RSUs vest in three installments; 33% on each of the second and fourth anniversaries of the grant date and 34% on the sixth anniversary of the grant date.
(5)NQSO awards in this column represent the number of annual stock options awarded to the Named Executive Officers on the Grant Date. These stock options vest in equal annual installments over a period of four years and have a ten-year term. The exercise price is equal to the fair market value of Honeywell stock on the date of grant.
(6)The grant date fair value of each NQSO in this column was $32.10, calculated in accordance with FASB ASC Topic 718, using the Black-Scholes option valuation model at the time of grant. A more detailed discussion of the assumptions used in the valuation of stock option awards may be found in Note 15 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2021. The grant date fair value of each RSU was $202.72 based on the fair market value of Honeywell stock on the grant date. The grant date fair value for each PSU21-23 was $212.53, determined based on the fair market value of Honeywell stock on the date of grant (March 15, 2021) of $214.85 for the three internal financial metrics, and a value of $205.57 for the Relative TSR metric. The value for each PSU20-22 represents the incremental fair value of the 2020-2022 PSUs, that were originally granted on February 14, 2020 and modified on March 15, 2021, of $127.80 per PSU, computed as of the modification date in accordance with FASB ASC Topic 718.
DESCRIPTION OF PLAN-BASED AWARDS
All NQSO, PSU, and RSU awards granted to the Named Executive Officers in fiscal year 2021 were granted under the Company’s 2016 Stock Incentive Plan and are governed by and subject to the terms and conditions of the 2016 Stock Incentive Plan and the relevant award agreements. A detailed discussion of these long-term incentive awards can be found beginning on page 65 of this Proxy Statement.

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EXECUTIVE COMPENSATION TABLES
OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

		Option Awards (1)				Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)	Number of Unearned Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)
Darius Adamczyk	2021	—	163,500	$202.72	2/11/2031	11,191	(3)	$2,333,435	35,758	(4)	$7,455,901
	2020	57,200	171,600	$180.92	2/13/2030	12,050	(5)	$2,512,546	38,643	(6)	$8,057,452
	2019	107,650	107,650	$154.22	2/25/2029	9,040	(7)	$1,884,930	—		—
	2019	—	—	—	—	37,967	(8)	$7,916,499	—		—
	2018	105,513	35,172	$148.79	2/26/2028	15,439	(9)	$3,219,186	—		—
	2017	225,598	—	$119.69	2/27/2027	—		—	—		—
	2016	105,040	—	$107.42	4/3/2026	—		—	—		—
	2016	157,561	—	$98.70	2/24/2026	19,923	(10)	$4,154,145	—		—
	2015	157,561	—	$98.93	2/25/2025	—		—	—		—
	2014	147,058	—	$89.48	2/26/2024	—		—	—		—
	Total	1,063,181	477,922			105,610		$22,020,741	74,401		$15,513,353
Gregory P. Lewis	2021	—	51,200	$202.72	2/11/2031	3,459	(3)	$721,236	11,244	(4)	$2,344,486
	2020	17,550	52,650	$180.92	2/13/2030	3,636	(5)	$758,142	11,946	(6)	$2,490,860
	2019	28,400	28,400	$154.22	2/25/2029	2,401	(7)	$500,633	—		—
	2019	—	—	—	—	10,088	(8)	$2,103,449	—		—
	2018	19,582	6,528	$148.79	2/26/2028	—		—	—		—
	2017	26,110	—	$119.69	2/27/2027	—		—	—		—
	2016	—	—	—	—	1,972	(11)	$411,182	—		—
	2016	25,209	—	$98.70	2/24/2026	—		—	—		—
	2015	23,107	—	$98.93	2/25/2025	2,036	(12)	$424,526	—		—
	2014	21,007	—	$89.48	2/26/2024	—		—	—		—
	Total	160,965	138,778			23,592		$4,919,168	23,190		$4,835,346
Anne T. Madden	2021	—	51,200	$202.72	2/11/2031	3,459	(3)	$721,236	11,244	(4)	$2,344,486
	2020	17,550	52,650	$180.92	2/13/2030	3,636	(5)	$758,142	11,946	(6)	$2,490,860
	2019	28,400	28,400	$154.22	2/25/2029	2,401	(7)	$500,633	—		—
	2019	—	—	—	—	10,088	(8)	$2,103,449	—		—
	2018	23,969	7,990	$148.79	2/26/2028	3,465	(9)	$722,487	—		—
	2017	28,199	—	$119.69	2/27/2027	—		—	—		—
	2016	28,885	—	$98.70	2/24/2026	3,190	(13)	$665,147	—		—
	2015	26,259	—	$98.93	2/25/2025	—		—	—		—
	2014	21,007	—	$89.48	2/26/2024	—		—	—		—
	Total	174,269	140,240			26,239		$5,471,094	23,190		$4,835,346
Que Thanh Dallara (20)	2021	—	42,500	$202.72	2/11/2031	2,849	(3)	$594,045	9,319	(4)	$1,943,105
	2020	14,300	42,900	$180.92	2/13/2030	3,013	(5)	$628,241	9,661	(6)	$2,014,415
	2019	21,800	21,800	$154.22	2/25/2029	1,836	(7)	$382,824	—		—
	2019	—	—	—	—	8,766	(8)	$1,827,799	—		—
	2018	16,527	5,510	$148.79	2/26/2028	2,412	(9)	$502,926	—		—
	2018	—	—	—	—	2,664	(14)	$555,471	—		—
	2017	13,577	—	$119.69	2/27/2027	924	(15)	$192,663	—		—
	Total	66,204	112,710			22,464		$4,683,969	18,980		$3,957,520
Mike Madsen	2021	—	34,100	$202.72	2/11/2031	2,340	(3)	$487,913	7,496	(4)	$1,562,991
	2020	11,425	34,275	$180.92	2/13/2030	2,389	(5)	$498,130	7,791	(6)	$1,624,501
	2019	11,866	11,869	$154.22	2/25/2029	3,493	(16)	$728,325	—		—
	2019	—	—	—	—	6,066	(17)	$1,264,822	—		—
	2018	18,015	6,006	$148.79	2/26/2028	—		—	—		—
	2017	24,021	—	$119.69	2/27/2027	1,941	(18)	$404,718	—		—
	2016	23,107	—	$98.70	2/24/2026	1,994	(19)	$415,769	—		—
	2015	13,696	—	$98.93	2/25/2025	—		—	—		—
	2014	16,007	—	$89.48	2/26/2024	—		—	—		—
	Total	118,137	86,250			18,223		$3,799,677	15,287		$3,187,492

Notice and Proxy Statement | 2022	81

EXECUTIVE COMPENSATION TABLES
(1)Stock option grants vest in four installments at the rate of 25% per year beginning on the first anniversary of the date of grant.
(2)Market value determined using the closing market price of $208.51 per share of common stock on December 31, 2021.
(3)2021 RSU grants will vest 33% on each of February 12, 2023 and February 12, 2025, with the remaining RSUs vesting on February 12, 2027. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2021, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(4)Represents PSUs issued under the 2021-2023 Performance Plan. Actual payout will be based on final performance against plan metrics for the full three-year cycle. The number of PSUs reflected on the table includes dividend equivalents applied on the target number of shares through December 31, 2021, which were reinvested as additional unvested PSUs that will vest on the same basis as the underlying PSUs to which they relate.
(5)2020 RSU grants will vest 33% on each of February 14, 2022 and February 14, 2024, with the remaining RSUs vesting on February 14, 2026. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2021, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(6)Represents PSUs issued under the 2020-2022 Performance Plan. Actual payout will be based on final performance against plan metrics, as modified on March 15, 2021, for the full cycle . The number of PSUs reflected on the table includes dividend equivalents applied on the target number of shares through December 31, 2021, which were reinvested as additional unvested PSUs that will vest on the same basis as the underlying PSUs to which they relate.
(7)A portion of these RSUs vested on February 26, 2021. The remaining RSUs will vest 49% on February 26, 2023 and 51% on February 26, 2025. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2021, which were reinvested as additional RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(8)Represents PSUs issued under the 2019-2021 Performance Plan based on final MDCC approved payout for the full three-year cycle. The number of PSUs reflected on the table includes dividend equivalents applied on the target number of shares through December 31, 2021, which were reinvested as additional unvested PSUs that will vest on the same basis as the underlying PSUs to which they relate.
(9)A portion of these RSUs vested on February 27, 2020. The remaining RSUs will vest 49% on February 27, 2022, and 51% February 27, 2024. The number of RSUs reflected here include dividend equivalents applied through December 31, 2021, which were reinvested as additional RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(10)Represents Performance RSUs which achieved a 200% payout percentage based on Honeywell’s TSR performance relative to the Compensation Peer Group over a three-year period of August 1, 2016–July 31, 2019. A portion of these RSUs vested in July 2019 and July 2021. The remaining RSUs will vest on July 31, 2023. The number of Performance RSUs reflected here includes dividend equivalents applied through December 31, 2021, which were reinvested as additional unvested Performance RSUs that will be adjusted and vest on the same basis as the underlying Performance RSUs to which they relate.
(11)A portion of these RSUs vested on October 3, 2019 and October 3, 2021. The remaining RSUs will vest on October 3, 2023. The number of RSUs reflected here includes dividend equivalents applied through December 31, 2021, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(12)A portion of these RSUs vested on July 31, 2018, and July 31, 2020. The remaining RSUs will vest July 31, 2022. The number of RSUs reflected here includes dividend equivalents applied through December 31, 2021, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(13)A portion of these RSUs vested on July 26, 2019 and July 26, 2021. The remaining RSUs will vest on July 26, 2023. The number of RSUs reflected here includes dividend equivalents applied through December 31, 2021, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(14)A portion of these RSUs vested on December 26, 2019 and December 26, 2021. The remaining RSUs will vest on December 26, 2023. The number of RSUs reflected here includes dividend equivalents applied through December 31, 2021, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(15)50% of these RSUs vested on January 17, 2020, and the remaining RSUs vested on January 17, 2022. The number of RSUs reflected here includes dividend equivalents applied through December 31, 2021, which were reinvested as additional RSUs that vested based on the same vesting schedule as the RSUs to which they relate.
(16)These RSUs will vest 100% on February 27, 2022. The number of RSUs reflected here includes dividend equivalents applied through December 31, 2021, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(17)A portion of these RSUs vested on July 25, 2021. The remaining RSUs will vest 49% on July 25, 2023, and 51% July 25, 2025. The number of RSUs reflected here include dividend equivalents applied through December 31, 2021, which were reinvested as additional RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(18)A portion of these RSUs vested on July 27, 2019 and July 27, 2021. The remaining RSUs will vest on July 27, 2023. The number of RSUs reflected here includes dividend equivalents applied through December 31, 2021, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(19)A portion of these RSUs vested on July 29, 2019 and July 29, 2021. The remaining RSUs will vest on July 29, 2023. The number of RSUs reflected here includes dividend equivalents applied through December 31, 2021, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(20)Ms. Dallara will forfeit all outstanding equity awards that are unvested as of May 1, 2022, the effective date of her resignation.

82	Notice and Proxy Statement | 2022

EXECUTIVE COMPENSATION TABLES
OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2021

	Option Awards			Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise(1)		Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(3)		Value Realized on Vesting(4)
Mr. Adamczyk	42,015	(5)	$6,953,609	103,174	(6)	$22,207,274
Mr. Lewis	12,602	(7)	$2,154,768	7,011	(8)	$1,453,829
Ms. Madden	21,007	(9)	$3,293,856	19,962	(10)	$4,234,626
Ms. Dallara	—		—	14,433	(11)	$3,000,203
Mr. Madsen	—		—	10,377	(12)	$2,294,689
(1)Represents the total number of stock options exercised during 2021 before the sale of option shares to cover the option exercise price, transaction costs and applicable taxes.
(2)Represents “in the money” value of stock options at exercise calculated as: the difference between the market price at exercise and the exercise price, multiplied by the total number of options exercised. The individual totals may include multiple exercise transactions during the year. Under Honeywell’s Stock Ownership Guidelines, an officer must hold after-tax net gain shares from an options exercise for at least one year before they can be sold (waived upon retirement).
(3)Represents the total number of RSUs and PSUs that vested during 2021 before share withholding for taxes and transaction costs.
(4)Represents the total value of RSUs and PSUs at the vesting date calculated at the average of the high and low share price of one share of common stock on the day of vesting multiplied by the total number of units that vested. The individual totals may include multiple vesting transactions during the year. Under Honeywell’s Stock Ownership Guidelines, an officer must hold after-tax net shares from an RSU and PSU vesting for at least one year before they can be sold (waived upon retirement).
(5)Relates to stock options originally granted in February 2013 with a ten-year term that would have expired in 2023 if not exercised. In connection with the stock option exercise, shares were withheld to cover the exercise price and the applicable taxes due upon exercise with Mr. Adamczyk receiving a total of 16,565 net gain shares. Net gain shares must be held at least one year before they can be sold.
(6)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 18,929 net shares were retained. Upon the vesting of PSUs, 34,469 shares were settled in cash, and 19,061 net shares were retained after withholding shares to cover applicable taxes. Net shares must be held at least one year before they can be sold.
(7)Relates to stock options originally granted in February 2012 and February 2013 with a ten-year term that would have expired in 2022 and 2023 respectively if not exercised. In connection with the stock option exercises, shares were withheld to cover the exercise price and the applicable taxes due upon exercise with Mr. Lewis receiving a total of 5,011 net gain shares. Net gain shares must be held at least one year before they can be sold.
(8)After withholding shares to cover applicable taxes and fees due upon the vesting of RSUs, a total of 3,875 net shares were retained. Net shares must be held at least one year before they can be sold.
(9)Relates to stock options originally granted in February 2013 with a ten-year term that would have expired in 2023 if not exercised. In connection with the stock option exercise, shares were withheld to cover the exercise price and the applicable taxes due upon exercise with Ms. Madden receiving a total of 8,146 net gain shares. Net gain shares must be held at least one year before they can be sold.
(10)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 2,336 net shares were retained. Upon the vesting of PSUs, 7,866 shares were settled in cash, and 4,350 net shares were retained after withholding shares to cover applicable taxes. Net shares must be held at least one year before they can be sold.
(11)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 1,905 net shares were retained. Upon the vesting of PSUs, 5,479 shares were settled in cash, and 3,008 net shares were retained after withholding shares to cover applicable taxes. Net shares must be held at least one year before they can be sold.
(12)After withholding shares to cover applicable taxes and fees due upon the vesting of RSUs, a total of 5,771 net shares were retained. Net shares must be held at least one year before they can be sold.

Notice and Proxy Statement | 2022	83

EXECUTIVE COMPENSATION TABLES
PENSION BENEFITS
The following table provides summary information about the pension benefits that have been earned by the Company’s Named Executive Officers under two pension plans, the Honeywell International Inc. Supplemental Executive Retirement Plan (SERP) and the Honeywell International Inc. Retirement Earnings Plan (REP).
Pension Benefits—Fiscal Year 2021

Named Executive Officer	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits(1)
Darius Adamczyk	REP	9.7	$162,846
	SERP	13.5	$3,615,436
	Total		$3,778,282
Gregory P. Lewis	REP	15	$252,828
	SERP	15	$921,009
	Total		$1,173,837
Anne T. Madden	REP	25.5	$429,114
	SERP	25.5	$1,868,023
	Total		$2,297,137
Que Thanh Dallara	REP	0	$—
	SERP	0	$—
	Total		$—
Michael R. Madsen	REP	35.6	$1,890,262
	SERP	35.6	$2,661,942
	Total		$4,552,204
(1)The present value of the accumulated retirement benefit for each Named Executive Officer is calculated using a 2.87% discount rate, the projected PRI-2012 mortality table, and with a retirement of age 62 for Mr. Madsen and age 65 for the other Named Executive Officers (the earliest ages at which the Named Executive Officer can retire without an early retirement benefit reduction).
The SERP and REP benefits depend on the length of each Named Executive Officer’s employment with Honeywell (and companies that have been acquired by Honeywell). This information is provided in the table above under the column titled “Number of Years of Credited Service.” The column in the table above titled “Present Value of Accumulated Benefits” represents a financial calculation that estimates the cash value today of the full pension benefit that has been earned by each Named Executive Officer. It is based on various assumptions, including assumptions about how long each Named Executive Officer will live and future interest rates. Additional details about the pension benefits for each Named Executive Officer include:
•The REP is a tax-qualified pension plan in which a significant portion of Honeywell’s U.S. employees participate.
•The REP complies with tax requirements applicable to broad-based pension plans, which impose dollar limits on the amount of benefits that can be provided. As a result, the pensions that can be paid under the REP for higher-paid employees represent a much smaller fraction of current income than the pensions that can be paid to less highly paid employees. We make up for this difference, in part, by providing supplemental pensions through the SERP.
•All SERP benefits will be paid on the first day of the first month that begins following the 105th day after the later of the officer’s separation from service (as that term is defined in Internal Revenue Code Section 409A) or his or her earliest retirement date.
•Ms. Dallara does not participate in the REP or the SERP and is not eligible to receive a pension benefit from Honeywell.

84	Notice and Proxy Statement | 2022

EXECUTIVE COMPENSATION TABLES
PENSION BENEFIT CALCULATION FORMULAS
Within the REP and the SERP, a variety of formulas are used to determine pension benefits. Different benefit formulas apply for different groups of employees for historical reasons. Generally, as Honeywell has grown through acquisitions, the Company has in many cases retained the benefit formulas under pension plans that were maintained by the companies acquired, in order to provide continuity for employees. The differences in the benefit formulas for our Named Executive Officers reflect this history. The explanation below describes the formulas that are used to determine the amount of pension benefits for each of the Company’s Named Executive Officers (NEOs) under the REP and the SERP.

Name of Formula	Benefit Calculation
REP
•Lump sum equal to (1) 6% of final average compensation (annual average compensation for the five calendar years out of the previous 10 calendar years that produces highest average) times (2) credited service.

ALLIED SALARIED
•Single life annuity equal to (1)(A) 2% of final average compensation (average of compensation for the 60 consecutive months out of prior 120 months that produces highest average) times (B) credited service (up to 25 years), minus (2) 64% of estimated Social Security benefits. The final average compensation component of the formula was frozen and no amounts earned or paid after December 31, 2015 will be included, except that the annual incentive compensation paid in 2016 will be included in 2015 compensation.

SIGNAL
•Single life annuity equal to (1)(A) 1.5% of final average compensation (average of compensation for the 60 consecutive months out of the last 120 that produces the highest average) times (B) credited service (with no limit on service) minus (2)(A) 1.5% of estimated Social Security times (B) credited service up to 33 1/3 years. The final average compensation component of the formula was frozen and no amounts earned or paid after December 31, 2015 will be included, except that the annual incentive compensation paid in 2016 will be included in 2015 compensation.

For each pension benefit calculation formula listed in the chart above, compensation includes base pay, short-term incentive compensation, payroll-based rewards and recognition and lump sum incentives. Calculations for pension formulas other than the REP formula include the annual incentive compensation in the year earned. The REP formula includes annual incentive compensation in the year paid. The amount of compensation taken into account under the REP is limited by tax rules, but the amount of compensation taken into account under the SERP is not. The 2015 compensation change described above also applies to the compensation taken into account under the SERP.
The benefit formulas above describe the pension benefits in terms of a lump sum cash payment (for the REP formula) or a single life annuity (for the other formulas). Participants are entitled to receive their benefits in other payment forms, including, for example joint and survivor annuities, period certain annuities and level income payments. However, the value of each available payment form is the same. Based on SERP terms, Mr. Madsen will receive his SERP benefits in the form of a lump sum.
The Allied Salaried formula also provides for early retirement benefits. A participant is eligible for early retirement if the participant's age and years of service equal or exceed 60 and the participant has attached age 50 with at least five years of service or if the participant's age and years of service equal or exceed 80 regardless of the participant's age. If the participant retires early, the participant's benefit at normal retirement age is reduced by 1/4 of 1% for each month payments begin before age 62 (3% per year). In addition, the Social Security benefit reduction portion of the formula is reduced by 1/180 for each month benefits are paid between ages 60 and 65, and 1/360 for each month benefits are paid before the participant's 60th birthday.
As stated above, the pension formula used to determine the amount of pension benefits under each of the plans for our NEOs differs for historical reasons. The table below describes which formulas are applicable to each of our NEOs.

Name/Formula	Description of Total Pension Benefits
Darius Adamczyk Total pension benefit = REP formula benefits	•Mr. Adamczyk’s pension benefits under the REP and the SERP are determined under the REP formula, with the SERP benefit calculated using all his Honeywell employment as credited service.
Gregory P. Lewis Total pension benefit = REP formula benefits	•Mr. Lewis’ pension benefits under the REP and the SERP are determined under the REP formula.
Anne T. Madden Total pension benefit = REP formula benefits	•Ms. Madden’s pension benefits under the REP and the SERP are determined under the REP formula.
Michael R. Madsen Total pension benefit = Allied Salaried formula benefits
•Mr. Madsen is currently eligible for early retirement benefits payable under the Allied Salaried formula. Due to subsidized early retirement, the value of his benefit payable on December 31, 2021 exceeds the benefit shown in the table above by $749,413. A portion of Mr. Madsen's pension benefits under the REP and a portion of his SERP benefits are determined under the Signal formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.

Notice and Proxy Statement | 2022	85

EXECUTIVE COMPENSATION TABLES
NONQUALIFIED DEFERRED COMPENSATION—FISCAL YEAR 2021
Honeywell limits deferred compensation amounts owed to executives by having the interest rate accruing on deferrals under the Honeywell Excess Benefit Plan and Honeywell Supplemental Savings Plan (the SS Plan) and the Honeywell Deferred Incentive Plan (the DIC Plan) be a rate that changes annually based on the Company’s 15-year cost of borrowing and requiring payment of the SS Plan or DIC Plan deferrals to begin shortly after termination of employment in a lump sum unless the participant leaves the Company after reaching retirement (age 55 with 10 years of service). In addition, cash dividend equivalents on vested deferred RSUs cannot be deferred and dividend equivalents on unvested RSUs are reinvested in additional RSUs and subject to the same vesting schedule as the underlying RSUs.

Named Executive Officer	Plan	Executive Contributions in Last FY(3)	Registrant Contributions in Last FY(1)(3)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
Darius Adamczyk	SS Plan(1)	$114,438	$100,134	$14,217	—	$1,745,827
	DIC Plan	$—	—	$21,783	—	$1,291,629
	Deferred RSUs(2)	—	—	—	—	—
	Total	$114,438	$100,134	$36,000	—	$3,037,456
Gregory P. Lewis	SS Plan(1)	$127,600	$37,757	$9,029	—	$811,336
	DIC Plan	—	—	$2,054	—	$121,579
	Deferred RSUs(2)	—	—	—	—	—
	Total	$127,600	$37,757	$11,083	—	$932,915
Anne T. Madden	SS Plan(1)	$260,695	$40,533	$85,930	—	$3,886,846
	DIC Plan	$758,000	—	$110,553	—	$6,630,274
	Deferred RSUs(2)	—	—	$(42,263)	—	$7,684,352
	Total	$1,018,695	$40,533	$154,220	—	$18,201,472
Que Thanh Dallara	SS Plan(1)	$99,930	30,256	$6,799	—	$515,323
	DIC Plan	55,600	—	$4,855	—	$294,014
	Deferred RSUs(2)	—	—	—	—	—
	Total	$155,530	$30,256	$11,654	—	$809,337
Michael R. Madsen	SS Plan(1)	$39,410	$31,246	$10,479	—	$912,932
	DIC Plan	—	—	—	—	—
	Deferred RSUs(2)	—	—	—	—	—
	Total	$39,410	$31,246	$10,479	—	$912,932
All deferred compensation amounts, regardless of the plan, are unfunded and unsecured obligations of the Company and are subject to the same risks as any of the Company’s general obligations.
(1)For SS Plan deferrals, the Company matching contributions are credited annually no later than the following January 31st if the Named Executive Officer was actively employed or on a disability leave of absence as of December 15th. The value of registrant contributions in the last fiscal year for the SS Plan includes annual matching contributions that were credited to the Named Executive Officers in January 2022 for the 2021 year.
(2)The value of executive contributions in the last fiscal year is calculated by multiplying the number of deferred RSUs that vested in 2021 by the closing price of a share of common stock on the vesting date (or the next business day following the vesting date). The value of the aggregate balance at the last fiscal year is calculated by multiplying the total number of vested, deferred RSUs on December 31, 2021, by the closing price of a share of common stock on December 31, 2021 ($208.51). This column reflects the following: 34,716 units including dividend reinvestment units and $445,628 in cash for Ms. Madden.
(3)The following table details the extent to which amounts reported in the contributions and earnings columns are reported in the Summary Compensation Table and amounts reported in the aggregate balance column were reported in the Summary Compensation Table for previous years. In the table above, for the SS Plan, the Aggregate Earnings in Last FY column includes interest credits and changes in the value of the Company Common Stock Fund. The value of the Company Common Stock Fund increases or decreases in accordance with the Company’s stock price and the reinvestment of dividends. In the table above, for the deferred RSUs, the Aggregate Earnings in Last FY column includes dividend equivalent credits and any increase (or decrease) in the Company’s stock price.

Named Executive Officer	Executive Contributions in SCT	Registrant Contributions in SCT	Earnings in SCT	Portion of Aggregate Balance Included in Prior SCTs
Darius Adamczyk	$114,438	$100,134	$2,489	$2,126,264
Gregory P. Lewis	$127,600	$37,757	$747	$338,075
Anne T. Madden	$260,695	$40,533	$57,507	$2,469,873
Que Thanh Dallara	$99,930	$30,256	$773	$0
Michael R. Madsen	$39,410	$31,246	$726	$0

86	Notice and Proxy Statement | 2022

EXECUTIVE COMPENSATION TABLES
HONEYWELL EXCESS BENEFIT PLAN AND HONEYWELL SUPPLEMENTAL SAVINGS PLAN
The Supplemental Savings Plan allows Honeywell executives, including the Named Executive Officers, to defer the portion of their annual base salary that cannot be contributed to the Company’s tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code and/or up to an additional 25% of base annual salary for the plan year.
To the extent amounts have not already been matched on a similar basis under the Company’s 401(k) plan, Honeywell matched deferrals posted to the SS Plan at the rate of 87.5% on the first 8% of eligible pay. Matching contributions are always vested and are credited on an annual basis if the participant was actively employed or on a disability leave of absence as of December 15, 2021.
Interest Rate. Participant deferrals for the 2005 plan year and later are credited with a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2021, this rate was 1.74%. Participant deferrals for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the Management Development and Compensation Committee (MDCC) before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the MDCC would set the rate at an above-market rate to retain executives. Above-market interest credited on SS Plan deferrals and reflected in the Summary Compensation Table on page 78 includes the difference between market interest rates determined by SEC rules and the interest credited under the SS Plan. Matching contributions are treated as invested in common stock. Dividends are treated as reinvested in additional shares of common stock.
Distribution. Amounts deferred for the 2005 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2020 plan year and later, a participant can elect to receive five, 10 or 15 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service; for the 2006 to 2019 plan years, a participant could elect up to ten installments under the same terms.
Except in hardship circumstances, amounts deferred for the 2004 plan year and earlier will be distributed either in January of any subsequent year or in January of the year following termination of employment, as elected by the participant. The participant could elect to receive distributions in a lump sum or up to 15 annual installments.
Participant deferrals to the SS Plan are distributed in cash only. Matching contributions are distributed in shares of common stock.
Amounts deferred for the 2005 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2004 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty of 6%.
HONEYWELL SALARY AND INCENTIVE AWARD DEFERRAL PLAN FOR SELECTED EMPLOYEES
The Honeywell DIC Plan allows Honeywell executives, including the Named Executive Officers, to defer all or a portion of their annual cash incentive compensation.
Interest Rate. Beginning in 2005, deferrals are credited with a rate of interest, based on Honeywell’s 15-year borrowing rate which is set annually at the beginning of the year (1.74% for 2021). Amounts deferred for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the MDCC before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the MDCC would set the total rate at an above-market rate to retain executives. Above-market interest credited on DIC Plan deferrals and reflected in the Summary Compensation Table on page 78 includes the difference between market interest rates determined by SEC rules and the interest credited under the DIC Plan.
Distribution. Amounts deferred for the 2006 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2020 plan year and later, a participant can elect to receive five, 10 or 15 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service; for the 2006 to 2019 plan years, a participant could elect up to 10 installments under the same terms.
Except in hardship circumstances (if permitted), amounts deferred for the 2005 plan year and earlier will be distributed either in January of any year three years after the compensation was earned or in January of the year following termination of the participant’s employment, as elected by the participant. The participant could elect to receive non-hardship distributions in a lump sum or up to 15 annual installments.

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EXECUTIVE COMPENSATION TABLES
Amounts deferred for the 2002 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2001 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty that ranges from 0% to 6% and that is based on the 10-year Treasury bond rate at the beginning of the calendar quarter.
DEFERRAL OF RSUs
The Named Executive Officers may defer the receipt of up to 100% of certain RSUs upon vesting based on an election made at the time of grant. The executive may defer payment to:
•A specific year after the vesting year; or
•The year following the executive’s termination of active employment.
The executive can also choose to receive payment in a lump sum or up to 15 annual installments and can also elect at the time of grant to accelerate the form and timing of payment following a change in control to a lump sum paid no later than 90 days following the change in control. Cash dividend equivalents on deferred RSUs (determined at the same rate as a regular share of common stock) are converted to additional deferred RSUs as of the dividend payment date and are subject to the same payment schedule and restrictions as the underlying deferred RSUs. For grants made before July 2004, an executive could also defer dividend equivalents in cash and such amounts are credited with interest at a 10% rate, compounded daily, until payment. The practice of deferring dividend equivalents in cash ended in July 2004. Ms. Madden is the only NEO with legacy deferred RSU awards under these prior provisions. Above-market interest related to Ms. Madden's deferred RSU dividend equivalents is included on the Summary Compensation Table as the difference between market interest rates determined by SEC rules and the 10% interest credited by the Company on her pre-July 2004 grants, the terms of which cannot be amended.
UNVESTED DIVIDEND EQUIVALENTS
Cash dividend equivalents on unvested RSUs (determined at the same rate as a regular share of common stock) are converted to additional unvested RSUs as of the dividend payment date and are subject to the same vesting schedule and restrictions as the underlying RSUs.
The terms of the SERP Plan, the SS Plan, the DIC Plan, the deferred RSUs and the unvested dividend equivalents are subject to the requirements of, and regulations and guidance published by, Section 409A of the Internal Revenue Code.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
This section describes the benefits payable to our named executive officers (NEOs) in two circumstances:
•Termination of Employment
•Change in Control (CIC)
SENIOR SEVERANCE PLAN
These benefits are determined primarily under a plan that we refer to as our Senior Severance Plan. In addition to the Senior Severance Plan, other of our benefits plans, such as our annual incentive compensation plan, also have provisions that impact these benefits.
These benefits ensure that our executives are motivated primarily by the needs of the businesses for which they are responsible, rather than circumstances that are outside the ordinary course of business, i.e., circumstances that might lead to the termination of an executive’s employment or that might lead to a CIC of the Company. Generally, this is achieved by assuring our NEOs that they will receive a level of continued compensation if their employment is adversely affected in these circumstances, subject to certain conditions. We believe that these benefits help ensure that affected executives act in the best interests of our shareowners, even if such actions are otherwise contrary to their personal interests. This is critical because these are circumstances in which the actions of our NEOs may have a material impact upon our shareowners. Accordingly, we set the level and terms of these benefits in a way that we believe is necessary to obtain the desired results. The level of benefit and the rights to benefits are determined by the type of termination event, as described below. We believe that these benefits are generally in line with current market practices and are particularly important as we do not maintain employment agreements with our NEOs.
Benefits provided under the Senior Severance Plan are conditioned on the executive executing a full release of claims and certain non-competition and non-solicitation covenants in favor of the Company. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants. In addition, we would seek to recover severance benefits already paid to any executive who violates such restrictive covenants.

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EXECUTIVE COMPENSATION TABLES
In the case of a CIC, severance benefits are payable only if both parts of the “double trigger” are satisfied. That is, (i) there must be a CIC of our Company, and (ii)(A) the NEO must be involuntarily terminated other than for cause, or (ii)(B) the NEO must initiate the termination of his own employment for good reason. Similarly, the Company also amended its stock incentive plan in 2014 to eliminate automatic single-trigger vesting of all new equity and Performance Plan Unit awards that are rolled-over upon a CIC.
SUMMARY OF BENEFITS—TERMINATION EVENTS
The following table summarizes the termination of employment and CIC benefits payable to our NEOs. None of these termination benefits are payable to NEOs who voluntarily resign (other than voluntary resignations for good reason after a CIC) or whose employment is terminated by us for cause. The information in the table below assumes, in each case, that termination of employment occurred on December 31, 2021. Pension and non-qualified deferred compensation benefits, which are described elsewhere in this Proxy Statement, are not included in the table below in accordance with applicable SEC rules, even though they may become payable upon the occurrence of the events specified in the table. The effect of a termination of employment or CIC on outstanding stock options, RSUs and PSUs is described in the section below entitled “Impact on Equity-Based Awards.”

Payments and Benefits	Named Executive Officer	Termination by the Company Without Cause	Death	Disability	Change in Control—No Termination of Employment	Change in Control—Termination of Employment by Company Without Cause, By NEO for Good Reason or Due to Disability
Cash Severance	Mr. Adamczyk	$14,025,000	$—	$—	$—	$14,025,000
(Base Salary + Bonus)	Mr. Lewis	$2,550,000	$—	$—	$—	$3,400,000
	Ms. Madden	$2,603,100	$—	$—	$—	$3,470,800
	Ms. Dallara	$2,055,000	$—	$—	$—	$2,740,000
	Mr. Madsen	$2,247,000	$—	$—	$—	$2,996,000
ICP	Mr. Adamczyk	$—	$—	$—	$3,910,000	$3,910,000
(Year of Termination)	Mr. Lewis	$—	$—	$—	$1,107,000	$1,107,000
	Ms. Madden	$—	$—	$—	$1,159,000	$1,159,000
	Ms. Dallara	$—	$—	$—	$804,000	$804,000
	Mr. Madsen	$—	$—	$—	$827,000	$827,000
Performance Cash Units	Mr. Adamczyk	$—	$—	$—	$—	$—
	Mr. Lewis	$—	$—	$—	$—	$—
	Ms. Madden	$—	$—	$—	$—	$—
	Ms. Dallara	$—	$—	$—	$—	$—
	Mr. Madsen	$—	$511,000	$511,000	$—	$511,000
Benefits and Perquisites	Mr. Adamczyk	$37,346	$—	$—	$—	$37,346
	Mr. Lewis	$13,017	$—	$—	$—	$17,356
	Ms. Madden	$14,237	$—	$—	$—	$18,996
	Ms. Dallara	$5,198	$—	$—	$—	$6,930
	Mr. Madsen	$8,134	$—	$—	$—	$10,846
All Other-Payments/Benefits	Mr. Adamczyk	$—	$—	$—	$—	$—
	Mr. Lewis	$192,745	$—	$—	$—	$192,745
	Ms. Madden	$258,890	$—	$—	$—	$547,788
	Ms. Dallara	$—	$—	$—	$—	$—
	Mr. Madsen	$—	$—	$—	$—	$—
Total	Mr. Adamczyk	$14,062,346	$—	$—	$3,910,000	$17,972,346
	Mr. Lewis	$2,755,762	$—	$—	$1,107,000	$4,717,101
	Ms. Madden	$2,876,227	$—	$—	$1,159,000	$5,196,584
	Ms. Dallara	$2,060,198	$—	$—	$804,000	$3,550,930
	Mr. Madsen	$2,255,134	$511,000	$511,000	$827,000	$4,344,846

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EXECUTIVE COMPENSATION TABLES
EXPLANATION OF BENEFITS—TERMINATION EVENTS
The following describes the benefits that are quantified in the table above assuming the event occurred on December 31, 2021. In regard to each portion of the benefit, the benefits that are paid in the context of a CIC are, except as noted, the same as the benefits paid other than as a result of a CIC.

Benefit/Event	Amount and Terms of Payments (Other Than Upon a Change In Control)	Change In Control Provisions
Severance Benefits-Cash Payment Involuntary termination without cause; CIC termination without cause or by a NEO for good reason.
•Three years of base salary and bonus for Mr. Adamczyk, and 18 months of base salary and bonus for the Other NEOs.
•Paid periodically, in cash.
•Bonus is equal to target percentage of base salary.
•Payment conditioned upon a general release in favor of the Company, non-compete, non-disclosure (indefinite duration), and non-solicitation covenants (two years for customers and two years for employees) and refraining from certain other misconduct.

•Three years of base salary and bonus for Mr. Adamczyk, and two years of base salary and bonus for the Other NEOs.
•Amounts are paid in a lump sum within 60 days following the later of the date of termination or the CIC date.

Annual Bonus for the Year of Termination-Cash Payment Annual ICP Plan bonus is payable to NEOs for the year in which a CIC occurs.	•N/A.
•Based on achievement of pre-established ICP goals and the MDCC’s assessment of other relevant criteria, for the stub period ending on the CIC (as defined in the ICP Plan) date, prorated through the CIC date.
•Paid in cash at the time ICP awards are typically paid to Honeywell executives for the year in which a CIC occurs, but only if the employee is actively employed on the payment date, has been involuntarily terminated other than for cause or has terminated employment for good reason.

Performance Cash Units Performance Cash Unit awards are paid out in the event of death, disability and a qualifying termination of employment upon a CIC.
•Only Mr. Madsen (for the 2019-2021 performance cycle) has a Performance Cash Unit (PCU) award issued in 2019 prior to becoming an officer of the Company. PCUs are paid out on a pro rata basis upon death or disability. As the 2019-2021 PCU performance cycle has already concluded, any payout would be the full amount earned based on actual performance.

•Upon a CIC, unvested PCUs remain outstanding to the extent assumed by the successor. Following a CIC, unvested PCUs would vest on a pro rata basis in the event of an involuntary termination other than for cause or a voluntary termination for good reason, within 2 years of the CIC event. For a performance cycle that has already concluded, payout would be based on actual performance. For a performance cycle in progress, the prorated payout would be based on target performance. The “Change in Control-Termination of Employment” column includes the full payout for the 2019-2021 performance cycle for Mr. Madsen.

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EXECUTIVE COMPENSATION TABLES

Benefit/Event	Amount and Terms of Payments (Other Than Upon a Change In Control)	Change In Control Provisions
Certain Benefits and Perquisites Termination of employment without cause; CIC, voluntary termination of employment for good reason.	•Basic life insurance coverage is continued at Honeywell’s cost for the severance period. •Medical and dental benefits are continued during the severance period at active employee contribution rates.	•Basic life insurance coverage is continued at Honeywell’s cost for the severance period. •Medical and dental benefits are continued during the severance period at active employee contribution rates.
Other Benefits	•In the case of involuntary termination by the Company without Cause, service credit for pension is provided during the first 12 months of the severance period.
•If employment terminated upon CIC, service credit for pension purposes during the first 12 months of the severance period. Additional 3 years of age & service credit for pension purposes for Ms. Madden under pre-2007 Corporate CIC Severance Plan provisions.

NO EXCISE TAX GROSS-UPS
U.S. tax laws may impose an excise tax on employees who receive benefits in connection with a CIC in certain circumstances and subject to certain conditions. The company does not provide for excise tax gross-ups.
IMPACT ON EQUITY-BASED AWARDS
This section describes the impact of a termination of employment or a CIC on outstanding stock options, RSUs and Performance Plan Stock Units (PSUs) held by our NEOs. Additional information about these awards is included in the Outstanding Equity Awards Table on page 81 of this Proxy Statement.
The table below shows the in-the-money value of outstanding unvested stock options, RSUs, PSUs and PCUs held by our NEOs as of December 31, 2021, based on the closing price of a share of common stock as reported on the Nasdaq on that date ($208.51). These awards are scheduled to vest and to expire on various dates in the future. As described below, the vesting of these awards will be accelerated upon death, disability or a qualifying termination of employment following a CIC. Equity awards do not automatically vest upon a CIC to the extent assumed or replaced by the successor in the transaction. In addition, stock options will remain outstanding for different periods depending on the circumstances. The value to a NEO of these provisions depends on the vesting period and remaining terms of the awards.

Named Executive Officer	In-the-Money Value of Unvested Stock Options	Unvested RSUs	Unvested PSUs(1)
Mr. Adamczyk	$13,625,899	$22,020,741	$7,856,935
Mr. Lewis	$3,680,750	$4,919,168	$2,442,069
Ms. Madden	$3,768,060	$5,471,094	$2,442,069
Ms. Dallara	$2,942,265	$4,683,969	$1,990,645
Mr. Madsen	$2,507,520	$3,799,677	$1,603,998
(1)Includes the portion of unvested PSUs that would vest upon Death, Disability or a qualifying termination upon Change in Control.

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EXECUTIVE COMPENSATION TABLES
TERMINATION OR CIC IMPACT ON OUTSTANDING AWARDS
Treatment of outstanding stock plan awards following termination of employment depends on the plan under which the awards were granted, as follows:

Plan	Treatment of Stock Options, RSUs, PSUs and PCUs
2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates
•RSUs become vested in full upon death or disability.
•Following termination of employment, unless otherwise agreed by the Company pursuant to the terms of the plan, participants (or their beneficiaries) have until the earlier of the original expiration date or the following period in which to exercise vested options:
–Three (3) years in the event of death, disability or a voluntary or involuntary termination (other than for cause) after qualifying for “early retirement” (age 55 and 10 years of service) or “full retirement” (age 60 and 10 years of service);
–One (1) year in the case of any other involuntary termination without cause; and
–Thirty (30) days in the case of a voluntary termination.
•These rules are hereinafter referred to as the “2011 Stock Plan Exercise Rules.”
•Unvested stock options and RSUs do not automatically vest upon a CIC if rolled over or replaced by the successor. Following a CIC, vesting shall only occur if a participant’s employment is terminated, either by the successor without cause or by the participant for good reason (that is, “double trigger” vesting), within two years following a CIC. These rules are hereinafter referred to as the “Double Trigger CIC Rules”.

2016 Stock Incentive Plan of Honeywell International Inc. and its Affiliates
•The Double Trigger CIC Rules apply to unvested stock options and RSUs under this plan. Double trigger vesting also applies to PSUs awarded under this plan where the awards are rolled over or replaced by the successor, with vesting on a pro rata basis at target for incomplete performance periods, and based on the actual earned award for completed performance cycles, and paid within 90 days of a participant’s termination of employment, either by the successor without cause or by the participant for good reason (that is, “double trigger” vesting), within two years following a CIC. RSU and PSU awards that are not rolled over or replaced by the successor vest immediately upon the CIC.
•The 2011 Stock Plan Exercise Rules apply to vested stock options under this plan. In the case of Ms. Dallara, the Company agreed that her vested options will expire on the first anniversary of the effective date of her resignation.
•There is no acceleration of vesting of awards upon reaching retirement age. Unvested RSUs and a prorated amount of a PSU award are paid upon a termination due to death or disability. Unvested stock options vest upon a termination due to death or disability.

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EXECUTIVE COMPENSATION TABLES
DEFINED TERMS USED IN THIS SECTION
As used in the Company’s plans, the following terms are assigned the meanings summarized below.

Term	Summary of Definition
Change in Control
•The acquisition of 30% or more of the Company's common stock;
•The purchase of all or part of the common stock pursuant to a tender offer or exchange offer;
•A merger where Honeywell does not survive as an independent, publicly-owned corporation;
•A sale of substantially all of Honeywell’s assets; or
•A substantial change in Honeywell’s Board over a two-year period.
•Additionally, under the Senior Severance Plan, any event that the MDCC, in its discretion, determines to be a Change in Control for purposes of that plan; provided that under the 2011 or 2016 Stock Incentive Plan, each of the events described above would only be a Change in Control if it constitutes a “change in control event” within the meaning of United States Department of Treasury Regulation §1.409A-3(i)(5)(i).

Termination for Cause
•Clear and convincing evidence of a significant violation of the Company’s Code of Business Conduct;
•The misappropriation, embezzlement, or willful destruction of Company property of significant value;
•The willful failure to perform, gross negligence or intentional misconduct of significant duties that results in material harm to the business of the Company;
•The conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised);
•The failure to cooperate fully in a Company investigation or to be fully truthful when providing evidence or testimony in such investigation; or
•Clear and convincing evidence of the willful falsification of any financial records of the Company that are used in compiling the Company’s financial statements or related disclosures, with the intent of violating Generally Accepted Accounting Principles or, if applicable, International Financial Reporting Standards.

Termination for Good Reason
•A material diminution in the NEO’s authority, duties, or responsibilities;
•A material decrease in base compensation;
•A material reduction in the aggregate benefits available to the NEO where such reduction does not apply to all similarly-situated employees;
•Any geographic relocation of the NEO’s position to a location that is more than 50 miles from his or her previous work location;
•Any action that constitutes a constructive discharge; or
•The failure of a successor to assume these obligations under the Senior Severance Plan.

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EXECUTIVE COMPENSATION TABLES
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our median paid employee and the annual total compensation of Mr. Darius Adamczyk, our Chairman and CEO.
To identify the median of the annual total compensation of all our employees, and to determine the annual total compensation of the “median employee”, the methodology and the material assumptions, adjustments and estimates we used were as follows:
•For purposes of the 2021 pay ratio disclosure, Honeywell identified a new median employee using our global employee population as of October 31, 2021 (Determination Date). We selected October 31 as the Determination Date, as it was a date within the last three months of 2021, and would allow sufficient time to gather the information to identify the median employee given the global scope of our operations.
•Before applying the “De Minimis Exemption” adjustment permitted under SEC rules (described below), our global population consisted of approximately 120,063 individuals

Total U.S. Employees (1)	54,192
Total non-U.S. Employees	65,871 (no exclusions)
Total Global Workforce	120,063
(1)Total U.S. Employees includes Sandia National Laboratories and Kansas City National Security Campus workforces, which are U.S. Department of Energy facilities managed by Honeywell as a contract operator.
We applied the De Minimis Exemption adjustment to exclude a total of 5,212 employees located in jurisdictions outside the U.S. Such employees represent less than five percent of our Total Global Workforce. The countries and approximate number of Honeywell employees excluded were: Argentina (225), Azerbaijan (3), Bangladesh (2), Belarus (2), Egypt (93), Hungary (300), Indonesia (134), Jordan (14), Morocco (119), Pakistan (4), Peru (39), Philippines (165), Poland (735), Russian Federation (767), Slovakia (859), Thailand (552), Tunisia (951), Turkey (211), Ukraine (35), and Uzbekistan (2).
Total Workforce for Determination of Median Employee:

Total U.S. Employees	54,192
Total non-U.S. Employees	60,659 (excluding 5,212 employees)
Total Global Workforce	114,851
To identify the median employee from our employee population, we collected actual base salary and incentive awards paid during the 12-month period ending on the Determination Date. As permitted under SEC rules, we annualized the compensation of all newly hired permanent employees during this period. Using this methodology, our median employee was determined to be a full-time employee based in the United States.
The annual total compensation for our median employee in calendar 2021, our last completed fiscal year, was $75,529, calculated in accordance with the rules applicable to the Summary Compensation Table (SCT) of this proxy statement. The annual compensation for our median employee includes $9,474 in Company-paid healthcare benefits.
For 2021, the annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $26,106,477, which is $6,357 higher than the amount shown in the SCT because of the inclusion of Company-paid healthcare benefits, which are not reflected on the SCT in accordance with SEC rules.
Based on this information, for 2021, the ratio of the annual total compensation of Mr. Adamczyk, our CEO, to the median of the annual total compensation of all employees was estimated to be 346 to 1.
The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported here, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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PROPOSAL 3: APPROVAL OF INDEPENDENT ACCOUNTANTS
The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. The Audit Committee is recommending approval of its appointment of Deloitte & Touche LLP (Deloitte) as independent accountants for Honeywell to audit its consolidated financial statements for 2022 and to perform audit-related services. These services include reviewing our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. If shareowners do not approve, the Audit Committee will reconsider the appointment.
The Audit Committee, and Honeywell’s Board of Directors, believe that the continued retention of Deloitte as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareowners. Honeywell has been advised by Deloitte that it will have a representative present virtually at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.
INDEPENDENT ACCOUNTING FIRM FEES
Deloitte provided the following audit and other services during 2021 and 2020:

(In Millions of $)	2021	2020
Audit Fees	$16.94	$16.93
•Annual integrated audit of the Company’s consolidated financial statements, and internal control over financial reporting, statutory audits of foreign subsidiaries, attest services, and review of documents filed with the SEC.

Audit-Related Fees	$4.71	$1.76
•Audit-related services in both 2021 and 2020 related primarily to carve out audits, consents, issuance of comfort letters, and agreed upon procedures. The year-over-year fee increase was primarily attributable to higher costs for carve-out audits in 2021, including the Quantinuum business.

Tax Fees	$0.03	—	•Fees related to tax compliance in 2021. No tax services in 2020.
All Other Fees	$0.31	—	•Fees related to advisory and consulting services. No services in 2020.
Total Fees	$21.99	$18.69
NON-AUDIT SERVICES
The Audit Committee reviews non-audit services proposed to be provided by Deloitte to determine whether they would be compatible with maintaining Deloitte’s independence. The Audit Committee has established policies and procedures for the engagement of Deloitte to provide non-audit services. Specifically:
•The Audit Committee reviews and pre-approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which Deloitte is to be permitted to provide (those categories do not include any of the prohibited services in the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by Deloitte on the firm’s independence in performing its audit and audit-related services.
•The Audit Committee reviews the non-audit services performed by, and amount of fees paid to, Deloitte, by category in comparison to the pre-approved budget.
•The engagement of Deloitte to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to Deloitte in any category to exceed the pre-approved amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Audit Committee Chair may represent the entire committee for purposes of review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the committee’s next regularly scheduled meeting.

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PROPOSAL 3: APPROVAL OF INDEPENDENT ACCOUNTANTS
AUDIT COMMITTEE REPORT
The Audit Committee consists of the five directors named below. Each member of the Audit Committee is an independent director as defined by applicable SEC rules and stock exchange listing standards.
Management is responsible for Honeywell’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent accountants. As stated above and in the Committee’s charter, the Committee’s responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell’s financial statements concerning compliance with laws, regulations, or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.
The Audit Committee reviewed and discussed Honeywell’s consolidated financial statements for the year ended December 31, 2021 with management and the independent accountants for 2021, Deloitte & Touche LLP (Deloitte). Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Deloitte matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Committee also reviewed, and discussed with management and Deloitte, management’s report and Deloitte’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
Honeywell’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee discussed with the independent accountants their independence. The Audit Committee concluded that Deloitte’s provision of non-audit services, as detailed in the table on page 95, to the Company and its affiliates is compatible with Deloitte’s independence.
Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Committee recommended to the Board of Directors that the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2021, be filed with the SEC.
The Audit Committee
George Paz (Chair)
Kevin Burke
D. Scott Davis
Judd Gregg
Robin L. Washington

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF DELOITTE AND TOUCHE LLP AS INDEPENDENT ACCOUNTANTS.

96	Notice and Proxy Statement | 2022

PROPOSAL 4: SHAREOWNER PROPOSAL—SPECIAL SHAREHOLDER MEETING IMPROVEMENT
The following proposal was submitted for inclusion in this Proxy Statement by John Chevedden (the beneficial owner of 100 shares of common stock). We will provide the proponent’s address promptly upon a shareowner’s oral or written request. If Mr. Chevedden, or a representative who is qualified under state law, properly presents such proposal for a vote, then the proposal will be voted on at the Annual Meeting. In accordance with rules of the SEC, other than minor formatting changes, we are reprinting Mr. Chevedden’s proposal and supporting statement as it was submitted to us and we take no responsibility for its content:
Proposal 4 – Special Shareholder Meeting Improvement
Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.
Although now it theoretically takes 15% of all shares to call for a special shareholder meeting, this translates into 20% of the Honeywell shares that typically vote at the annual meeting. It would be hopeless to think that the shares that do not have time to vote at the annual meeting would have time to take the special procedural steps to call for a special shareholder meeting.
It is important to vote for this Special Shareholder Meeting Improvement proposal because we have no right to act by written consent.
Many companies provide for both a shareholder right to call a special shareholder meeting and a shareholder right to act by written consent. Southwest Airlines and Target are companies that do not provide for shareholder written consent and yet provide for 10% of shares to call for a special shareholder meeting.
Plus Honeywell shareholders gave 42% support to the 2021 shareholder proposal calling for a shareholder right to act by written consent. This 42% support may have represented 51% support from the shares that have access to independent proxy voting advice and are not forced to rely on management scare tactics. Management failed to recognize the elementary fact that written consent protects shareholder rights because written consent can be structured so that all shareholders receive ample notice.
Plus in order to reduce shareholder support for written consent to 42% Honeywell management reached into the corporate war chest and sent out a voters guide for dummies, who want to vote in lockstep with management, shortly before the annual meeting.
When reading the management statement next to this 2022 proposal or the 2021 proposal please remember that there is a formal process to root out any misleading shareholder text in a shareholder proposal but there is no formal process to root out misleading management text next to a shareholder proposal.
To help make up for our lack of a right to act by written consent we need the right of 10% of shares to call for a special shareholder meeting.
Please vote yes: Shareholder Meeting Improvement–Proposal 4

Notice and Proxy Statement | 2022	97

PROPOSAL 4: SHAREOWNER PROPOSAL— SPECIAL SHAREHOLDER MEETING IMPROVEMENT
BOARD RECOMMENDATION
The Honeywell Board recommends that shareowners vote AGAINST this proposal for the following reasons:
Shareowners holding 15% of our outstanding shares already have the right to call a special meeting (either in-person or in a virtual format) at any time.
The Board believes that the current 15% threshold strikes an appropriate balance between enhancing shareowner rights while not providing a mechanism for individual shareowners to pursue special interests that are not in the best interests of the Company and its shareowners in general. The proposed threshold is also consistent with the proposition that special meetings should be limited to extraordinary matters and/or significant strategic concerns that require attention prior to the next annual meeting.
Our robust shareowner outreach and engagement program provides shareowners with numerous avenues to voice their opinions and encourage Board accountability and responsiveness to shareowner feedback.
The Company’s strong corporate governance practices include a robust shareowner engagement program. Company leaders meet regularly with shareowners to discuss matters of importance to each shareowner, including strategy, operational performance, environmental, social, and governance matters, particularly diversity, equity and inclusion and human capital matters, and business practices. The Company also meets with shareowners throughout the year to share perspectives on corporate governance, executive compensation, and related matters. For additional information about the Company’s shareowner engagement program and actions it has taken in response to these discussions, please see “Corporate Governance--Shareowner Outreach and Engagement” above.
In an unsolicited change in control scenario, the ability for a small minority of shareowners to call a special meeting can undermine the Board’s ability to obtain the highest value for existing shareowners.
The power to call a special meeting has historically been a tool for acquirors in the hostile merger and acquisition context. By maintaining our current ownership threshold for calling a special meeting at 15%, we are better able to ensure that a special meeting is called only when supported by a significant number of our shareowners. The 15% threshold also encourages a party making an unsolicited takeover bid to negotiate with the Board to reach terms that are fair and in the best interests of all shareowners. The Board is best-positioned to weigh the merits of takeover offers, negotiate on behalf of all shareowners, and protect shareowners from abusive takeover tactics.
A reduction in shareowner ownership threshold to call a special meeting is unnecessary given related Honeywell corporate governance best practices that are already in place.
The shareowner’s proposal should be evaluated in the context of our world-class governance practices that empower and protect the interests of our shareowners, such as:
•15% threshold for shareowners’ right to call a special meeting of shareowners (reduced from 20% in 2018 in response to shareowner sentiment).
•The adoption of a proxy access By-laws amendment (instituted in 2015 in response to shareowner sentiment).
•The establishment of an independent Lead Director role and designation of the Lead Director as a point of contact for shareowner communications (instituted in 2014 in response to shareowner feedback). See “Communicating With the Board” on page 111.
•Annual election of directors and majority voting in uncontested director elections.
•The authority of the Lead Director and the Chair of the Corporate Governance and Responsibility Committee to call special meetings of the Board at any time for any reason.
•The elimination of supermajority voting provisions in our charter documents.
•Shareowner approval of poison pills.
•Virtual annual meeting format that allows shareowner proponents the opportunity to present their proposal live via audio during the meeting and for shareowners to submit questions before and during the meeting.
Given the actions that Honeywell has taken to protect shareowner value, increase shareowner rights, and ensure director accountability, the Board believes that adoption of the above proposal would not add significant value to the Company’s performance or to shareowners’ interests. It would, instead, have a detrimental effect by providing the means for short-term or individual shareowners to act in their own self-interest by advocating proposals that neither enhance shareowner value nor advance the interests of shareowners as a whole.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

98	Notice and Proxy Statement | 2022

PROPOSAL 5: SHAREOWNER PROPOSAL—CLIMATE LOBBYING REPORT
The following proposal was submitted for inclusion in this Proxy Statement by Proxy Impact on behalf of the Lisette Cooper 2015 Trust (the beneficial owner of 26 shares of common stock). We will provide the proponent’s address promptly upon a shareowner’s oral or written request. If Proxy Impact, or a representative who is qualified under state law, properly presents such proposal for a vote, then the proposal will be voted on at the Annual Meeting. In accordance with rules of the SEC, other than minor formatting changes, we are reprinting Proxy Impact’s proposal and supporting statement as it was submitted to us and we take no responsibility for its content:
Honeywell International Inc. - 2022
Climate Lobbying Report
RESOLVED: Shareholders request that the Board of Directors conduct an evaluation and issue a report (at reasonable cost, omitting proprietary information) describing if, and how, Honeywell’s lobbying activities (direct and through trade associations and other organizations) align with the goal of the Paris Agreement to limit average global warming to well below 2 degrees Celsius (ideally 1.5 degrees Celsius) and how Honeywell plans to mitigate risks presented by any misalignment.
SUPPORTING STATEMENT
Scientists assert that greenhouse gas emissions must decline by 45 percent from 2010 levels by 2030 to limit global warming to 1.5 degrees Celsius. If that goal isn’t met, emissions will need substantial reductions thereafter, at a higher financial cost, to compensate for the slow start on the path to global net zero emissions.i
The United Nations Environment Programme reports that critical gaps remain between government commitments and the actions required to prevent the worst effects of climate change.ii Companies have an important and constructive role to play in enabling policymakers to close these gaps.
Corporate lobbying that is inconsistent with the Paris Agreement presents increasingly material risks to investors, including systemic risks to our financial systems, as delays in emissions reductions increase the compounding physical risks of climate change, threaten economic stability, and heighten uncertainty and volatility in investment portfolios.iii
Of particular concern are trade associations and other politically active organizations that speak for business but too often present forceful obstacles to progress in addressing the climate crisis. Some companies use such organizations to launch public relations campaigns to hamper emissions reduction progress.
As investors, we view fulfillment of the Paris Agreement’s goal as an imperative to discharging our fiduciary duties; we are convinced that unabated climate change will have a devastating impact on political stability and infrastructure, impair access to finance and insurance, exacerbate health risks and costs, and therefore significantly impact the value of our investments.
Honeywell’s 10K recognizes the physical and transition risks associated with climate change as a material risk. The company has publicly affirmed the science of climate change and has made statements supporting the need for ambitious climate policies, and claims a commitment to being carbon neutral by 2035.
Yet Honeywell has not disclosed its support for the Paris Climate Agreement and it belongs to several organizations that have lobbied against Paris-aligned climate policy. The company is a member of major trade associations with track records of opposing science-based climate policies. Honeywell is a member of, and its executives sit on the boards of the U.S. Chamber of Commerce, American Fuel and Petrochemical Manufactures and the National Association of Manufacturers. It is also a member of the Business Roundtable. Honeywell has not disclosed any efforts to assess these associations against science-based policy principles or to engage these associations to evolve their positions to align with climate science.
Thus, we urge the Board and management to assess Honeywell's climate related lobbying and report to shareholders.
i https://unfccc.int/news/updated-ndc-synthesis-report-worrying-trends-confirmed
ii https://www.unep.org/resources/emissions-gap-report-2021
iii https://www.occ.gov/news-issuances/speeches/2021/pub-speech-2021-116.pdf?source=email

Notice and Proxy Statement | 2022	99

PROPOSAL 5: SHAREOWNER PROPOSAL—CLIMATE LOBBYING REPORT
BOARD RECOMMENDATION
The Honeywell Board recommends that shareowners vote AGAINST this proposal for the following reasons:
Honeywell has conducted an evaluation of its lobbying activities for alignment with the goals of the Paris Agreement, and has published a report that addresses the topics requested in the proposed resolution.
Following receipt of the shareowner proposal and subsequent meetings with the proponent, Honeywell conducted an evaluation of our lobbying activities and the public statements of trade associations that receive membership dues of $50,000 or more from Honeywell (“Honeywell Trade Associations”) to assess alignment with the goals of the Paris Agreement. Having completed the evaluation, the Company is pleased to respond that we have already issued a report that describes Honeywell’s climate-related lobbying activities and assesses alignment of the Honeywell Trade Associations’ climate-related public statements with Paris Agreement goals. The report, titled “Climate-Related Lobbying Report,” is available at investor.honeywell.com (see “ESG/ESG Information”).
As discussed in the Climate-Related Lobbying Report, we worked with an outside firm to evaluate the climate-related public statements made by Honeywell Trade Associations that hold an active position on climate change, and we did not identify any material misalignment with Honeywell’s climate-related objectives or the goals of the Paris Agreement.
Honeywell further enhanced our political disbursements governance framework to enable go-forward monitoring of how political spending aligns with Honeywell’s sustainability objectives.
To ensure that we continue to monitor alignment of political spending with our sustainability objectives, Honeywell adopted additional enhancements to our governance processes by expanding the mandate of the bipartisan Political Contributions Advisory Board (the “Advisory Board”). Comprised of leaders representing a cross-section of businesses, functions, and political views, the Advisory Board was established in 2020 to ensure alignment of HIPAC campaign finance disbursements with Honeywell’s Foundational Principles – Integrity and Ethics, Inclusion and Diversity, and Workplace Respect. Advisory Board decisions are informed by third-party due diligence reports identifying statements or activities that present potential misalignment, and notable Advisory Board decisions are reported to the Company’s Corporate Governance and Responsibility Committee.
This year, Honeywell expanded the Advisory Board’s mandate to include review of (i) use of corporate funds for political contributions (in addition to HIPAC disbursements), (ii) memberships in third party organizations, like trade associations, and (iii) alignment of proposed disbursements with Honeywell’s sustainability goals.
Honeywell is considered a “trendsetter” in providing transparency into our political contributions and lobbying activities, and we have continued to enhance the breadth and depth of our disclosures to be responsive to our stakeholders.
The Center for Political Accountability (CPA) identifies Honeywell as a “Trendsetter” in its CPA-Zicklin Index of Corporate Political Disclosure and Accountability. The CPA is a non-profit, non-partisan organization that measures and rates the transparency, policies, and practices of the S&P 500 with regard to political disclosure and accountability. Our score in 2021 puts us in the top 5% of the S&P 500 companies assessed by CPA in its report. This recognition is consistent with Honeywell’s track record of enhancing our disclosures to be responsive to our shareowners’ need for sufficient information to assess whether Honeywell’s participation in the political process poses investment risk. Our disclosure, including our recently published Climate-Related Lobbying Report, is available on our website at investor.honeywell.com (see “ESG/ESG Information”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

100	Notice and Proxy Statement | 2022

PROPOSAL 6: SHAREOWNER PROPOSAL—ENVIRONMENTAL AND SOCIAL DUE DILIGENCE
The following proposal was submitted for inclusion in this Proxy Statement by the Franciscan Sisters of Allegany (the beneficial owner of 20 shares of common stock). We will provide the proponent’s address promptly upon a shareowner’s oral or written request. If the Franciscan Sisters of Allegany, or a representative who is qualified under state law, properly presents such proposal for a vote, then the proposal will be voted on at the Annual Meeting. In accordance with rules of the SEC, other than minor formatting changes, we are reprinting the Franciscan Sisters of Allegany’s proposal and supporting statement as it was submitted to us and we take no responsibility for its content:
Environmental and Social Due Diligence
Resolved: Shareholders request the Board of Directors report on the company’s due diligence process to identify and address environmental and social risks related to emissions, spills, or discharges from Honeywell’s operations and value chain. The report should:
•Explain the types and extent of stakeholder consultation; and
•Address Honeywell’s plans to track effectiveness of measures to assess, prevent, mitigate, and remedy adverse impacts on the environment and human health
Whereas: Honeywell’s operations are linked to significant pollution incidents, including PCB contamination, violation of air quality standards, and liability for numerous EPA Superfund Sites.1 Failure to adequately assess and mitigate environmental and social impacts from company operations often results in litigation, project delays, and significant fines. For instance, Honeywell has reportedly incurred over $261 million in fines since 2000, over half of which are related to environmental penalties.2 The company is also ranked in the top 10 companies responsible for water pollution globally, according to a 2020 report.3 Honeywell lists material environmental liabilities as an operational risk and anticipates future environmental lawsuits, claims, and costs.4
This “cost of doing business” for the company has disparate and significant costs for community members, public health, and the environment.5 In 2020, New Jersey filed a lawsuit against Honeywell for allegedly knowingly polluting water and soil with cancer-causing PCBs.6 In 2019, Honeywell reached settlements to pay up to $16.2 million in South Carolina and $4 million in Georgia for PCB contamination as well.7 In June 2021, Honeywell and two other companies agreed to pay over $65 million for allegedly contaminating drinking water in New York with PFAS, a long lasting chemical associated with developmental and reproductive issues, cancer, and immunological effects.8 The company is also facing lawsuits over endangering residents with hazardous waste contamination from its Illinois uranium facility and for soil and groundwater contamination at the Gary/Chicago International Airport.9
Fenceline communities have criticized Honeywell for lack of effective community consultation surrounding pollution incidents, and for insufficient cleanup.10 A legacy Honeywell pollution coke smoke stack in Tonawanda, NY is linked to decades of health impacts, including elevated cancer risks, cardiopulmonary disease, and birth defects.11 Community members allege they have not been adequately consulted in cleanup efforts, and Honeywell is lobbying to reclassify the site, which may result in less comprehensive remediations.12
Failure to adequately address environmental and social risks poses material legal and regulatory risks to the company and its shareholders. Honeywell reserved $660 million for environmental liabilities in 2020 but is unable to reasonably estimate future potential costs for environmental liabilities.13 Honeywell does not disclose any detailed information on its processes for community consultation beyond philanthropy initiatives. Investors lack sufficient disclosure on how Honeywell’s Environmental and Social initiatives and other due diligence processes identify and address environmental and social risks associated with its pollution.
1    https://www.nj.com/news/2020/11/nj-sues-over-decades-of-pollution-along-hudson-river.html ; https://www.epa.gov/enforcement/case-summary-29-million-settlement-clean-saltwater-marsh-lcp-chemicals-superfund- site ; https://grconnect.com/tox100/ry2018/index.php?search=yes&company2=3247
2    https://violationtracker.goodjobsfirst.org/parent/honeywell-international
3    https://peri.umass.edu/toxic-100-water-polluters-index-current
4     https://s27.q4cdn.com/359586471/files/doc_downloads/proxy_materials/2021/HON-2020-Annual-Report.pdf
5    https://www.justice.gov/opa/pr/honeywell-and-others-fund-restoration-natural-resources-and-conserve-natural-habitat- along
6    https://www.northjersey.com/story/news/environment/2020/11/10/honeywell-superfund-lawsuit-nj-over-edgewater-nj- and-hudson-river-contamination/6224306002/
7    https://www.wsoctv.com/news/local/honeywell-international-paper-commit-to-162m-cleanup-of-contaminated-site-in- nc/942112586/ ; https://thebrunswicknews.com/news/local_news/dnr-settles-with-honeywell-on-lcp- cleanup/article_33e82090-8bb7-5cdc-8f2c-019034491318.html
8    https://topclassactions.com/lawsuit-settlements/medical-problems/cancer-medical-problems/residents-reach-65m-with- saint-gobain-3m-honeywell-over-tainted-water-supply/
9    https://www.law.com/2021/07/27/honeywell-hit-with-environmental-lawsuit-over-uranium- storage/?slreturn=20210629100730 ; https://casetext.com/case/garychi-intl-airport-auth-v-honeywell-intl-inc-1
10    https://indiancountrytoday.com/archive/onondaga-seek-voice-in-lake-cleanup-nation-wants-principled-negotiations
11    https://www.justice.gov/sites/default/files/usao-wdny/legacy/2013/09/25/Coke_49.pdf
12    https://www.cacwny.org/2019/07/honeywell-responsible-for-tonawanda-coke-site-remediation/
13    https://s27.q4cdn.com/359586471/files/doc_downloads/proxy_materials/2021/HON-2020-Annual-Report.pdf

Notice and Proxy Statement | 2022	101

PROPOSAL 6: SHAREOWNER PROPOSAL—ENVIRONMENTAL AND SOCIAL DUE DILIGENCE
BOARD RECOMMENDATION
The Honeywell Board recommends that shareowners vote AGAINST this proposal for the following reasons:
Honeywell has published a report that addresses the topics requested in the proposed resolution.
Honeywell is pleased to respond that we have augmented our public disclosures to provide additional detail regarding long-standing processes for identifying and addressing environmental and social risks related to our operations and our legacy responsibilities. This report, titled “Processes to Identify and Address Environmental and Social Risk,” is available at investor.honeywell.com (see “ESG/ESG Information”) (the “Report”) and supplements the information already available on our website, including our Sustainable Opportunity Policy, our Health, Safety, Environmental, Product Stewardship, and Sustainability Management Systems Manual, our Corporate Citizenship Report, and our Brownfields Report.
We believe that responsible citizenship requires robust processes to identify and mitigate the potential environmental and social impacts of our current operations. It also requires proactive processes for identifying and addressing legacy contamination at our former sites with a view toward ensuring that any potential environmental issues are addressed and creating new assets aligned with community priorities. Our well-established due diligence processes for identifying and addressing risk on both fronts are detailed in the Report. We believe that the Report covers each of the elements requested in the shareholder resolution.
Honeywell maintains a world-class health, safety, and environmental program to identify and address the environmental and social impact of our operations on the surrounding communities and ensure compliance with regulatory standards.
Our Health, Safety, Environmental, Product Stewardship and Sustainability Management practices (HSEMS) are managed by a global team of more than 800 trained professionals with extensive knowledge and hundreds of years of collective experience. We apply third-party-certified standards, including ISO 14001 and OHSAS 18001, and industry best practices, which are fully integrated into our operating system. Each of our facilities operates under a Plan-Do-Check-Act management system for identifying and addressing the potential environmental and social impacts of our operations and ensures compliance with regulatory standards:
•Plan. 360 degree assessment of all aspects of the operation that could result in environmental or social harm. The assessment requires engagement with internal and external stakeholders, including employees and community members.
•Do. Implement training, internal and external communication, actions, operational controls, emergency preparedness, and response planning to ensure that the facility and its stakeholders have the competency needed to address impacts and ensure compliance.
•Check. Conduct self-assessments, audits, and management reviews to evaluate activities taken to plan for and control potential environmental or social harm.
•Act. Requirement to address all findings by developing and tracking corrective actions and regularly review the HSEMS program for potential improvements.
Details requested in the proposed resolution about how we identify and address environmental and social risks, including the types and extent of stakeholder consultation and our plans for tracking effectiveness of measures to assess, prevent, mitigate, and remedy adverse impacts on the environment and human health, are available in the Report.
Of the matters explicitly cited in the proponent’s supporting statement, all but one stem from legacy operations unrelated to Honeywell’s current business; Honeywell has proactively worked to identify legacy properties where restoration may be required and engages with local governments and the surrounding communities to responsibly address these matters.
With a legacy that dates back to the 19th century and roots in the chemical industry, we have environmental remediation obligations arising out of past operations, mostly in predecessor businesses or in operations that Honeywell closed years ago. Honeywell has proactively worked to identify these legacy properties, and we are responsibly addressing the issues we found. Honeywell’s proactive measures to restore these properties has been widely praised, and is not a reflection on current operations. Where practicable, we seek to transform those properties into new community assets. The Report available at investor.honeywell.com (see “ESG/ESG Information”) includes details about the sites referenced in the shareowner proposal.
Honeywell has spent more than $4 billion over the last 18 years to remediate and restore legacy sites to productive community use. Using cutting-edge science, design, and engineering to protect human health and the environment, the Company works cooperatively with governments and engages with local communities and other external stakeholders to implement effective solutions. Honeywell does not consider a clean-up complete until the legacy property has been transformed into a valuable asset for the surrounding community, whenever possible. For example:
•Baltimore, Maryland. Former chemical plant was remediated and has become a new downtown community, Harbor Point. Harbor Point is now home to Exelon, a leading energy provider, Morgan Stanley, and Johns Hopkins Medicine.
•Syracuse, New York. Allied Chemical, Honeywell’s predecessor, operated on the shores of Onondaga Lake for about 100 years, along with multiple other industries and public operations. At one point, the lake was considered the “Most Polluted Lake” in North America. About 1,800 acres of wetlands have already been restored and preserved and about 1.1 million native plants are being planted. More than 285 wildlife species are now calling these areas home, and more than 120 unique bird species have been identified in and around Onondaga Lake.

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PROPOSAL 6: SHAREOWNER PROPOSAL—ENVIRONMENTAL AND SOCIAL DUE DILIGENCE
•Jersey City, New Jersey. After clean-up, this former 95-acre waste site in Jersey City was purchased in January 2019 by the City of Jersey City for Bayfront, a live-work-play development with waterfront access and 20-plus acres of open space.
•Buffalo River, New York. Honeywell served as the private sector lead to restore the “functionally dead” Buffalo River through a unique public-private partnership. The river has now become an environmental, economic, and community resource. The river has re-emerged as an amenity and asset for landside redevelopment and renewal.
•El Segundo, California. A former chemical and refrigerant plant has been redeveloped as two urban shopping centers. The Honeywell team went beyond the state’s remediation requirements to facilitate the planned commercial development. Within three years of manufacturing shutdown, city officials cut the ribbon on Plaza El Segundo, a Mediterranean-style shopping center with more than 50 shops and 423,000 square feet of commercial space.
•Chicago, Illinois. The site was a former Celotex roofing tar and asphalt plant. As successor to Celotex, Honeywell engaged with residents in the surrounding neighborhood to convert the site into the green space envisioned by the community. The site is now a 22-acre community green space, including sports fields, basketball courts, a skate park, trails, and a large playground.
For more information about Honeywell’s revitalization of brownfields while renewing communities, please visit the Company’s website at investor.honeywell.com (see “ESG/ESG Information”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Notice and Proxy Statement | 2022	103

ADDITIONAL INFORMATION
OTHER BUSINESS
The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Honeywell has written policies and procedures for approval or ratification of related person transactions. Article eight of Honeywell’s Amended and Restated Certificate of Incorporation provides that a related or interested party transaction shall not be void or voidable if such transaction is duly authorized or ratified by a majority of the disinterested members of the Board. Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee or executive officer of the Company or a beneficial owner of more than 5% of the Company’s common stock or any of their respective immediate family members. Furthermore, the Honeywell Code of Business Conduct requires that each director and executive officer report to the Board of Directors on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts or loans from a current or potential customer, supplier or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with the Company, serving as an intermediary for the benefit of a third party in transactions involving the Company, or using confidential Company information or other corporate assets for personal profit.
Conflict of interest or related party transactions are referred to the CGRC which is responsible for reviewing and overseeing related party transactions for potential conflict of interest situations on an ongoing basis, as appropriate. The CGRC and the Board must review any potential conflict and determine whether any action is required. This includes whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect Honeywell and its shareowners. In making that determination, the Board and CGRC consider all relevant facts and circumstances, such as:
•The benefits of the transaction to Honeywell;
•The terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business;
•The direct or indirect nature of the related person’s interest in the transaction;
•The size and expected term of the transaction; and
•Other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.
Each director and officer also completes and signs a questionnaire at the end of each fiscal year to confirm that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to Honeywell. This ensures that all material relationships and related person transactions are identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations. There are no family relationships among any of our directors or executive officers.

104	Notice and Proxy Statement | 2022

ADDITIONAL INFORMATION
STOCK OWNERSHIP INFORMATION
FIVE PERCENT OWNERS OF COMPANY STOCK
The following table lists information about those holders known to Honeywell to be the beneficial owners of 5% or more of our outstanding shares of common stock as of December 31, 2021.

Name and Complete Mailing Address	Number of Shares		Percent of Common Stock Outstanding(3)
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	56,119,426	(1)	8.18%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	41,185,153	(2)	6.0%
(1)The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2022. The Vanguard Group and certain related entities have shared voting power in respect of shares, sole dispositive power in respect of 53,441,485 shares, and shared dispositive power in respect of 2,677,941 shares.
(2)The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 7, 2022. BlackRock, Inc. and certain related entities have sole voting power in respect of 36,500,366 shares and sole dispositive power in respect of 41,185,153 shares.
(3)Based on 685,894,421 shares of common stock outstanding on February 15, 2022.
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table lists information as of February 15, 2022, about the beneficial ownership of common stock by each director or director nominee, by each executive officer named in the Summary Compensation Table, and by all directors (including nominees) and executive officers of Honeywell as a group. Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of February 15, 2022. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.
Shares of our common stock that are subject to options currently exercisable or exercisable within 60 days of February 15, 2022 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group in which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

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ADDITIONAL INFORMATION

	Components of Beneficial Ownership (Number of Shares)
Name(1)	Common Stock Beneficially Owned	Right to Acquire(2)	Other Stock-Based Holdings(3)	Total Number of Shares(4)
Darius Adamczyk	147,903	1,257,857	4,719	1,410,479
Duncan B. Angove	862	3,341	4,581	8,784
William S. Ayer	6,011	12,788	3,891	22,690
Kevin Burke	22,056	18,508	10,805	51,369
D. Scott Davis	25,817	15,356	20,216	61,389
Deborah Flint	485	1,287	2,278	4,050
Judd Gregg	15,485	18,508	16,785	50,778
Rose Lee	9	0	267	276
Grace D. Lieblein	8,411	15,356	6,731	30,498
George Paz	20,251	21,580	13,610	55,441
Robin L. Washington	10,175	15,356	10,015	35,546
Gregory P. Lewis	31,518	212,043	1,296	244,857
Anne T. Madden	32,006	228,515	40,343	300,864
Que Thanh Dallara	6,302	108,726	597	115,625
Michael R. Madsen	35,002	153,519	1,483	190,004
All directors, nominees and executive officers as a group, including the above-named persons (20 people)	429,672	2,542,047	139,992	3,111,711
(1)c/o Honeywell International Inc., 855 S. Mint Street, Charlotte, NC 28202.
(2)Includes shares which the named individual or group has the right to acquire through the exercise of vested stock options and shares which the named individual or group has the right to acquire through the vesting of Restricted Stock units and stock options within 60 days of February 15, 2022.
(3)Includes shares and/or share-equivalents in deferred accounts as to which no voting or investment power exists.
(4)The total beneficial ownership for any individual and the total beneficial ownership for the group are both less than 1% of the shares of common stock outstanding as of February 15, 2022.
VIRTUAL ANNUAL MEETING
Considering ongoing COVID-19 safety concerns and our positive virtual meeting experience the last two years, the Board has chosen to hold the Company’s Annual Meeting in a virtual format again this year. Last year, Honeywell’s Chairman and CEO led the meeting and used the platform to speak directly to shareowners about Honeywell’s leadership through the COVID-19 pandemic. The proponent of the one shareowner proposal had a choice between presenting his statements live by dialing in to the meeting or providing a pre-recorded message, and shareowners also had an opportunity to submit questions both before and during the meeting. Honeywell’s Chairman and CEO answered most of the questions during the time allotted for Q&A. We responded to appropriately submitted, but unanswered, questions in writing by posting the questions and answers on our Investor Relations website after the meeting. In comparison to typical in-person meetings, the Company believes the virtual format enables more meaningful engagement and a greater level of information sharing with a broader group of shareowners. See “Participation in the Annual Meeting” below for additional information regarding attending our virtual Annual Meeting.
NOTICE AND ACCESS
The SEC’s “Notice and Access” rule allows companies to deliver a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) to shareowners in lieu of a paper copy of the Proxy Statement and related materials and the Company’s Annual Report to Shareowners (Proxy Materials). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.
Proxy Materials are Available at www.proxyvote.com. You will need to enter the 16-digit control number located on the Notice of Internet Availability or proxy card.

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ADDITIONAL INFORMATION
VOTING PROCEDURES
METHODS OF VOTING
Shareowners of Record. If your shares are registered directly in your name with Honeywell’s transfer agent, EQ Shareowner Services, you are considered the shareowner of record of those shares. Shareowners of record can vote via the Internet at www.proxyvote.com, by scanning the QR code with a mobile device, by calling +1 (800) 690-6903, or by signing and returning a proxy card. Votes submitted by Internet, mobile device, or telephone must be received by 11:59 p.m. EDT on April 24, 2022.
If you indicate when voting online or by phone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners. If your shares are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these Proxy Materials are being forwarded to you by your bank, broker, trustee or nominee who is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote via the Internet or by telephone or mobile device if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. If you do not provide the bank, broker, trustee, or other nominee that holds your shares with specific voting instructions, then such bank, broker, trustee, or other nominee may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine” matters. Proposal No. 3, the approval of the appointment of Deloitte, is considered a routine matter; because a bank, broker, trustee or other nominee may generally vote in their discretion on routine matters, no broker non-votes are expected in connection with Proposal No. 3. The following proposals are considered non-routine matters: Proposal No. 1, election of directors; Proposal No. 2, advisory vote to approve executive compensation; and Proposal Nos. 4 through 6, which are shareowner proposals. If the bank, broker, trustee or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares, which is generally referred to as a “broker non-vote.” Accordingly, broker non-votes may exist in connection with Proposal Nos. 1, 2 and 4 through 6. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote.
As described above, brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares. Votes directed by Internet, mobile device or telephone through such a bank, broker, trustee or nominee must be received by 11:59 p.m. EDT on April 24, 2022.
Participants in Honeywell Savings Plans. Participants in Honeywell stock funds within Honeywell savings plans are considered the beneficial owners of the shares held by the savings plans. The trustee of each savings plan is the shareowner of record for shares held by Honeywell stock funds within that plan. Participants in Honeywell stock funds within Honeywell savings plans can direct the trustee of the relevant plan to vote their shares via the Internet at www.proxyvote.com, by scanning the QR Code with a mobile device, by calling +1 (800) 690-6903, or by signing and returning a proxy card.
Each trustee will vote shares as to which no directions are received in the same ratio as shares with respect to which directions have been received from other participants in the relevant plan, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). We encourage you to provide instructions to the relevant trustee regarding the voting of your shares. Directions provided by Internet, mobile device, or telephone must be received by 5:00 p.m. EDT on April 21, 2022.
Your Vote is Very Important to us. Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.
CONFIDENTIAL VOTING POLICY
It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law.
We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.

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ADDITIONAL INFORMATION
REVOKING YOUR PROXY
Whether you vote or direct your vote by mail, telephone, mobile device, or via the Internet, if you are a shareowner of record or a participant in Honeywell stock funds within Honeywell savings plans, unless otherwise noted, you may later revoke your proxy by:
•Sending a timely written statement to that effect to the Corporate Secretary of Honeywell;
•Submitting a properly signed proxy with a later date;
•Voting by telephone, mobile device or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for shareowners of record and participants in Honeywell savings plans; or
•Voting at the Annual Meeting (except for shares held in the savings plans).
If you hold your shares through a bank, broker, trustee, or nominee and you have instructed the bank, broker, trustee, or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee, or nominee to change those instructions.
QUORUM; VOTE REQUIRED; ABSTENTIONS AND BROKER NON-VOTES
The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of common stock entitled to vote at the meeting, either present in person (virtually) or represented by proxy. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.
Regarding Proposal No. 1, Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election (excluding abstentions) will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors.
The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposal Nos. 2 through 6 is required for approval of these proposals. Abstentions will be counted toward the tabulation of votes present or represented on these proposals and will have the same effect as votes against these proposals. Shares not represented in person or by proxy at the Annual Meeting and broker non-votes will have no effect on the vote outcome of these proposals. While the votes on Proposals No. 2 and 3 are advisory and not binding on the Board or the Company, the Board or applicable committee will take into consideration the outcome of the votes when making future decisions regarding executive compensation and the auditor appointment, respectively.
RESULTS OF THE VOTE
We will announce preliminary voting results at the Annual Meeting and publish them on our Investor Relations website at investor.honeywell.com. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on the same website.
SHARES OUTSTANDING
At the close of business on February 25, 2022, there were 685,481,704 shares of common stock outstanding. Each share outstanding as of the February 25, 2022 record date is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting.
ELIMINATING DUPLICATE MAILINGS
Beneficial owners of common stock who share a single address will receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, we will have a separate copy promptly delivered to you upon your written or oral request. To make the request, they may contact Broadridge, either by calling +1 (866) 540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 and including their name, the name of their broker or other nominee and their account number(s). Beneficial owners may also contact Broadridge if they received multiple copies of the proxy materials and prefer to receive a single copy in the future.

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ADDITIONAL INFORMATION
EXPENSES OF SOLICITATION
Honeywell pays the cost of preparing, assembling, and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail Proxy Materials to their customers or principals. We have not yet retained, but may retain, a proxy solicitor in conjunction with the Annual Meeting, and its employees may assist us in the solicitation. We will pay all costs of soliciting proxies, including a fee and reasonable out-of-pocket expenses for the proxy solicitor, if any.
ELECTRONIC ACCESS TO THE PROXY MATERIALS
You can elect to receive future Proxy Materials by email, which will save us the cost of producing and mailing documents to you. Shareowners may enroll to receive Proxy Materials electronically as follows:
Shareowners of Record. If you are a registered shareowner, you may request electronic delivery when submitting your vote for this meeting on the Internet at www.proxyvote.com.
Beneficial Holders. If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.
PARTICIPATION IN THE ANNUAL MEETING
We will be hosting the Annual Meeting in a virtual-only format. Due to the success of our past virtual shareowner meetings, the ongoing public health impact of COVID-19, and to support the health and well-being of our shareowners, employees and communities, there will not be an in-person meeting. Any shareowner can instead listen to and participate in, and vote at, the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/HON2022, and a transcript of the meeting will be posted after the meeting on our Investor Relations website at investor.honeywell.com. After the Annual Meeting, we will spend up to 30 minutes answering shareowner questions that comply with our Annual Meeting rules of conduct. The questions and responses will be included in the meeting transcript. Shareowners may submit questions before the meeting through www.proxyvote.com and during the meeting through the virtual Annual Meeting web portal. We will respond to appropriately submitted, but unanswered, questions in writing by posting the questions and answers on our Investor Relations website soon after the meeting.
The Annual Meeting webcast will begin promptly at 10:30 a.m. EDT. We encourage you to access the Annual Meeting portal prior to the start time. Online check-in will begin approximately 15 minutes prior to the start of the Annual Meeting on April 25, 2022.
Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this Proxy Statement to ensure that your vote will be represented at the Annual Meeting.
Materials Needed to Participate in Annual Meeting. You will need the 16-digit control number included on your Notice of Internet Availability, proxy card or voting instruction form (if you received a printed copy of the Proxy Materials) or included in the email to you (if you received your proxy materials by email) in order to access the meeting, vote your shares and submit questions. If you do not have your control number, you will not be able to attend, vote your shares, or submit questions before or during the Annual Meeting. Please contact Honeywell Investor Relations at investorrelations@honeywell.com for assistance if you are unable to locate your control number.
Technical Assistance. There will be technicians ready to assist you with any technical difficulties you may have when trying to access the meeting or submitting questions during the meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Annual Meeting log in page.

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ADDITIONAL INFORMATION
SHAREOWNER PROPOSALS AND BOARD NOMINEES
SHAREOWNER PROPOSALS FOR 2023 ANNUAL MEETING
In order for a shareowner proposal to be considered for inclusion in Honeywell’s Proxy Statement for the 2023 Annual Meeting of Shareowners pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on November 15, 2022. Proposals submitted thereafter will be opposed as not timely filed.
If a shareowner intends to present a proposal for consideration at the 2023 Annual Meeting of Shareowners pursuant to the procedures contemplated in Honeywell’s By-laws, outside the processes of SEC Rule 14a-8 or the proxy access provisions in Honeywell’s By-laws, Honeywell must receive notice of such proposal not earlier than December 26, 2022, and not later than January 25, 2023. Otherwise, the proposal will be considered untimely under Honeywell’s By-laws. The notice must contain a brief description of the proposal, the reasons for conducting such business, the name and address of the shareowner, the number of shares of Honeywell’s common stock the shareowner beneficially owns, and any material interest of the shareowner in such business, all as provided in Honeywell’s By-laws. If this information is not supplied as provided in Honeywell’s Bylaws, the proposal will not be considered at the 2023 Annual Meeting of Shareowners. In addition, Honeywell’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its Proxy Materials.
Any shareowner wishing to submit a shareowner proposal should send notice to: Corporate Secretary, Honeywell, 855 S. Mint Street, Charlotte, NC 28202 and honcorpsec@honeywell.com.
DIRECTOR NOMINATIONS FOR 2023 ANNUAL MEETING
Proxy Access Nominations. Honeywell’s By-laws allow a single shareowner or a group of up to 20 shareowners who have held at least 3% of Honeywell stock for at least three years to submit director nominees (the greater of 20% of the Board or two directors) for inclusion in Honeywell’s Proxy Statement if the shareowner(s) and the nominee(s) satisfy the requirements specified in Honeywell’s By-laws. Notice must be received by the Corporate Secretary of Honeywell at 855 S. Mint Street, Charlotte, NC 28202 not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the date the definitive Proxy Statement was first released to shareowners in connection with the preceding year’s Annual Meeting. Honeywell did not receive any such nominations for the 2022 Annual Meeting of Shareowners.
Non-Proxy Access Nominations. Honeywell’s By-laws state that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director must notify the Corporate Secretary in writing not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Corporate Secretary. Honeywell did not receive any such nominations for the 2022 Annual Meeting of Shareowners.
Universal Proxy Rules. To comply with the universal proxy rules (once effective), shareowners who intend to solicit proxies in support of director nominees other than Honeywell’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 24, 2023. Such notice may be mailed to the Corporate Secretary at the address above and emailed to honcorpsec@honeywell.com.
Shareowner Recommendations. Shareowners wishing to recommend a director candidate to the CGRC for its consideration should write to the CGRC, in care of Corporate Secretary, Honeywell, 855 S. Mint Street, Charlotte, NC 28202. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the criteria described in this Proxy Statement. The CGRC evaluates candidates recommended by shareowners using the same criteria as for other candidates recommended by existing Board members or other persons, as described above under “Nomination and Election Process”.

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ADDITIONAL INFORMATION
WHERE SHAREOWNERS CAN FIND MORE INFORMATION
SEC FILINGS AND REPORTS
Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our website at investor.honeywell.com (see “Financials/SEC Filings”) immediately after they are publicly filed or furnished.
CORPORATE GOVERNANCE DOCUMENTS
Please visit our website at investor.honeywell.com (see “Governance/Governance Overview”) to view our governance documents, including our Charter and By-laws, Corporate Governance Guidelines, Code of Business Conduct, and Board committee charters.
COMMUNICATING WITH MANAGEMENT AND INVESTOR RELATIONS
Our Investor Relations department is the primary point of contact for shareowner interaction with Honeywell. Shareowners should write to or call: Vice President, Investor Relations, Honeywell, 855 S. Mint Street, Charlotte, NC 28202 or +1 (704) 627-6200.
COMMUNICATING WITH THE BOARD
Shareowners, as well as other interested parties, may communicate directly with our Lead Director, the non-employee directors as a group, or individual directors by writing to: Corporate Secretary, Honeywell, 855 S. Mint Street, Charlotte, NC 28202. Honeywell’s Corporate Secretary reviews and promptly forwards communications to the directors as appropriate. Communication involving substantive accounting or auditing matters are forwarded to the Audit Committee Chair. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product or service related inquires; junk mail or mass mailings; resumes or other job‑related inquires; spam; and overly hostile, threatening, potentially illegal or similarly unsuitable communications.
OUR WEBSITE
Honeywell uses our Investor Relations website, investor.honeywell.com, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media. We encourage our shareowners to visit our website for more information about our financial, corporate governance, corporate responsibility and sustainability policies, practices, and performance.
Visit Our Website at investor.honeywell.com.
Although we include references to our website throughout this Proxy Statement, information contained on or accessible through, including any reports available on, our website is not a part of, and is not incorporated by reference into, this Proxy Statement or any other report or document we file with the Securities and Exchange Commission. Any reference to our website throughout this Proxy Statement is intended to be an inactive textual reference only.
No assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this Proxy Statement can or will be achieved. Inclusion of information in this Proxy Statement is not an indication that the subject or information is material to our business or operating results.
By Order of the Board of Directors,
VICTOR J. MILLER
Vice President, Deputy General Counsel,
Corporate Secretary, and Chief Compliance Officer
March 15, 2022

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APPENDIX A: RECONCILIATION OF
NON-GAAP FINANCIAL MEASURES
(1) Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

($M)	2020	2021
Cash provided by operating activities	$6,208	$6,038
Expenditures for property, plant, and equipment	(906)	(895)
Garrett Cash Receipts	—	586
Free cash flow	$5,302	5,729
We define free cash flow as cash provided by operating activities less cash expenditures for property, plant, and equipment plus cash receipts from Garrett.
We believe that free cash flow is a non-GAAP metric that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.
(2) Reconciliation of EPS to Adjusted EPS

	2018	2019	2020	2021
Earnings per share of common stock—assuming dilution(1)	$8.98	$8.41	$6.72	$7.91
Pension mark-to-market expense(2)	0.04	0.13	0.04	0.05
Separation related tax adjustment(3)	—	—	(0.26)	—
Changes in fair value for Garrett equity securities(4)	—	—	—	(0.03)
Garrett related adjustment(5)	—	—	0.60	0.01
Impacts from U.S. Tax Reform	(1.98)	(0.38)	—	—
Gain on sale of retail footwear business(6)	—	—	—	(0.11)
Expense related to UOP Matters(7)	—	—	—	0.23
Separation costs(8)	0.97	—	—	—
Adjusted earnings per share of common stock—assuming dilution	$8.01	$8.16	$7.10	$8.06
Less: EPS, attributable to spin-offs	0.62	—	—	—
Adjusted earnings per share of common stock - assuming dilution, excluding spin-off impact	$7.39	$8.16	$7.10	$8.06
(1)For the twelve months ended December 31, 2021. 2020, 2019 and 2018, adjusted earnings per share utilizes weighted average shares of approximately 700.4 million 711.2 million, 730.3 million and 753.0 million.
(2)Pension mark-to-market expense uses a blended tax rate of 24%, 24%, 25%, and 25% in 2018, 2019, 2020, and 2021.
(3)For the twelve months ended December 31, 2020, separation-related tax adjustment of $186 million ($186 million net of tax) includes the favorable resolution of a foreign tax matter related to the spin-off transactions.
(4)For the twelve months ended December 31, 2021, the adjustment was $19 million net of tax due to changes in fair value for Garrett equity securities.
(5)For the twelve months ended December 31, 2021, the adjustment was $7 million net of tax due to a non-cash charge associated with a further reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021. For the twelve months ended December 31, 2020, the adjustment was $427 million net of tax due to the non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett, net of proceeds from settlement of related hedging transactions.
(6)For the twelve months ended December 31, 2021, the adjustment was $76 million net of tax due to the gain on sale of the retail footwear business.
(7)For the twelve months ended December 31, 2021, the adjustment was $160 million with no tax benefit due to an expense related to UOP matters.
(8)For the twelve months ended December 31, 2018, separation costs of $732 million including net tax impacts.
We believe adjusted earnings per share, excluding spin-off impact, is a measure that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

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APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(3) Reconciliation of Segment Profit to Operating Income and Calculation of Segment Profit and Operating Income Margins

($M)	2018	2019	2020	2021
Segment profit	$8,190	$7,739	$6,665	$7,212
Stock compensation expense(1)	(175)	(153)	(168)	(217)
Repositioning, Other(2,3)	(1,100)	(598)	(641)	(636)
Pension and other postretirement service costs(4)	(210)	(137)	(160)	(159)
Operating income	$6,705	$6,851	$5,696	$6,200
Segment profit	$8,190	$7,739	$6,665	$7,212
÷ Sales	$41,802	$36,709	$32,637	$34,392
Segment profit margin %	19.6%	21.1%	20.4%	21.0%
Operating income	$6,705	$6,851	$5,696	$6,200
÷ Sales	$41,802	$36,709	$32,637	$34,392
Operating income margin %	16.0%	18.7%	17.5%	18.0%
(1)Included in Selling, general and administrative expenses.
(2)Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the twelve months ended December 31, 2021, other charges include $105 million of incremental long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) related to the warehouse automation business within the Safety and Productivity Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized during the fourth quarter when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to unexpected supplier delays and the resulting downstream installation issues, demobilization and remobilization of contract workers, and resolution of contractor disputes.
(3)Included in Cost of products and services sold, Selling, general and administrative expenses, and Other income/expense.
(4)Included in Cost of products and services sold and Selling, general and administrative expenses.
We define segment profit as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
(4) Reconciliation of Organic Sales % Change

	1Q21	2Q21	3Q21	4Q21	2021
Reported sales % change	—%	18%	9%	(3)%	5%
Less: Foreign currency translation	2%	3%	1%	(1)%	1%
Less: Acquisitions, divestitures, and other, net	—%	—%	—%	—%	—%
Organic sales % change	(2)%	15%	8%	(2)%	4%
We define organic sales percent change as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation, and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
(5) Reconciliation of Cash Provided by Operating Activities to Free Cash Flow and Calculation of Free Flow Margin

($M)	Twelve Months Ended December 31, 2021
Cash provided by operating activities	$6,038
Expenditures for property, plant and equipment	(895)
Garrett cash receipts	586
Free cash flow	5,729
Cash provided by operating activities	$6,038
÷ Net sales	$34,392
Operating cash flow margin %	17.6%
Free cash flow	$5,729
÷ Net sales	$34,392
Free cash flow margin %	16.7%
We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment plus cash receipts from Garrett. We define free cash flow margin as free cash flow divided by net sales.

Notice and Proxy Statement | 2022	113

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
We believe that free cash flow is a non-GAAP metric that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.
(6) Reconciliation of Adjusted Net Income

($M)	2018	2019	2020	2021
Net Income attributable to Honeywell	$6,765	$6,143	$4,779	$5,542
Separation related tax adjustment	—	—	(186)	—
Pension mark-to-market expense(1)	28	94	33	30
Impacts of U.S. Tax Reform	(1,494)	(281)	—	—
Garret related adjustment(2)	—	—	427	7
Changes in fair value of equity related securities	—	—	—	(19)
Gain on sale of retail footwear business	—	—	—	(76)
Expense related to UOP Matters	—	—	—	160
Separation Costs, includes net tax impacts	732	—	—	—
Adjusted net income attributable to Honeywell	$6,031	$5,956	$5,053	$5,644
(1)Pension mark-to-market expense uses a blended tax rate of 24%, 24%, 25%, and 25% in 2018, 2019, 2020, and 2021.
(2)For the twelve months ended December 31, 2021, the adjustment was $7 million net of tax due to a non-cash charge associated with a further reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021. For the twelve months ended December 31, 2020, the adjustment was $427 million net of tax due to the non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett, net of proceeds from settlement of related hedging transactions.
We define adjusted net income attributable to Honeywell as net income attributable to Honeywell adjusted for certain items as presented above.
(7) Reconciliation of Segment Profit to Operating Income and Calculation of Incremental Margin

($M)	2020	2021
Net sales	$32,637	34,392
Segment profit	$6,665	$7,212
Stock compensation expense(1)	(168)	(217)
Repositioning, Other(2,3)	(641)	(636)
Pension and other postretirement service costs(4)	(160)	(159)
Operating income	$5,696	$6,200
Year-over-year change in Segment profit		$547
÷ Year-over-year change in Net sales		$1,755
Incremental Margin %		31.2%
(1)Included in Selling, general and administrative expenses.
(2)Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the twelve months ended December 31, 2021, other charges include $105 million of incremental long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) related to the warehouse automation business within the Safety and Productivity Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized during the fourth quarter when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to unexpected supplier delays and the resulting downstream installation issues, demobilization and remobilization of contract workers, and resolution of contractor disputes.
(3)Included in Cost of products and services sold, Selling, general and administrative expenses, and Other income/expense.
(4)Included in Cost of products and services sold and Selling, general and administrative expenses.
We define segment profit as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We define incremental margin as the year-over-year change in segment profit divided by the year-over-year change in net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

114	Notice and Proxy Statement | 2022

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RECENT AWARDS
CORPORATE REPUTATION AWARDS
World’s Most Admired Companies
Fortune Magazine. 2006-2021
World's Best Employers
Forbes. 2021
America's Safest Companies
EHS Today. 2021
Most Honored Company
Institutional Investor. 2015-2021
Most Innovative Lawyers Award, Digital Transformation
Financial Times. 2020
Top 25 Best Places to Work in Mexico
Glassdoor. 2020
Corporate Ethics
Golden Peacock Award. 2018, 2020
America’s Top 100 Most Reputable Companies
Forbes Magazine. 2018-2019
Best Business Tools
Newsweek. 2019
Canada’s Best Employers
Forbes Magazine. 2018
Most Innovative In-House Legal Team
Financial Times. 2018
Innovation in Managing Complexity and Scale
Financial Times. 2018
Top Military Friendly Employer
G.I. Jobs Magazine. 2013-2018
Best Corporations for Veterans Business Enterprises
National Veteran Owned Business Association. 2017
LEADERSHIP AWARDS
Forbes CEO Next 50, Que Dallara
Forbes, 2021
Most Admired CEO Award, Darius Adamczyk
Charlotte Business Journal. 2020
Best CEO, Darius Adamczyk
Institutional Investor. 2018-2019
Best CFO, Gregory P. Lewis
Institutional Investor. 2019
Global GC 20, Anne T. Madden
Financial Times. 2019
General Council Global 100 Influencer USA, Anne T. Madden
Chambers. 2019
Corporate Social Responsibility Award, Darius Adamczyk
Foreign Policy Association. 2018
Engineering Alumni Award, Darius Adamczyk
Michigan State University. 2018
DIVERSITY AWARDS
Top 100 Diversity Officer, Cheya Dunlap
Diversity First, 2022
Most Influential Black Corporate Directors, Deborah Flint
Savoy Magazine. 2021
Most Influential Black Corporate Directors, Robin L. Washington
Savoy Magazine. 2021, 2017
Top 50 Employers List
Minority Engineer Magazine. 2019
Women Worth Watching
Diversity Journal. 2005, 2007, 2010-2019
Best for Vets: Employers
Military Times. 2017, 2019
Corporate Visionary Award
Latino Corporate Directors Association. 2018
Leadership in the Promotion of Diversity
NJ LEEP. 2018
Top 12 Employer
Women Engineer Magazine. 2018
Corporate Board Gender Diversity Award
Executive Women of New Jersey. 2014, 2015, 2017
TECHNOLOGY AWARDS
World’s Most Innovative Companies
Fast Company. 2021
Global Customer Value Leadership Award
Frost and Sullivan. 2019
Top 100 Global Innovators
Clarivate Analytics. 2018
FINANCIAL MANAGEMENT AWARDS
Top 100 Companies
NAIC/BetterInvesting. 2021
All-America Executive Team
Institutional Investor, 2021
Best Investor Relations Program
Institutional Investor. 2012-2015, 2017-2019
Best Investor Relations Professional
Institutional Investor. 2014, 2017-2019
Best Analyst Day/Investor Meetings
Institutional Investor. 2015-2019 / IR Magazine. 2018
Best IR in Sector
Institutional Investor. 2014, 2017, 2019
Overall Top Treasury Team
Treasury Today Magazine Adam Smith Awards. 2019
Best Fintech Solution
Treasury Today Magazine Adam Smith Awards. 2019
Global Top 50 Gold
IR Magazine. 2015, 2017
CORPORATE RESPONSIBILITY AWARDS
World’s Most Ethical Companies
Ethisphere Institute. 2020-2021
Environmental Stewardship Innovator Award
Loyola University Chicago. 2021
Corporate Citizenship Award, Large Company
Boston College Center for Corporate Citizenship. 2021
Golden Peacock Award, Corporate Social Responsibility
Institute of Directors. 2021
Best ESG/SRI Metrics
Institutional Investor. 2018-2019
CSR Foundation of the Year Award – Honeywell India
India CSR Summit. 2019
PR Daily’s CSR Awards
‘Cause Advocacy Campaign’ for Safe Water Network. 2019
PR Daily’s CSR Awards
Education or Scholarship Program’ for Honeywell Educators at Space Academy. 2019
Stevie Health, Safety & Environment Program of the Year
Asia, Australia and New Zealand GOLD Award for Safe Water Network Initiative. 2019
Stevie “Corporate Social Responsibility Program of the Year”
Asia, Australia and New Zealand BRONZE Award for Connected Labs Initiative. 2019
North America SABRE Award “Chemicals & Industrial” Finalist
Safe Kids-Malaysia. 2019
Invest in Education
Junior Achievement Romania. 2018-2019
Top 2018 Corporate Social Responsibility Influence Leaders Assent
Compliance. 2018
Voluntary Protection Program
OSHA and Industrial Commission of Arizona. 2018
Best Safety Organization
Ministry of Labor Thailand. 2018
CSR China Education Award
Central Committee of the Communist Youth League of China. 2018
Hope Award
National Center for Missing and Exploited Children. 2018

For more information www.honeywell.com	© 2022 Honeywell International Inc. All rights reserved.

**Honeywell**

HONEYWELL INTERNATIONAL INC.
855 S. MINT ST.
CHARLOTTE, NC 28202

**SCAN TO VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on April 24, 2022. If you participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan, you must vote these shares no later than 5:00 p.m. EDT on April 21, 2022. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/HON2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on April 24, 2022. If you participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan, you must vote these shares no later than 5:00 p.m. EDT on April 21, 2022. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D65509-P66257-Z81793

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**HONEYWELL INTERNATIONAL INC.**

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**1. Election of Directors:**

**The Board of Directors recommends a vote *"FOR"* Nominees (A) through (J).**

| Nominee | For | Against | Abstain |
|---|---|---|---|
| A. Darius Adamczyk | ☐ | ☐ | ☐ |
| B. Duncan B. Angove | ☐ | ☐ | ☐ |
| C. William S. Ayer | ☐ | ☐ | ☐ |
| D. Kevin Burke | ☐ | ☐ | ☐ |
| E. D. Scott Davis | ☐ | ☐ | ☐ |
| F. Deborah Flint | ☐ | ☐ | ☐ |
| G. Rose Lee | ☐ | ☐ | ☐ |
| H. Grace D. Lieblein | ☐ | ☐ | ☐ |
| I. George Paz | ☐ | ☐ | ☐ |
| J. Robin L. Washington | ☐ | ☐ | ☐ |

**The Board of Directors recommends a vote *"FOR"* Proposals (2) and (3).**

| Proposal | For | Against | Abstain |
|---|---|---|---|
| 2. Advisory Vote to Approve Executive Compensation. | ☐ | ☐ | ☐ |
| 3. Approval of Appointment of Independent Accountants. | ☐ | ☐ | ☐ |

**The Board of Directors recommends a vote *"AGAINST"* Proposals (4), (5) and (6).**

| Proposal | For | Against | Abstain |
|---|---|---|---|
| 4. Shareowner Proposal - Special Shareholder Meeting Improvement. | ☐ | ☐ | ☐ |
| 5. Shareowner Proposal - Climate Lobbying Report. | ☐ | ☐ | ☐ |
| 6. Shareowner Proposal - Environmental and Social Due Diligence | ☐ | ☐ | ☐ |

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Honeywell International Inc.**
**2022 Annual Meeting of Shareowners**

**April 25, 2022**
**10:30 a.m. Eastern Daylight Time**
**www.virtualshareholdermeeting.com/HON2022**

## Attending the Annual Meeting

We are pleased to welcome shareowners to the 2022 Annual Meeting. The Annual Meeting will be held in a virtual format to provide a safe experience for our shareowners and employees.

To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/HON2022 and enter the control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. Online check-in will begin approximately 15 minutes prior to the start of the Annual Meeting. To submit questions in advance of the Annual Meeting, visit http://www.proxyvote.com before 10:00 a.m. EDT on April 23, 2022 and enter the control number.

**Important Notice Regarding Availability of Proxy Materials:** The 2022 Notice and Proxy Statement and 2021 Annual Report are available at www.proxyvote.com.

---

D65510-P66257-Z81793

**PROXY**

**HONEYWELL INTERNATIONAL INC.**
**This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.**
**Annual Meeting of Shareowners - April 25, 2022**

The undersigned hereby appoints Darius Adamczyk, Anne T. Madden, and Victor J. Miller as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held online on April 25, 2022, at 10:30 AM EDT and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Darius Adamczyk, Duncan B. Angove, William S. Ayer, Kevin Burke, D. Scott Davis, Deborah Flint, Rose Lee, Grace D. Lieblein, George Paz, and Robin L. Washington.

**IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSALS 2 AND 3 AND "AGAINST" PROPOSALS 4, 5 AND 6. PLEASE NOTE: PHONE AND INTERNET VOTING CUTOFF IS 11:59 PM EDT ON APRIL 24, 2022.**

This instruction and proxy card is also solicited by the Board of Directors of Honeywell International Inc. for use at the Annual Meeting of Shareowners on April 25, 2022 by persons who participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan. **PHONE AND INTERNET VOTING CUTOFF FOR SAVINGS PLAN PARTICIPANTS IS 5:00 PM EDT ON APRIL 21, 2022.**

By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs The Northern Trust Company, as Trustee for the Honeywell 401(k) Plan, and Banco Popular, as Trustee for the Honeywell Puerto Rico Savings and Ownership Plan, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plan at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 25, 2022, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Darius Adamczyk, Duncan B. Angove, William S. Ayer, Kevin Burke, D. Scott Davis, Deborah Flint, Rose Lee, Grace D. Lieblein, George Paz, and Robin L. Washington.

**IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO THE ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN, UNLESS CONTRARY TO ERISA.**

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

**Please date and sign your Proxy on the reverse side and return it promptly.**

FORM OF EMAIL MESSAGE REGARDING PROXY MATERIALS AND VOTING
Subject: Vote Your Shares Now: HONEYWELL INTERNATIONAL INC. Annual Meeting

Honeywell

VOTE NOW!

## 2022 Annual Meeting

April 25, 2022

---

### Important proxy voting material is ready for your action.

This email represents the following share(s):

| | |
|---|---|
| HONEYWELL INTL - COMMON | 123,456,789,012.00000 |
| HONEYWELL 401 (K) PLAN | 123,456,789,012.00000 |
| HONEYWELL 401 (K) PLAN (KC - UNION) | 123,456,789,012.00000 |
| HONEYWELL PR SAVINGS & OWNERSHIP PLAN | 123,456,789,012.00000 |
| HONEYWELL PUERTO RICO SAVINGS & OWNERSHIP PLAN | 123,456,789,012.00000 |
| HONEYWELL INTL - SHAREBUILDER | 123,456,789,012.00000 |

## Three Ways to Vote

**Now via ProxyVote**

At the Virtual Meeting

Vote By
April 24, 2022 11:59 P.M. ET

For shares held in a Plan, vote by
April 21, 2021 5:00 P.M. ET

By Phone 1.800.690.6903 | **Control Number: 0123456789012345**

Important
# Materials

Annual Report

Proxy Statement

## Attend the Virtual Meeting

For holders as of February 25, 2022

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